Exhibit 10.17

VACASA HOLDINGs LLC

Amendment No. 2 To Note PURCHASE Agreement and NOTES

This Amendment No. 2 to Note Purchase Agreement and Notes (this “Amendment”), entered into as of October 7, 2021 (the “Effective Date”), by and among Vacasa Holdings LLC, a Delaware limited liability company (“Holdings” or the “Issuer”), and the undersigned entities, amends and modifies the Note Purchase Agreement, dated May 21, 2020, by and among Holdings, the Purchasers (as defined therein) and Wilmington Savings Fund Society, FSB, as the Administrative Agent and Collateral Agent thereunder, as amended by that First Amendment to Note Purchase Agreement, dated January 15, 2021 (the “Agreement”). Capitalized terms used but not defined in this Amendment will have the meaning given to such terms in the Agreement.

WHEREAS, pursuant to Section 13.03 of the Agreement, the Agreement may be amended with the written consent of the Issuer and the Requisite Holders; and

WHEREAS, the Issuer and the undersigned Requisite Holders desire to amend the Agreement pursuant to the Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.             Amendments to Section 1.01. Section 1.01 of the Agreement is hereby amended to add the following defined terms, in the appropriate alphabetical order:

“Second Amendment” means that certain Amendment No. 2 to Note Purchase Agreement and Notes, dated as of the Second Amendment Effective Date, by and among Holdings and the Purchasers party thereto.

“Second Amendment Effective Date” means the “Effective Date” (as defined in the Second Amendment).

2.             Amendment to Section 8.01(l). Section 8.01(l) of the Agreement is amended and restated in its entirety as follows:

“Indebtedness under that certain Revolving Credit Agreement dated as of October 7, 2021 (the “Credit Agreement”), among V-Revolver Sub LLC, a Delaware limited liability company, as the Borrower (as defined in the Credit Agreement), Holdings, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and an issuing lender and the other parties party thereto, in an aggregate principal amount not to exceed, collectively with all such Indebtedness then outstanding pursuant to this clause (l), $55,000,000.”

3.             Amendment to Section 8.02(t). Section 8.02(t) of the Agreement is amended and restated in its entirety as follows:

“if a Collateral Trigger Event (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date) occurs, then from and after the applicable Collateral Trigger Event Date (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date), Liens securing Indebtedness incurred pursuant to Section 8.01(l).”

4.             Amendments to Section 8.10.

a.	Subsection (l) is amended by deleting the word "; and" that appears at the end of such subsection and replacing such word with a comma (",");

b.	Section 8.10 of the Agreement is amended to insert subsection (n) as follows:

“(n) restrictions imposed by the Credit Agreement specified in Section 8.01(l).”

5.             Amendment to Section 8.11(ix). Section 8.11(ix) of the Agreement is amended and restated in its entirety as follows:

“(ix) the entering into the Credit Agreement specified in Section 8(l) and the Loan Documents (as defined in the Credit Agreement) in connection therein.”

6.             Amendment to the Guarantee and Collateral Agreement. The “Excluded Asset” definition defined in the Guarantee and Collateral Agreement under the Agreement will be amended to include the following sentence at the end of such definition:

“Notwithstanding anything to the contrary herein, from and after the Collateral Trigger Event Date (as defined in the Credit Agreement as in effect on the Second Amendment Effective Date), no assets pledged to secure the Credit Agreement shall constitute “Excluded Assets.””

7.             Governing Law. This Amendment shall be governed by the internal law of the State of Delaware, without regards to provisions relating to conflicts of law.

8.             Counterparts. This Amendment may be executed in two or more counterparts (including PDF, or other electronic counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.             Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Second Amendment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.            Entire Agreement. This Amendment constitutes the full and entire understanding among the parties regarding the subject matter in this Amendment and the Agreement.

11.            Amendment Limited. Other than as set forth in this Amendment, all of the terms and conditions of the Agreement, the form of Note, and each outstanding Note issued pursuant to the Agreement will continue in full force and effect.

(Signature pages follow)

2

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Note Purchase Agreement as of the Effective Date.

HOLDINGS:

VACASA HOLDINGS LLC

By:	/s/ Jamie Cohen
Name: Jamie Cohen
Title: Chief Financial Officer

REQUISITE HOLDERS:

“SERIES 2” OF SLP VENICE AGGREGATOR, L.P.

By: SLP V Aggregator GP, L.L.C.

By: Silver Lake Technology Associates V, L.P.

By: SLTAV (GP), L.L.C.

By: Silver Lake Group, L.L.C.

By:	/s/ Andrew J. Schader
Name: Andrew J. Schader
Title: Managing Director and General Counsel

FIRST AMENDMENT to

NOTE PURCHASE AGREEMENT

This FIRST AMENDMENT to Note Purchase Agreement (this “Amendment”) is entered into as of January 15, 2021 by and among VACASA HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and “SERIES 2” of SLP VENICE AGGREGATOR, L.P., representing the Requisite Holders (“Investor”).

Recitals

A.            Holdings, Investor, the other investors party thereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”) have entered into that certain Note Purchase Agreement, dated as of May 21, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Purchase Agreement”). Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Purchase Agreement.

B.            Holdings has requested that Investor amend Section 8.02 of the Purchase Agreement to permit the incurrence of certain Liens securing Indebtedness incurred in connection with acquisitions and Investments.

C.            Investor represents the Requisite Holders under Section 13.03 of the Purchase Agreement necessary to effect an amendment of the Purchase Agreement along with the consent of Holdings.

D.            Investor has agreed to so amend certain provisions of the Purchase Agreement, but only to the extent, in accordance with the terms and subject to the conditions set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Purchase Agreement, as amended by the Amendment.

2.             Amendment to Purchase Agreement.

2.1            Section 8.02(s) (Liens). Section 8.02(s) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(s) (i) Liens securing Indebtedness incurred pursuant to Section 8.01(f) in an aggregate principal amount not in excess of $5,000,000 and (ii) Liens securing Indebtedness incurred pursuant to Section 8.01(f) in an aggregate principal amount not in excess of $35,000,000; provided, that any Liens incurred pursuant to this clause (ii) shall be limited solely to the assets acquired in the acquisition or Investment in respect of which such Indebtedness was incurred (and any improvements or accessions thereto, proceeds, dividends or distributions in respect thereof and after-acquired property);”

3.             Limitation of Amendments.

3.1            This Amendment is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Note Document, or (b) otherwise prejudice any right or remedy which Investor may now have or may have in the future under or in connection with any Note Document.

3.2            This Amendment shall be construed in connection with and as part of the Note Documents, and all terms, conditions, covenants and agreements set forth in the Note Documents are hereby ratified and confirmed and shall remain in full force and effect except as expressly set forth herein.

4.             Integration. This Amendment and the Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Note Documents merge into this Amendment and the Note Documents.

5.             Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature page delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Each party agrees that the electronic signatures of the parties included in this Amendment are intended to authenticate this writing and to have the same force and effect as manual signatures. As used herein, “electronic signatures” mean any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record.

6.             Miscellaneous.

6.1            This Amendment shall constitute a Note Document under the Purchase Agreement.

6.2            Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

6.3            Instruction to the Agent. Investor, constituting the Requisite Holders, hereby (i) authorizes and directs the Agent to execute and deliver this Amendment, and (ii) acknowledges and agrees that (x) the foregoing directed action constitutes a direction from the Requisite Holders under Article XII of the Purchase Agreement and all subsections thereof, (y) Sections 11.01, 12.03, and 12.10 of the Purchase Agreement and all other rights, protections, privileges, immunities, exculpations and indemnities afforded to the Agent under the Note Documents shall apply to any and all actions taken or not taken by the Agent in accordance with such direction and (z) the Agent may conclusively rely upon (and shall be fully protected in relying upon) the Register in determining Investor’s ownership of the Notes on and as of the date hereof. Holdings hereby represents to the Agent that, as of the date hereof, Investor constitutes the Requisite Holders based on the Register maintained by Holdings pursuant to Section 10.05 of the Purchase Agreement.

7.            Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

VACASA HOLDINGS LLC

By:	/s/ Lisa Jurinka
Name: Lisa Jurinka
Title: Chief Legal Officer & Secretary

“SERIES 2” OF SLP VENCE AGGREGATOR, L.P.

By: SLP V Aggregator GP, L.L.C.

By Silver Lake Technology Associates V, L.P.

By: SLTAV (GP), L.L.C.

By: Silver Lake Group, L.L.C.

By:	/s/ Joerg Adams
Name: Joerg Adams
Title: Managing Director

Acknowledged:

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

[Signature Page to First Amendment to Note Purchase Agreement]

EXECUTION VERSION

CONFIDENTIAL

NOTE PURCHASE AGREEMENT

dated as of May 21, 2020

by and among

VACASA HOLDINGS LLC

as Holdings

the Persons listed on Schedule A hereto

as the Purchasers

and

Wilmington Savings Fund Society, FSB

as the Administrative Agent and Collateral Agent

UP TO $216,126,872 IN ORIGINAL PRINCIPAL AMOUNT OF

SENIOR SECURED CONVERTIBLE NOTES

v

Exhibits

A	Form of Note
B	Form of Guarantee and Collateral Agreement
C	Second Amended and Restated Limited Liability Company Agreement of Vacasa Holdings LLC
D	Investor Rights Agreement
E	ROFR and Co-Sale Agreement
F	Form of Conversion Election Notice
G	Form of Automatic Conversion Notice
H	Form of Alternative Security Election Notice
I	Form of Assignment Agreement

Schedules

A	Schedule of Initial Purchasers
B	Schedule of Holdings Accounts
C	Schedule of Post-Closing Matters
D	Schedule of Prohibited Transferees
E	Schedule of D-2 Share

Disclosure Schedule

Holdings Disclosure Schedule

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of May 21, 2020, between VACASA HOLDINGS LLC, a limited liability company established under the laws of the State of Delaware (“Holdings” or the “Issuer”), each Person listed on Schedule A hereto (as it may be updated from time to time) (collectively, the “Purchasers” and each, a “Purchaser”) and Wilmington Savings Fund Society, FSB, a federal savings bank, as the Administrative Agent and Collateral Agent (as such terms are defined herein) (together with Holdings and the Purchasers, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, each of the Persons identified as Initial Purchasers on Schedule A hereto (collectively, the “Initial Purchasers” and each, an “Initial Purchaser”) have agreed to provide financing to Holdings by purchasing from Holdings, and Holdings has agreed to sell to each such Initial Purchaser, at the Initial Closing (as defined herein), the principal amount of Secured Convertible Notes (the “D-1 Notes”) set forth opposite the name of such Initial Purchaser on Schedule A hereto, representing an aggregate original principal amount of $108,063,436.00, at the Initial Closing (as defined herein) on the terms and subject to the conditions set forth in this Agreement; provided that Kemnay Fund Investors LLC will be permitted to, and has agreed to fund the purchase of its D-1 Note, within two weeks of the date hereof, and at such time Holdings will deliver Kemnay Fund Investors LLC its D-1 Note (it being understood, for the avoidance of doubt, if Kemnay Fund Investors LLC fails to fund its purchase price for its D-1 Note by the date that is two weeks from the date hereof, Holdings will have no obligation to issue, and Kemnay Fund Investors LLC will have no right to purchase, a D-1 Note).

WHEREAS, Holdings may issue additional Senior Secured Convertible Notes (the “D-2 Notes”) in aggregate principal amount of up to $108,063,436.00 at a Subsequent Closing (as defined herein) to Holders (or their Permitted Assigns, as defined herein) or any person approved in writing by the Requisite Holders and Holdings in accordance with Sections 7.07, 2.02(b) and the other applicable terms and conditions of this Agreement;

WHEREAS, as an inducement to the Purchasers to purchase the Notes (as defined herein), Holdings shall, and shall cause each of its existing and future Subsidiaries (other than Excluded Subsidiaries) to, execute a Guarantee and Collateral Agreement in the form attached hereto as Exhibit B and certain other Collateral Documents, as applicable, pursuant to which Holdings and each Guarantor (as defined herein) will grant a Lien on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, to secure Holdings’ obligations with respect to the Notes and under this Agreement;

WHEREAS, in connection with the purchase and sale of the D-1 Notes at the Initial Closing and as a condition to the obligations of the Initial Purchasers to consummate the Initial Closing, (i) the Reorganization shall have been consummated and (ii) each of (x) the Second Amended and Restated Limited Liability Company Agreement of Holdings attached hereto as Exhibit C (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Amended and Restated LLC Agreement”) (y) the Investor Rights Agreement, dated of even date herewith (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Investor Rights Agreement”), by and among Holdings, Vacation Rental Directory, Inc., an Oregon corporation (the “Founder”), and the Persons set forth on Schedule A thereto, attached hereto as Exhibit D, and (z) the ROFR and Co-Sale Agreement, dated of even date herewith (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “ROFR and Co-Sale Agreement”), by and among Holdings, the Founder and the other Persons listed on Schedule A and B thereto, attached hereto as Exhibit E, shall be in full force and effect and valid and binding on the parties thereto.

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.     Defined Terms. The following terms have the meanings set forth below:

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent hereunder and under the other Note Documents, and its permitted successors and assigns in such capacity.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity interests of such Person or any other Person with respect to which such Person directly or indirectly owns or controls 10% or more of any class of equity interests of such other Person, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence; provided, however, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act); provided, further, that when used in the definition of “Permitted Transfer”, “Affiliate” shall mean, with respect to any person, any Person directly or indirectly controlling, controlled by or under common control with such Person. “Control,” when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agency Fee Letter” means that certain letter agreement, dated as of May 21, 2020, by and between the Agents and Holdings, as amended, restated, supplemented, or otherwise modified from time to time.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent. Each of the Administrative Agent and the Collateral Agent is an “Agent.”

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to Holdings and its Subsidiaries and their respective operations, including without limitation: (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (ii) the United Kingdom Bribery Act; (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states; and (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to Holdings and its operations, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act).

“Applicable Cash Interest Rate” means 3.0% per annum; provided, that the Applicable Cash Interest Rate shall automatically be increased by an amount equal to two percent (2.00%) per annum during the continuation of any Event of Default (the “Default Interest”).

“Applicable PIK Rate” means 7.0% per annum.

“Applicable Premium” means, with respect to any Note as of any date, (i) in connection with any repayment upon acceleration due to an Event of Default under Section 9.04, Section 9.05 or Section 9.07 or in connection with any prepayment pursuant to Section 3.02(a), the positive difference of (A) the product of (1) 1.5 multiplied by (2) the original principal amount of such Note minus (B) the sum of (1) outstanding principal (including, without limitation, any PIK Interest capitalized on or prior to the date of such prepayment or repayment) and interest plus (2) all Cash Interest and the amount of any principal, in the case of this clause (2), actually paid prior to such date and (ii) in all other cases, the discounted present value of all required remaining scheduled interest payments due on such Note from such date through the Maturity Date (including, for the avoidance of doubt, all PIK Interest and Cash Interest through the Maturity Date, but excluding accrued and unpaid interest to such date) (and assuming that any PIK Interest would have been added to the principal balance of each Note on the applicable Interest Payment Date for such PIK Interest), computed on the basis of actual days elapsed over a year of 365 or 366 days, as the case may be, and using a discount rate equal to the Treasury Rate as of such repayment date plus 50 basis points.

“Applicable Rate” means the sum of (a) the Applicable PIK Rate plus (b) the Applicable Cash Interest Rate.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor to such statute.

“Board” means the board of managers or equivalent governing body of Holdings.

“Business” means, at any time, a collective reference to (a) the business activities engaged in or proposed to be engaged in by the Issuer Entities on the Initial Closing Date, (b) all business activities that are similar, ancillary, incidental, complementary or reasonably related to the business activities identified in clause (a), and (c) all business activities that are a reasonable or logical extensions of the business activities identified in clauses (a) and (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Stock” means: (i) in the case of a corporation, corporate stock; (ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right (regardless of how designated, and whether arising under the Organizational Documents or the issuing Person or applicable law) to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any non-voting debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Interest” means, with respect to any Note, the portion of the total interest on such Note that accrues at the Applicable Cash Interest Rate.

“CFC” has the meaning set forth in the definition of Excluded Foreign Subsidiary.

“Change of Control” means the occurrence of any of the following events: (a) any merger, consolidation, recapitalization or sale of Holdings, transfer or issuance of Units or other transaction or series of related transactions, in each case, in which the Members immediately prior to such transaction or Permitted Holders do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction; and (b) the sale, distribution, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Holdings or any Subsidiary of Holdings of all or substantially all the assets of Holdings and its Subsidiaries taken as a whole, or the sale or disposition of one or more Subsidiaries of Holdings if substantially all of the assets of Holdings and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of Holdings.

“Closing” means either of the Initial Closing or the Subsequent Closing, as applicable.

“Closing Date” means either of the Initial Closing Date or the Subsequent Closing Date, as applicable.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor federal statute.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to any Collateral Document in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Note Obligations.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent under the other Note Documents, and its permitted successors and assigns in such capacity.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, any Mortgage and any other document pursuant to which any Note Party grants or purports to grant any Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, to secure the Note Obligations.

“Conversion Amount” means on any date of conversion, with respect to the D-1 Notes or D-2 Notes, as the context requires, (a) the outstanding principal amount of such Notes (including PIK Interest that been capitalized on or prior to such date) on such date, (b) all interest on such Notes (including any accrued and uncapitalized PIK Interest and any interest accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) accrued on or prior to such date but unpaid and (c) in connection with any Change of Control, IPO or Prepayment Notice delivered pursuant to Section 3.02(a), the amount determined pursuant to clause (ii) of the definition of Applicable Premium; it being understood, for the avoidance of the doubt that the Conversion Amount shall not include any fees, penalties, costs, expenses, indemnifications, reimbursements, damages or other liabilities payable under any Note Document, if any, which, notwithstanding such conversion, shall remain due and payable pursuant to the terms hereof.

“Conversion Notice” means any of a Conversion Election Notice or an Automatic Conversion Notice.

“Conversion Security” means (a) in the case of D-1 Notes, a Series D-1 Preferred Unit or Alternative Security, as applicable, and (b) in the case of D-2 Notes, a Series D-2 Preferred Unit or an Alternative Security, as applicable.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with any Issuer Entity’s operations and not for speculative purposes.

“D-2 Share” means, with respect to any Holder, the share of D-2 Notes offered by Holdings pursuant to Section 7.07 which such Holder is entitled to purchase in accordance with Section 7.07, as set forth on Schedule E.

“Default” means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.

“Default Interest” has the meaning set forth in the definition of “Applicable Cash Interest Rate”.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or any Subsidiary in connection with an asset sale pursuant to Section 8.06(b)(10) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a duly authorized officer of Holdings, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Disqualified Equity Interests” means any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) are redeemable or required to be repurchased at the option of the holder thereof (other than solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provide for the scheduled payment of dividends in cash, or (d) are or become convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control, asset sale or other similar event, so long as any rights of the holders thereof upon the occurrence of such a change of control, asset sale or other similar event are subject to the prior payment in full in cash and/or conversion of all Note Obligations then due and payable; provided, if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, consultants and independent contractors of Issuer Entity or by any such plan to such employees, directors or officers, Equity Interests will not constitute Disqualified Equity Interests solely because any Issuer Entity may be required to repurchase such Equity Interests in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

“Domestic Subsidiary” means any Subsidiary organized under the Laws of the United States, any State thereof or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Equity Interests” means, with respect to any specified Person, (a) any Capital Stock of such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any Capital Stock of such specified Person or otherwise entitle any other Person to share in the equity, profit, earnings, losses or gains of such specified Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Excluded Foreign Subsidiary” means (i) any Foreign Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (each, a “CFC”), (ii) any direct or indirect Subsidiary that owns no material assets other than the Equity Interests of (or Equity Interests and debt owed or treated as owed by) one or more Subsidiaries that are CFCs or other Subsidiaries described in this clause (ii) (each, a “Foreign Subsidiary Holding Company”) and (iii) any Subsidiary of a CFC or a Foreign Subsidiary Holding Company.

“Excluded Subsidiaries” means any of the following: (a) each Immaterial Subsidiary, (b) each Excluded Foreign Subsidiary, (c) any Issuer Entity to the extent that (and only for so long as) such Issuer Entity is prohibited by any applicable Laws from guaranteeing the Note Obligations, (d) any Issuer Entity if, and for so long as, the guarantee of the Obligations by such Issuer Entity would require the consent, approval, license or authorization of a Governmental Authority, except to the extent and until such consent, approval, license or authorization has actually been obtained, (e) any Issuer Entity that is a not-for-profit organization, (f) [reserved] and (g) any other Issuer Entity, so long as and to the extent that, the Requisite Holders reasonably agree that the cost, burden or consequence (including potential tax liabilities) of such Issuer Entity providing a Guarantee or creating or perfecting pledges or security interests with respect to its assets, materially outweighs the benefits to be obtained by the Holders therefrom.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes imposed in lieu of income Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in a Note pursuant to a Law in effect on the date on which (i) such Holder acquires such interest in the Note or (ii) such Holder changes its lending office, except, in each case, to the extent that, (x) such acquisition or change of office was made at the request of Holdings or (y) pursuant to Section 3.05, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.05(g) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Finance Lease” mean as applied to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP.

“Finance Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any Finance Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“First Interest Payment Date” means (a) with respect to D-1 Notes, the Interest Payment Date that falls on the first anniversary of the Initial Closing Date and (b) with respect to D-2 Notes, the Interest Payment Date that falls on the first anniversary of the Subsequent Closing Date.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” has the meaning set forth in the definition of Excluded Foreign Subsidiary.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.04 and in the definitions of Finance Lease and Finance Lease Obligations, generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any United States or foreign government, any federal, state, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal, mediator, arbitrator or arbitral body of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Guarantee” means as to any Person, any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties or contractual indemnifications given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, substantially in the form of Exhibit B to this Agreement, dated as of the Initial Closing Date, by and among Holdings, the Guarantors and the Collateral Agent, for the benefit of the Secured Parties, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Guarantors” means, collectively, the Subsidiaries listed on Section 5.05 of the Disclosure Schedule hereto identified as Guarantors herein, and each Subsidiary of Holdings which from time to time becomes a Guarantor hereunder.

“Holder” refers to the Person in whose name a particular Note is registered in the Register.

“Immaterial Subsidiary” means on any date, any Subsidiary of Holdings that has less than 2.5% of the consolidated total assets of the Issuer Entities (exclusive of any assets of Excluded Foreign Subsidiaries) and generates less than 2.5% of annual consolidated net revenues of the Issuer Entities (exclusive of any revenue attributable to Excluded Foreign Subsidiaries) as reflected in the most recent financial statements delivered pursuant to Section 7.02 prior to such date (or, at any time prior to the first date that financial statements have been or are required to be delivered pursuant to Section 7.02, as reflected in the Financial Statements as of the date of the Base Balance Sheet); provided that if, at any time and from time to time after the Initial Closing Date, Issuer Entities (other than Excluded Foreign Subsidiaries) that are not Guarantors solely because they meet the thresholds set forth above comprise in the aggregate more than (when taken together with the consolidated total assets of all Issuer Entities (other than Excluded Foreign Subsidiaries) as of the last date of the most recent period for which financial statements have been or are required to be delivered pursuant to Section 7.02) 10.0% of consolidated total assets of the Issuer Entities (exclusive of any assets of Excluded Foreign Subsidiaries) as of the end of the last day of the most recent period for which financial statements have been or are required to be delivered pursuant to Section 7.02 or more than (when taken together with the consolidated net revenues of all Issuer Entities (other than Excluded Foreign Subsidiaries) at the last day of the most recent date for which financial statements have been or are required to be delivered pursuant to Section 7.02) 10.0% of the consolidated net revenues of the Issuer Entities (exclusive of any revenue attributable to Excluded Foreign Subsidiaries) as of the end of the last day of the most recent period for which financial statements have been or are required to be delivered pursuant to Section 7.02, then Holdings shall, not later than forty-five (45) days after the most recent date for which financial statements have been or are required to be delivered pursuant to Section 7.02 (or such longer period as the Requisite Holders may agree in their reasonable discretion), cause one or more Issuer Entities (other than Excluded Foreign Subsidiaries) to comply with the provisions of Section 7.12 with respect to any such Subsidiaries so that the foregoing condition ceases to be true.

“Indebtedness” with respect to any Person, means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) Disqualified Equity Interests, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (but specifically excluding (A) any earn-out obligation so long as, and solely to the extent that, such obligation is not required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and (B) accounts payable, payroll and other liabilities and accrued expenses incurred in the ordinary course of business), (f) all obligations of others of a type described in clauses (a)-(e) or (h)-(j) of this definition that are secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of obligations of a type described in clauses (a)-(e) or (h)-(j) of this definition, (h) all Finance Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, for all purposes of this Agreement with respect to clause (f) above, the amount of Indebtedness of any Person will be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Holdings under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” means (a) with respect to the D-1 Notes, each anniversary of the Initial Closing Date, commencing with the first anniversary of the Initial Closing Date and (b) with respect to the D-2 Notes, each anniversary of the Subsequent Closing Date, commencing with the first anniversary of the Subsequent Closing Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with any Issuer Entity’s operations, and (ii) not for speculative purposes.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person or (c) purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount of any Investment will be the original cost of such Investment, plus (i) the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus (ii) the amount of any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by any Issuer Entity in respect of such Investment.

“IPO” means the initial issuance by Holdings (or any of its direct or indirect parent entities or any successor by way of an Up-C Transaction or other reorganization in accordance with Section 5.5 of the Amended and Restated LLC Agreement or otherwise) of its common capital stock in an underwritten primary public offering pursuant to an effective registration statement filed with the SEC or any other comparable Governmental Authority in any other applicable jurisdiction (whether alone or in connection with a secondary public offering).

“Issuer Entities” means, collectively, Holdings and each direct and indirect Subsidiary of Holdings.

“knowledge” means, with respect to any Issuer Entity, the actual knowledge of any of Matthew Roberts, Jim Grube, Mike Dodson, Lisa Jurinka, Mike Xenakis, Jeff Flitton, Bob Milne, Steve Brooke or Neema Hodjat after reasonable inquiry, which shall include inquiry of all Persons that directly report to any of the foregoing and of any other Persons that are otherwise primarily responsible for the subject matter to which the matter relates.

“Laws” means each applicable statute, law, ordinance, decree, order, rule, regulation, judicial decision, injunction, judgment or common law standard of any Governmental Authority.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any Finance Lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable Law of any jurisdiction); provided that in no event shall a lease that is not a Finance Lease in and of itself be deemed a Lien.

“Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business, results of operations or prospects of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Note Parties, taken as a whole, to duly and punctually pay or perform the Note Obligations or (c) the rights of or benefits available to Agents or the Holders, in their capacities as such, in each case, except (other than with respect to use of the term “Material Adverse Effect” in Article VII, where the following exceptions shall not apply) to the extent that any such event, change, violation, inaccuracy, circumstance or effect proximately results from (i) changes in general economic conditions (provided that such changes do not affect Holdings and its Subsidiaries, taken as a whole, in a materially disproportionate manner), (ii) changes affecting the industry generally in which Holdings and its Subsidiaries, collectively, operate (provided that such changes do not affect Holdings and its Subsidiaries, taken as a whole, in a materially disproportionate manner) or (iii) taking of any action expressly required by this Agreement or the other Transaction Documents.

“Material Real Property” means any real property owned in fee by a Note Party (whether an individual parcel or multiple adjacent or proximate parcels that are utilized collectively) and the improvements thereon that is either (a) listed on Section 1.01(a) of the Disclosure Schedule or (b) with an individual fair market value of greater than $2,000,000, as determined on the later of (i) the Initial Closing Date or (ii) the date of acquisition thereof by the relevant Note Party (or the date of substantial completion of any material improvement thereon or new construction thereof).

“Maturity Date” means (a) with respect to any D-1 Note, June 20, 2023 and (b) with respect to any D-2 Note, the date that is three (3) years and one (1) month after the Subsequent Closing Date; provided, that if such date is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such date.

“Member” means, as of any applicable date of determination, a member of Holdings.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Note Obligations. Each Mortgage shall be in a form reasonably acceptable to the Collateral Agent (acting at the instruction of the Requisite Holders).

“Mortgaged Property” means each parcel of Material Real Property, with respect to which a Mortgage is required to be granted pursuant to Section 7.11 of this Agreement.

“Net Unrestricted Cash” has the meaning ascribed thereto in the ascribed thereto in the Amended and Restated LLC Agreement.

“Note” means a Note in the form attached hereto as Exhibit A, and shall refer to a D-1 Note or a D-2 Note, as applicable.

“Note Documents” means this Agreement, the Notes, the Guarantee and Collateral Agreement, any Mortgage, each of the other Collateral Documents, the Agency Fee Letter, and any intercreditor or subordination agreement entered into pursuant to the terms hereof, in each case, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof, provided, however that, for the avoidance of doubt, the Note Documents shall not include any Capital Stock issuable upon conversion or exercise of the Notes or otherwise.

“Note Obligations” means, with respect to the D-1 Notes or D-2 Notes, as the context requires, (a) the due and punctual payment by Holdings of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of Holdings to any of the Secured Parties under this Agreement and each other Note Document, including obligations to pay any premium (including the Applicable Premium, if any, pursuant to Section 3.02), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of Holdings under or pursuant to this Agreement and each other Note Document, and (c) the due and punctual payment and performance in full of all the obligations of each Note Party under or pursuant to the Guarantee and Collateral Agreement and each other Note Document.

“Note Parties” means Holdings and each Guarantor.

“Off-the-Shelf Software” means generally available commercial software obtained from a third party on general commercial terms that (i) continues to be widely available on such commercial terms as of the Initial Closing Date, (ii) involves license, maintenance, support and other fees less than $50,000 per year in the aggregate, (iii) is not material to the Issuer Entities’ business, (iv) is not distributed with, incorporated in, or necessary for use or development of, any material product or service of an Issuer Entity, unless a suitable replacement is available upon terms that are not materially worse for such Issuer Entity and implementable without undue burden or disruption, and (v) is not Open Source Software.

“OpCo” means Vacasa LLC.

“Organizational Documents” means, with respect to any Person, (a) the certificate or articles of incorporation, organization or formation (in each case, or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, operating agreements, partnership agreements, voting agreements, side letters and similar documents, instruments or agreements relating to the organization or governance of such Person (in each case, or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Permitted Acquisition” means any acquisition by any Issuer Entity, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (such Person being a “Target”); provided, that

(a)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)	all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws;

(c)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares or other similar shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary in connection with such acquisition shall be owned 100% by an Issuer Entity, and Holdings shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Holdings, each of the actions required to be taken pursuant to Section 7.12, if any;

(d)	any Person or assets or division acquired in accordance herewith shall not be engaged in any business other than the Business;

(e)	immediately after giving effect to such acquisition and the payment of any cash consideration in connection therewith (including the full amount of any committed earnout obligations or other deferred compensation or deferred purchase price, in each case, payable in cash and which is not contingent upon the achievement of milestones or other future events), Net Unrestricted Cash shall be greater than or equal to $25,000,000; and

(f)	the aggregate amount of cash consideration paid in connection with any individual Permitted Acquisition shall not exceed $2,500,000 (including the full amount of any earnout obligations or other deferred compensation or deferred purchase price, in each case, payable in cash and which is not contingent upon the achievement of milestones or other future events); provided, that such amount may be increased on a dollar-for-dollar basis to the extent such consideration is funded with the proceeds of issuances of Capital Stock of Holdings or any direct or indirect parent of Holdings.

“Permitted Holder” means any of (i) Silver Lake Group, L.L.C. (“Silver Lake”), and any Affiliate thereof, (ii) Riverwood Capital Partners II (Parallel - B) L.P., RW Vacasa AIV L.P., Riverwood Capital Partners III (Parallel - B) L.P., RCP III Vacasa AIV L.P. and any Affiliate thereof and (iii) Level Equity Management, LLC and any Affiliate thereof.

“Permitted Transfer” means any Transfer of all or any portion of Notes held by any Holder (i) to any Affiliate of such Holder, (ii) to Holdings upon conversion in accordance with Section 3.04 or (iii) if such Holder is a natural person, made for bona fide estate planning purposes, either during his or her lifetime or in death by will or intestacy to (x) his or her spouse, parent, child (natural or adopted), or any other direct lineal descendant of such Holder (or his or her spouse) (all of the foregoing, collectively referred to as “family members”) or (y) any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder or any of such Person’s family members.

“Person” means any entity, whether of natural or legal constitution, including any present or future individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization, government or any agency or political subdivision thereof.

“PIK Interest” means, with respect to any Note, the portion of the total interest on such Note that accrues at the Applicable PIK Rate.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other severance, transaction, retention, change in control, health or welfare, vacation or paid time-off, cash incentive or commission, retirement, pension, profit sharing, deferred compensation, equity or equity-based incentive, equity purchase, equity ownership, employment, independent contractor, consulting or other material fringe benefit plan, policy, program, agreement or arrangement, whether formal or informal and whether written or unwritten.

“Recipient” means (a) the Agents or (b) any Holder, as applicable.

“Reorganization” means the reorganization whereby Holdings shall have become a direct or indirect parent of Vacasa LLC, a Delaware limited liability company.

“Requisite Holders” means, at any time, Holders holding at least 51.0% of the outstanding principal amount of all Notes at such time.

“Restricted Payment” means (i) any cash or property dividend, distribution or payment, direct or indirect, by any Issuer Entity in respect of any Equity Interests of such Issuer Entity, whether evidenced by a security or not, and (ii) any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement or other acquisition for value of any Equity Interests of any Issuer Entity, or any other payment or distribution made in respect thereof, either directly or indirectly.

“Sanctioned Person” means a Person that is: (i) the subject of Sanctions; (ii) located in, normally resident of, or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including without limitation Cuba, Iran, North Korea, Syria, or the Crimea region); or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control); (ii) the European Union and enforced by its member states; (iii) the United Nations; (iv) Her Majesty’s Treasury; or (v) any other similar Governmental Authority with regulatory authority over Holdings or any of its Subsidiaries.

“Second Interest Payment Date” means (a) with respect to any D-1 Notes, the Interest Payment Date that falls on the second anniversary of the Initial Closing Date and (b) with respect to any D-2 Notes, the Interest Payment Date that falls on the second anniversary of the Subsequent Closing Date.

“Secured Parties” means, collectively, each Holder, each Agent and the respective successors and permitted assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Interests” means the security interests in the Collateral granted under the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, to secure the Note Obligations.

“Series D Preferred Unit” means either a Series D-1 Preferred Unit or a Series D-2 Preferred Unit, as applicable in the context in which used.

“Series D-1 Preferred Units” has the meaning ascribed thereto in the Amended and Restated LLC Agreement.

“Series D-1 Preferred Issue Price” has the meaning ascribed thereto in the Amended and Restated LLC Agreement.

“Series D-2 Preferred Units” has the meaning ascribed thereto in the Amended and Restated LLC Agreement.

“Series D-2 Preferred Issue Price” has the meaning ascribed thereto in the Amended and Restated LLC Agreement.

“Silver Lake Holder” means the Affiliate of Silver Lake Group, L.L.C. holding the greatest outstanding principal amount of the Notes.

“Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Solvent” means, with respect to any Person that on the relevant date of determination (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the member, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services used or held for use by any Issuer Entity, including any outsourced systems and services, that are owned or used by any Issuer Entity.

“Taxes” shall mean federal, state, local and foreign taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, employment and payroll related taxes, real property taxes, personal property taxes, environmental taxes, withholding taxes, transfer taxes, and all other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or similar nature of the foregoing imposed by any Governmental Authority, together with all interest, fines and penalties with respect to such amounts.

“Tax Distribution” means any distribution or other Restricted Payment by Holdings or any direct or indirect parent of Holdings to its direct or indirect members or partners in respect of their Equity Interests in Holdings or any direct or indirect parent of Holdings pursuant to and in accordance with Section 3.4 of the Amended and Restated LLC Agreement as in effect on the date hereof and as it may from time to time be amended and restated, supplemented or otherwise modified in accordance with this Agreement or any successor agreement or successor provision that provides for distributions in respect of Taxes or similar fees and expenses in a manner materially consistent with Section 3.4 of the Amended and Restated LLC Agreement (as in effect on the date hereof); provided that any such amendment, restatement, supplement or other modification does not result in a material increase to the amount of Tax Distributions that would otherwise have been payable pursuant to the Amended and Restated LLC Agreement in effect on the date hereof.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), Systems, integrated circuits and integrated circuit masks, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Transactions” mean, collectively, (a) the issuance by Holdings of, and the purchase by the Initial Purchasers of, the Notes on the Initial Closing Date, (b) the issuance by Holdings of, and the purchase by any Subsequent Purchaser of, D-2 Notes on the Subsequent Closing Date, (c) the consummation of the other transactions contemplated by this Agreement and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Documents” means the Note Documents together with each of the Amended and Restated LLC Agreement, the Investor Rights Agreement and the ROFR and Co-Sale Agreement and any other document, certificate or instrument to be delivered hereunder.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, with or without consideration, or otherwise of all or any portion of, including any rights of participation in, any interest in any Note; provided, however, that a Transfer of (i) limited partnership or other passive Equity Interests in a private equity fund, hedge fund or similar financial investor or investment fund that (x) directly or indirectly holds Notes and (y) was not formed for the purpose of holding Notes or (ii) Equity Interests in a publicly traded company that directly or indirectly holds Notes, shall not be a Transfer for the purposes of this Agreement.

“Treasury Rate” means, as of the date of any repayment of the Note resulting from the acceleration thereof in accordance with the terms of this Agreement, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Maturity Date; provided, however, that if the period from such date to the Maturity Date is not equal to the constant maturity, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York or, only to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral, the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction.

“Unit” has the meaning ascribed to it in the Amended and Restated LLC Agreement.

“Up-C Transaction” has the meaning set forth in the Amended and Restated LLC Agreement.

Section 1.02.      Table of Defined Terms.  Terms that are not defined in Section 1.01 have the meanings set forth in the following Sections:

Defined Term	Section
Alternative Security	3.04(a)(3)

Alternative Security Election Notice	3.04(a)(3)

Alternative Security Issuance Notice	3.04(a)(3)

Amended and Restated LLC Agreement	Recitals

Applicable Law	3.05(a)

Assigned Interest	10.04(b)

Assignment Agreement	10.03(c)

Automatic Conversion Notice	3.04(a)(2)

Balance Sheet Date	5.06

Bankruptcy and Equity Exception	4.02

Base Balance Sheet	5.06

Conversion Election Notice	3.04(a)(1)

Conversion Time	3.04(b)

Covered Persons	5.22

D-1 Note	Recitals

D-2 Note	Recitals

D-2 Notes Exercise Notice	7.07(a)

D-2 Notes Offer Notice	7.07(a)

D-2 Notes Undersubscription Election Notice	7.07(b)

D-2 Notes Undersubscription Notice	7.07(b)

Declined Offer Notice	7.07(b)

Declining Holder	7.07(b)

Deferred Interest	3.01(c)

Disclosure Schedule	ARTICLE V

Disposition	8.06(b)

Disqualification Events	5.22

Events of Default	ARTICLE IX

Existing Investor Rights Agreement	Recitals

Existing LLC Agreement	Recitals

Existing ROFR and Co-Sale Agreement	Recitals

Financial Statements	5.06

Foreign Benefit Plan	5.20(c)

Founder	Recitals

Fully Exercising Holder	10.04(c)

Holdings	Preamble

Holdings Accounts	2.03

Indemnified Liabilities	11.01

Indemnitee	11.01

Indemnitor	11.01

Initial Closing	2.02(a)

Initial Closing Date	2.02(a)

Initial Purchasers	Preamble

Intellectual Property	5.18(a)

Investor Rights Agreement	Recitals

Irrevocability Date	7.07(a)

Issuer	Preamble

Leased Real Property	5.15(c)

Legal Opinions	6.01(d)(6)

Liability	5.12

Losses	11.01

Material Contracts	5.17

Nonpublic Information	13.03

Notes	Recitals

Offer Amount	7.07(a)

Offer Date	7.07(a)

Offer Period	7.07(a)

OpCo Plan	5.20(a)

Open Source Software	5.18(e)

Oreo Parent	5.04(a)

Owned Real Property	5.15(b)

Participating Holder Notice	10.04(b)

Participating Holder Notice Period	10.04(b)

Patriots Act	5.25

Permitted Assign	7.07

Permitted Dispositions	8.06(b)

Permitted Investments	8.05

Permitted Liens	8.02

Pro Rata Share	10.04(b)

Proceeding	5.19

Prohibited Transferee	10.01

Proposed Transfer	10.04(a)

Proposed Transfer Notice	10.04(b)

Prospective Transferee	10.03(c)

Purchaser	Preamble

Qualified Plan	5.20(c)

Real Property Leases	5.15(c)

Register	10.05

Registered Holdings Intellectual Property	5.18(b)

Related Party	5.14

ROFR	10.04(a)

ROFR and Co-Sale Agreement	Recitals

SEC	4.10

Solicitor	5.22

Subsequent Closing	2.02(b)

Subsequent Closing Date	2.02(b)

Subsequent Closing Date Disclosure Schedules	Article V

Subsequent Purchaser	2.02(b)

Third Party Intellectual Property	5.18(c)

Transferring Holder	10.04(b)

Undersubscription Election Notice	10.04(c)

Undersubscription Notice	10.04(c)

Union	5.13(m)

Unsubscribed D-2 Notes	7.07(b)

Unsubscribed Interest	10.04(c)

U.S. Tax Compliance Certificate	3.05(g)(ii)(B)(3)

Vacasa Issuer Entities	5.04(b)

Wyndham Subsidiaries	5.04(a)

Wyndham U.S. Sub Parent	5.04(a)

Section 1.03.      Rules of Construction.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” or “Schedule” refers to exhibits or schedules to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word “including” shall be construed as “including without limitation”, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, (f) references to a particular Person or entity include such Person’s or entity’s successors and assigns to the extent not prohibited by this Agreement and the other Note Documents, (g) references to “$”, “cash”, “dollars” or similar references shall mean U.S. dollars, paid in cash or other immediately available funds, (h) references to “the date hereof” mean the date first set forth above, (i) all words herein in any gender shall be deemed to include, as appropriate, the masculine, feminine and neuter genders, (j) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (k) the word “will” shall be construed to have the same meaning and effect as the word “shall”, the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement, (l) unless the context requires otherwise, any definition of or reference to any agreement (including this Agreement and the other Note Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth therein or herein), (m) unless the context otherwise requires, the word “or” shall be disjunctive but not exclusive and (n) unless otherwise specified herein, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.04.      Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial requirement or compliance with any covenant, set forth in any Note Document, and either Holdings or the Requisite Holders will so request, the Requisite Holders and Holdings will negotiate in good faith to amend such requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Holders). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof may utilize accounting principles and policies in conformity with those used to prepare the Financial Statements.

Section 1.05.     Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

PURCHASE AND SALE OF THE NOTE

Section 2.01.      Issuance of the Notes.  On the terms and subject to the conditions of this Agreement, Holdings agrees to issue, sell and deliver to each Purchaser, and each Purchaser agrees to purchase from Holdings, (i) at the Initial Closing, a D-1 Note in the original principal amount(s) and for the purchase price(s) set forth opposite such Purchaser’s name on Schedule A; provided that Kemnay Fund Investors LLC will be permitted to, and has agreed to fund the purchase of its D-1 Note, within two weeks of the date hereof, and at such time Holdings will deliver Kemnay Fund Investors LLC its D-1 Note (it being understood, for the avoidance of doubt, if Kemnay Fund Investors LLC fails to fund its purchase price for its D-1 Note by the date that is two weeks from the Initial Closing Date, Holdings will have no obligation to issue, and Kemnay Fund Investors LLC will have no right to purchase, a D-1 Note); and (ii) at the Subsequent Closing, a D-2 Note in the original principal amount(s) and for the purchase price(s), if any, elected to be purchased in accordance with Section 7.07. The aggregate original principal amount of the D-1 Notes issued and sold on the Initial Closing Date (subject to the proviso in the previous sentence) shall be $108,063,436.00. The maximum aggregate original principal amount of the D-2 Notes issued and sold on the Subsequent Closing Date shall be $108,063,436.00.

Section 2.02.      Closings.  The issuance and sale of the Notes shall take place at one or more Closings.

(a)        Initial Closing.  Subject to satisfaction or waiver by the Initial Purchasers of the conditions set forth in Section 6.01, the purchase and sale of the D-1 Notes by and to each Initial Purchaser in the aggregate principal amount set forth opposite the name of such Initial Purchaser in Schedule A (the “Initial Closing”, and the date on which the Initial Closing occurs, the “Initial Closing Date”) will take place on the terms and subject to the conditions set forth in this Agreement at 10:00 a.m. (Pacific time) on the date hereof via the simultaneous exchange of electronic signatures or such other date and time as shall be agreed among Holdings and the Initial Purchasers; provided that Kemnay Fund Investors LLC will be permitted to, and has agreed to fund the purchase of its D-1 Note, within two weeks of the date hereof, and at such time Holdings will deliver Kemnay Fund Investors LLC its D-1 Note (it being understood, for the avoidance of doubt, if Kemnay Fund Investors LLC fails to fund its purchase price for its D-1 Note within two weeks of the date hereof, Holdings will have no obligation to issue, and Kemnay Fund Investors LLC will have no right to purchase, a D-1 Note). Subject to the receipt by Holdings of the amount set forth opposite the name of an Initial Purchaser in Schedule A, Holdings shall deliver an original signature to such Initial Purchaser’s D-1 Note immediately following the Initial Closing.

(b)       Subsequent Closing.  Subject to and in accordance with Section 7.07, and otherwise on the terms and subject to the conditions set forth in this Agreement, Holdings shall sell and issue, at a subsequent closing (the “Subsequent Closing”, and the date on which the Subsequent Closing occurs, the “Subsequent Closing Date”), D-2 Notes in aggregate principal amount of up to $108,063,436.00 to one or more Holders (or their Permitted Assigns) or any other Person approved by the Requisite Holders and Holdings (each Purchaser in a Subsequent Closing, a “Subsequent Purchaser”). The Subsequent Closing shall take place at 10:00 a.m. (Pacific time) via the simultaneous exchange of electronic signatures on the date specified by Holdings and the Subsequent Purchaser(s), subject to satisfaction or waiver by each applicable Subsequent Purchaser of the conditions set forth in Section 6.02. Subject to the receipt by Holdings of the purchase price for a D-2 Note from or on behalf of a Subsequent Purchaser, Holdings shall deliver an original signature to such Subsequent Purchaser’s D-2 Note immediately following the Subsequent Closing. Schedule A shall be updated by Holdings by written notice to the Administrative Agent following the Subsequent Closing to reflect the issuance and sale of D-2 Notes at the Subsequent Closing.

Section 2.03.     Payment of Purchase Price and Issuance of the Note.  Payment for the Notes shall be made in cash by wire transfer of immediately available funds by the applicable Purchaser(s) to the account or accounts of Holdings set forth on Schedule B (the “Holdings Accounts”), or such other account(s) as shall be designated by Holdings at least three Business Days in advance of the applicable Closing.

Section 2.04.    Agency Fees.  Holdings agrees to pay to each Agent such fees as may have been, or are hereafter, separately agreed to in writing between Holdings and such Agent in the amounts and at the times so specified, including the fees specified in the Agency Fee Letter. Except to the extent set forth in any subsequent agreement between Holdings and such Agent, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

ARTICLE III

TERMS OF THE NOTE

Section 3.01.        Interest on the Note.

(a)        Interest on each Note shall accrue daily, commencing on the date of the issuance thereof and continuing until repayment and/or conversion in full of all amounts under such Note, at a rate equal to the Applicable Rate.

(b)          Accrued and uncapitalized PIK Interest on each Note shall be paid in kind (instead of cash) and capitalized by adding the full amount thereof to the principal balance of each Note on each Interest Payment Date.

(c)         Accrued and unpaid Cash Interest on each Note shall be paid in cash in arrears on each Interest Payment Date; provided that, with respect to the First Interest Payment Date, upon written notice to the Administrative Agent not less than five Business Days prior to such First Interest Payment Date (or such lesser period as may be agreed by the Administrative Agent in its sole discretion), Holdings may defer the payment of all or any portion of the accrued and unpaid Cash Interest on all the Notes that is due and payable on such First Interest Payment Date (such deferred Cash Interest, the “Deferred Interest”), and such Deferred Interest shall be payable on the Second Interest Payment Date; provided, that any such election be made pro rata among the accrued and unpaid interest then owing on each D-1 Note or D-2 Note, as applicable.

(d)        Any accrued interest not previously paid or capitalized with respect to each Note shall be due and payable at such time as any principal amount on such Note is repaid in accordance with this Agreement.

(e)         Interest on each Note will be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. In computing such interest (including Cash Interest (including any Default Interest) or PIK Interest), the applicable Closing Date or the last Interest Payment Date, as applicable, shall be included and the date due shall be excluded.

Section 3.02.       Prepayment; Applicable Premium.

(a)        Holdings shall be permitted to prepay the Notes, in whole, but not in part, (x) at any time with the consent of the Requisite Holders and (y) at the time of consummation of any Change of Control or IPO by giving no less than fifteen (15) Business Days’ prior written notice (which notice may be conditioned upon the occurrence or nonoccurrence of such Change of Control or IPO and, to the extent that such Change of Control or IPO is not consummated, may be rescinded) (a “Prepayment Notice”) to the Administrative Agent (for delivery to the Holders), subject to payment in full in cash of the Note Obligations then due and payable under each Note (the date of any such prepayment made in accordance with this Section 3.02(a), the “Prepayment Date”). Notwithstanding the foregoing, any holder of the Notes shall be entitled to issue a Conversion Notice to convert its Conversion Amount in lieu of any such prepayment; provided, however, that any such conversion shall be contingent upon the consummation of (though it shall be deemed to be effective as of immediately prior to) the applicable Change of Control or IPO or, in the context of any conditional Prepayment Notice, prepayment.

(b)         It is understood and agreed that (i) if the Note Obligations are accelerated prior to the Maturity Date pursuant to ARTICLE IX, (ii) any cash prepayment is made pursuant to Section 3.02(a) or (iii) the Notes are converted in connection with any Change of Control, IPO or Prepayment Notice, the Applicable Premium, determined as of the date of acceleration or prepayment or conversion as applicable, will be due and payable as of such date (or in connection with such prepayment or conversion) and shall constitute part of the Note Obligations (or, if applicable, Conversion Amount), in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the Parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. The Applicable Premium payable as set forth above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early termination and Holdings agrees that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable (i) in the event the Note Obligations (or the Note Documents) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Note Obligations in any bankruptcy or insolvency proceeding, or in connection with the making of any distribution of any kind in any such proceeding in full or partial satisfaction of the Note Obligations. HOLDINGS EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Holdings expressly agrees that: (a) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time of any acceleration or at the time any payment is made, (c) there has been a course of conduct among the Agents, the Purchasers, the Holders and Holdings giving specific consideration in the Transaction for such agreement to pay the Applicable Premium, and (d) Holdings shall be estopped hereafter from claiming differently than as agreed to in this Section 3.02(b). Holdings expressly acknowledges that its agreement to pay the Applicable Premium as herein described is a material inducement to the Purchasers to enter into this Agreement and purchase the D-1 Notes at the Initial Closing and, if applicable, to purchase the D-2 Notes at the Subsequent Closing. For the purposes of the first sentence above and the definition of Conversion Amount, a conversion shall be deemed to be “in connection with” (x) a Change of Control or IPO if the applicable Conversion Notice specifies that it is conditional upon a Change of Control or IPO and such Change of Control or IPO is actually consummated and (y) a Prepayment Notice if the applicable Conversion Notice is delivered following such Prepayment Notice (provided that if the Prepayment Notice is conditioned upon the occurrence of a subsequent event, such conversion shall not be effective until immediately prior to the occurrence of such event and, if such event does not occur or the Prepayment Notice is rescinded, the Conversion Notice shall be deemed to have been rescinded).

Section 3.03.       Manner and Time of Payment.

(a)         Holdings covenants and agrees to repay the unpaid principal balance of the Notes in full in cash, together with all accrued and unpaid or uncapitalized interest, fees and other amounts due hereunder and then outstanding, on the applicable Maturity Date.

(b)         All payments under the Notes of principal, premiums and fees hereunder or any other Note Document shall be made without defense, set off or counterclaim, in same day funds and delivered to the Administrative Agent not later than 1:00 p.m. (New York time) on the date such payment is due. Any principal, premiums and fees hereunder shall be considered paid on the date due if the Administrative Agent has received, as of 1:00 p.m. (New York time) on such date, money deposited by Holdings in immediately available funds and designated for and sufficient to pay all principal, premium and fees, if any, then due.

(c)        On or prior to the date that is five (5) Business Days prior to any Interest Payment Date, Holdings shall provide a copy of the Register to the Administrative Agent. On such Interest Payment Date, the Administrative Agent shall distribute the Cash Interest and PIK Interest paid by Holdings on such Interest Payment Date to the Holders as set forth in such Register. The Administrative Agent shall be entitled to conclusively rely upon such Register without further inquiry.

(d)          Except as otherwise provided herein, whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the immediately following Business Day.

Section 3.04.        Conversion of Notes.

(a)          Conversion into Conversion Securities.

(1)           Optional Conversion.  At any time following the Initial Closing and while his, her or its Note(s) remain outstanding, any Holder shall have the right, but not the obligation to, upon delivery of a Conversion Election Notice in the form attached hereto as Exhibit F (a “Conversion Election Notice”) to Holdings together with the applicable Note(s) to be converted in accordance with Section 13.01, with copy to the Administrative Agent, elect to convert all or any portion of the Conversion Amount in respect of his, her or its outstanding Note(s) into Conversion Securities, with such conversion to be effective on the earlier of (x) five (5) Business Days (or any earlier date agreed to by Holdings in its sole discretion) following the delivery of such Conversion Election Notice or (y) the Prepayment Date, or, if so specified in the Conversion Election Notice, conditional upon the occurrence of any event specified in such Conversion Election Notice. In the case of a partial conversion, such Holder’s Conversion Election Notice shall specify the converted Conversion Amount allocated to principal and/or accrued interest.

(2)           Automatic Conversion.  At any time following the Initial Closing and so long as any Notes are outstanding, the Requisite Holders shall have the right, but not the obligation to, upon delivery of an Automatic Conversion Notice in the form attached hereto as Exhibit G (an “Automatic Conversion Notice”) to Holdings in accordance with Section 13.01, with copy to the Administrative Agent (and Holdings shall promptly deliver such Automatic Conversion Notice to the Administrative Agent for delivery to each Holder in accordance with Section 13.01), elect to cause the entire outstanding Conversion Amount in respect of each outstanding Note of each Holder to be converted into Conversion Securities, with such conversion to be effective on the earlier of (x) five (5) Business Days (or any earlier date agreed to by Holdings in its sole discretion) following the delivery of such Automatic Conversion Notice or (y) the Prepayment Date, or, if so specified in the Automatic Conversion Notice, conditional upon the occurrence of any event specified in such Automatic Conversion Notice. Upon delivery or receipt, as applicable, of an Automatic Conversion Notice, each Holder shall surrender his, her or its Note(s) to Holdings for cancellation; provided that if any condition set forth in such Automatic Conversion Notice is not satisfied, Holdings shall return to each Holder his, her or its Note(s) so surrendered.

(3)           Conversion into Alternative Securities.  Subject to the immediately following sentence, the (a) D-1 Notes shall convert into Series D-1 Preferred Units and (b) D-2 Notes shall convert into Series D-2 Preferred Units; provided, however, that if at any time following the Initial Closing and while any Notes are outstanding Holdings shall issue any new class of Equity Interests other than Series D Preferred Units or any other Units in existence as of the Initial Closing (each, an “Alternative Security”), Holdings shall promptly provide notice of such issuance (an “Alternative Security Issuance Notice”) to the Administrative Agent for delivery to each Holder, which such notice shall include the offering documents, purchase agreement or other similar documents or agreements relating to such issuance. Following any such issuance, any Holder may elect to receive, upon the conversion of his, her or its outstanding Conversion Amount, Alternative Securities in amount specified in clause (a)(4), below, in lieu of any Series D Preferred Units. Such election shall be made by making the appropriate indication on his, her or its Conversion Election Notice or by promptly (and, in any event, within three (3) Business Days following delivery or receipt, as applicable, of an Automatic Conversion Notice), delivering to Holdings an Alternative Security Election Notice in the form attached hereto as Exhibit H (an “Alternative Security Election Notice”).

(4)           Number of Conversion Securities.  In connection with any conversion pursuant to Section 3.04(a)(1) or (2), above, the number of Series D Preferred Units to be issued to any converting Holder shall be equal to the quotient of (i) the Conversion Amount to be so converted divided by (ii) in the case of D-1 Notes, the Series D-1 Preferred Issue Price and in the case of D-2 Notes, the Series D-2 Preferred Issue Price. If a Holder has elected to receive Alternative Securities in accordance with clause (a)(3), above, the number of Alternative Securities to be issued to such converting Holder shall be equal to the quotient of (i) the Conversion Amount to be so converted divided by (ii) unless and until any D-2 Notes have been issued, the Series D-1 Preferred Issue Price and thereafter, the Series D-2 Preferred Issue Price.

(b)        Mechanics of Conversion.  Any conversion of all or any portion of the Conversion Amount of any Note shall take place at the specified effective time (the “Conversion Time”) upon delivery of an applicable Conversion Notice; provided, however, that the Conversion Time shall not be less than the earlier of (x) five (5) Business Days (or any earlier date agreed to by Holdings in its sole discretion) from the date on which a Conversion Election Notice or Automatic Conversion Notice, as applicable, is delivered to Holdings, or (y) the Prepayment Date. In connection with any partial conversion, Holdings shall, at its expense, deliver to the applicable Holder(s), a substitute Note (or Notes) in the same form, and dated the same date as the Note(s) surrendered with the applicable Conversion Notice which shall evidence that portion of the Conversion Amount (including, for the avoidance of doubt, any capitalized PIK Interest) with respect to the Note so surrendered that has not been converted. Holdings shall (i) update the Register to reflect the applicable Conversion Amount so converted and (ii) reflect the issuance of Conversion Securities in its books and records, as of the Conversion Time. Each Conversion Security shall be duly and validly issued, and, to the extent applicable, fully paid and non-assessable, free and clear of any Liens (other than such Lien as may be imposed by federal, state and other securities laws and under the Organizational Documents of Holdings). From and after the Conversion Time of any conversion, each Note (or portion thereof) converted in accordance with this Section 3.04 shall cease to be outstanding and shall no longer entitle the applicable Holder to any payments of principal, interest, fees or premiums or any other amounts. Holdings, the Administrative Agent (at Holdings’ request and expense) and such converting Holder(s) agree to take such additional actions as shall be reasonably necessary to effectuate any conversion pursuant to this Section 3.04, including, (x) in the case of any converting Holder(s), by, among other things, executing and delivering a joinder to the Organizational Documents of Holdings to become a party to, and bound by, the terms thereof, in form and substance reasonably acceptable to Holdings and (y) in the case of Holdings, by delivering a copy, certified by a duly authorized officer of Holdings, of its books and records evidencing the issuance of the applicable Conversion Securities. The Administrative Agent shall be entitled to conclusively rely upon any Conversion Election Notice or any Automatic Conversion Notice without further inquiry and shall not be deemed to have knowledge or notice of any converted Note Obligations until it has received a Conversion Election Notice or Automatic Conversion Notice with respect thereto.

Section 3.05.       Tax Matters.

(a)         Defined Terms.  For purposes of this Section, the term “Applicable Law” means applicable Law including FATCA.

(b)        Payments Free of Taxes.  Any and all payments by or on account of any obligation of Holdings under any Note Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then Holdings, the Administrative Agent on behalf of Holdings, or any agent of Holdings, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Holdings shall be increased as necessary so that after such deduction or withholding for Indemnified Taxes has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.05) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(c)       Payment of Other Taxes by Holdings.  Holdings shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by Holdings.  Holdings shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.05) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Holdings by a Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e)        Indemnification by the Holders.  Each Holder shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Holder (but only to the extent that Holdings has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Holdings to do so), and (ii) any Excluded Taxes attributable to such Holder, in each case, that are payable or paid by the Administrative Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Holder by the Administrative Agent shall be conclusive absent manifest error. Each Holder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Holder under any Note Document or otherwise payable by the Administrative Agent to the Holder from any other source against any amount due to the Administrative Agent under this Section 3.05.

(f)          Evidence of Payments.  As soon as practicable after any payment of Taxes by Holdings to a Governmental Authority pursuant to this Section 3.05, Holdings shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Holders.  Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to Holdings and the Administrative Agent, at the time or times reasonably requested by Holdings or the Administrative Agent, such properly completed and executed documentation reasonably requested by Holdings or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if reasonably requested by Holdings or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Holdings or the Administrative Agent as will enable Holdings or the Administrative Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section 3.05) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(i)           Without limiting the generality of the foregoing,

(A)         any Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Holdings and the Administrative Agent on or about the date on which such Holder becomes a Holder (and from time to time thereafter upon the reasonable request of Holdings or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(B)         any foreign Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Holder”) shall, to the extent it is legally entitled to do so, deliver to Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Holder becomes a Holder (and from time to time thereafter upon the reasonable request of Holdings or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)      in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate reasonably satisfactory to Holdings and Administrative Agent to the effect that such Foreign Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Holdings within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Holdings as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)      to the extent a Foreign Holder is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate reasonably satisfactory to Holdings and the Administrative Agent, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Holder are claiming the portfolio interest exemption, such Foreign Holder may provide a U.S. Tax Compliance Certificate reasonably satisfactory to Holdings and Administrative Agent on behalf of each such direct and indirect partner;

(C)         any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of Holdings or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Holdings or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        if a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to Holdings and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Holdings or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Holdings or the Administrative Agent as may be necessary for Holdings and the Administrative Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if (i) any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify Holdings and the Administrative Agent in writing of its legal inability to do so and (ii) if any form or certification it previously delivered expires or becomes obsolete, it shall, upon the request of Holdings, or the Administrative Agent, update such form or certification or promptly notify Holdings and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds.  If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.05 (including by the payment of additional amounts pursuant to this Section 3.05), it shall pay to the indemnifying Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.05 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying Party, upon the request of such indemnified Party, shall repay to such indemnified Party the amount paid over pursuant to this Section 3.05(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.05(h), in no event will the indemnified Party be required to pay any amount to an indemnifying Party pursuant to this Section 3.05(h) the payment of which would place the indemnified Party in a less favorable net after-Tax position than the indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.05(h) shall not be construed to require any indemnified Party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying Party or any other Person.

(i)          It is intended that the Notes shall be treated as indebtedness (that is not a “contingent payment debt instrument” or “variable rate debt instrument” within the meaning of Treasury Regulation Sections 1.1275-4 and 1.1275-5) for U.S. federal income tax purposes, and that each of a Change of Control, an IPO and any prepayment in accordance with Section 3.02(a) is considered a “remote or incidental contingency” within the meaning of Treasury Regulations Sections 1.1275-2(h) and 1.1275-4(a)(5), and Holdings and each Holder agrees to report on their respective Tax Returns the Notes as such for U.S. federal income tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. Holdings shall furnish to each Holder U.S. tax information statements on IRS Forms 1099 or 1042-S, as applicable (or, in each case, such successor form or forms as may be required by law) with respect to the Notes at the time and in the manner required by the Code and applicable Treasury Regulations.

(j)       Survival.  Each Party’s obligations under this Section 3.05 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Holder, conversion of the Notes into Conversion Securities, the termination of the Notes or the other Note Documents and the repayment, satisfaction or discharge of all obligations under any Note Document.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser hereby represents and warrants to the Agents and the Note Parties, severally as to itself and as of, as applicable, the Initial Closing or the Subsequent Closing:

Section 4.01.       Organization; Good Standing.  Such Purchaser is duly incorporated, organized or formed, validly existing and in good standing under the laws of the state of its incorporation, organization or formation.

Section 4.02.       Power and Authorization.  Such Purchaser has the power and authority to execute, deliver and perform the Note Documents to which it is a party. All action on the part of such Purchaser and its officers, directors or partners necessary for the authorization, execution and delivery of this Agreement and the other Note Documents to which it is or will be a party, the performance of all obligations of such Purchaser under such agreements and the consummation of the Transactions, has been taken or will be taken prior to the applicable Closing, and this Agreement and the other Note Documents to which such Purchaser is or will be a party, constitute (or will, when executed and delivered by such Purchaser constitute) valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws generally affecting creditors rights or by general equitable principles (the “Bankruptcy and Equity Exception”).

Section 4.03.        Investment Status and Experience. Such Purchaser represents and warrants that it has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Holdings and acknowledges that such Purchaser can protect its own interests. Such Purchaser has such knowledge and experience in financial and business matters so that such Purchaser is capable of evaluating the merits and risks of its investment in Holdings.

Section 4.04.       Speculative Nature of Investment. Such Purchaser understands and acknowledges that Holdings has a limited financial and operating history and that an investment in Holdings is highly speculative and involves substantial risks. Such Purchaser can bear the economic risk of such Purchaser’s investment and is able, without impairing such Purchaser’s financial condition, to hold the Notes (and any Conversion Securities) for an indefinite period of time and to suffer a complete loss of the Purchaser’s investment.

Section 4.05.        Authority and Non-Contravention. The execution, delivery and performance by such Purchaser of this Agreement and all other Note Documents to which the Purchaser is or will be a Party do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which such Purchaser is a party or by which such Purchaser or its assets is bound, or any provision of such Purchaser’s Organizational Documents; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to such Purchaser; or (c) require from such Purchaser any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party (that has not already been obtained).

Section 4.06.        Investment Banking; Brokerage Fees. Such Purchaser has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the Transactions.

Section 4.07.       Accredited Purchaser. Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and an Institutional Account as defined in FINRA Rule 4512(c), and shall submit to Holdings such further assurances of such status as may be reasonably requested by Holdings.

Section 4.08.        Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Notes (and any Conversion Securities) to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Notes (or Conversion Securities) it acquires.

Section 4.09.        Disclosure of Information. Such Purchaser has had an opportunity to ask questions of, and receive answers from, the officers of Holdings concerning the Transaction Documents, the exhibits and schedules attached hereto and thereto and the Transactions, as well as Holdings’ business, management and financial affairs, which questions were answered to its satisfaction. Such Purchaser believes that it has received all the information such Purchaser considers necessary or appropriate for deciding whether to purchase the Notes (and any Conversion Securities). The Purchaser acknowledges that any business plans prepared by Holdings have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Such Purchaser also acknowledges that it is relying solely on its own counsel and not on any statements or representations of Holdings or its agents for legal advice with respect to this investment or the Transactions. Notwithstanding the foregoing, nothing contained in this Section 4.09 shall in any way limit or modify any representation or warranty of Holdings contained herein or the right of such Purchaser to rely thereon or recover or make claims for any amounts in respect thereof. Further, such Purchaser in no way waives any rights or remedies with respect to fraud.

Section 4.10.         Restricted Securities. Purchaser understands that the Notes (and the Conversion Securities) have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Such Purchaser understands that no public market now exists for the Notes or any Conversion Securities, and that Holdings has made no assurances that a public market will ever exist for the Notes, or any Conversion Securities. Purchaser understands that the Notes and the Conversion Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Notes and any Conversion Securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission (the “SEC”) and qualified by state authorities and with the securities, or an exemption from such registration and qualification requirements is available, and unless such securities are registered or qualified, as applicable, or an exemption therefrom is available, in accordance with the securities laws of any other applicable jurisdiction. Purchaser acknowledges that Holdings has no obligation to register or qualify the Notes or any Conversion Securities, except as set forth in the Investor Rights Agreement. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, any applicable holding period and on requirements relating to Holdings which are outside of Purchaser’s control, and which Holdings is under no obligation to and may not be able to satisfy.

Section 4.11.        Legends. Purchaser understands that the Notes and any certificated Conversion Securities may bear one or all of the following legends: (i) any legend required by the securities laws of any jurisdiction to the extent such laws are applicable to the Notes or any certificated Conversion Security and (ii) any legend set forth in, or required by, the other Note Documents.

Section 4.12.        Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Schedule A. If Purchaser is a partnership, corporation, limited liability company or other entity, then the principal place of business of Purchaser is identified in the address or addresses of Purchaser set forth on Schedule A.

Section 4.13.        Tax Advisors. Such Purchaser has reviewed with its own Tax advisors the U.S. federal, state, local and foreign Tax consequences of this investment and the Transactions. With respect to such matters, such Purchaser relies solely on such advisors and not on any statements or representations of Holdings or any of its agents, written or oral. Such Purchaser understands that, subject to the terms hereof, it (and not Holdings) shall be responsible for its own Tax liability that may arise as a result of this investment or the Transactions. The foregoing, however, does not limit or modify the representations and warranties and other statements of Holdings in ARTICLE V of this Agreement or any other Transaction Document.

Section 4.14.        No “Bad Actor” Disqualification Events. Neither (i) the Purchaser, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of Holdings’ voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Purchaser is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Initial Closing in writing in reasonable detail to Holdings.

Section 4.15.       Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NO PURCHASER OR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE OFFICERS, MANAGERS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AT LAW OR IN EQUITY, IN RESPECT OF SUCH PURCHASER OR ITS AFFILIATES. ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

In order to induce the Agents and the Purchasers to enter into this Agreement and the Purchasers to purchase the Notes to be purchased by the Purchasers hereunder, Holdings represents and warrants to each Agent and (i) each Initial Purchaser that the representations and warranties contained in this ARTICLE V are true and correct as of the Initial Closing Date, and (ii) each Subsequent Purchaser that the representations and warranties contained in this ARTICLE V are true and correct as of the Subsequent Closing Date, except, in each case, as set forth in the correspondingly numbered subsection of (i) with respect to the Initial Closing Date, the disclosure schedule delivered by Holdings to the Initial Purchasers on the Initial Closing Date (the “Initial Closing Date Disclosure Schedule”) and (ii) with respect to the Subsequent Closing Date, the disclosure schedules delivered in connection with the Subsequent Closing Date (such disclosure schedules, “Subsequent Closing Date Disclosure Schedules” and, the Initial Closing Date Disclosure Schedule or the Subsequent Closing Date Disclosure Schedule, a “Disclosure Schedule”) (provided that any item disclosed in any subsection of the applicable Disclosure Schedule shall be deemed disclosed against any other representation or warranty in this ARTICLE V to the extent the relevance of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure):

Section 5.01.       Organization; Good Standing and Qualification. Each Issuer Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Issuer Entity is duly qualified or registered to do business and is in good standing in each jurisdiction in which it conducts business, has assets or employees or maintains an office and has all requisite power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement and each other Transaction Document to which it is or will be party, to perform its obligations hereunder and thereunder, and to consummate the Transactions (including, without limitation, the issuance of the Notes). The copies of the Organizational Documents of the Issuer Entities, as in effect as of the applicable Closing Date, have been furnished to the Initial Purchasers or Subsequent Purchasers, as applicable, and are correct and complete, and neither Holdings nor any of its Subsidiaries is in violation of any term of its or their respective, as applicable, Organizational Documents.

Section 5.02.        Power and Authorization. This Agreement and each other Transaction Document to which any Issuer Entity is or will be a party are (or, when executed and delivered by each Issuer Entity will be) valid and binding obligations of such Issuer Entity, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. The execution, delivery and performance of this Agreement and each other Transaction Document to which any Issuer Entity is or will be a party, and the consummation of the Transactions, including the issuance and delivery of the Notes by Holdings, have been duly authorized by all necessary action, if any, of each applicable Issuer Entity.

Section 5.03.        Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which any Issuer Entity is or will be a party, the issuance and delivery of the Notes by Holdings and the performance of the Transactions and such Transaction Documents do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of any material benefit under any provision of the Organizational Documents of such Issuer Entity; (ii) in any material respect violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any Governmental Authority applicable to such Issuer Entity or (iii) require from such Issuer Entity any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party that is material to the continued operation of such Issuer Entity’s business, except (w) the filing of such notices as may be required under the Securities Act, (x) such filings as may be required under applicable state securities laws, and (y) the filing of financing statements and other recordations with applicable state or federal Governmental Authorities to evidence or perfect the Liens granted in favor of the Collateral Agent pursuant to the Note Documents.

Section 5.04.        Books and Records.

(a)         To the knowledge of Holdings, the record books of W-Acq. Vacation Rentals North America, LLC (“Wyndham U.S. Sub Parent”), 1036514 B.C. Ltd. (“Oreo Parent”) and the direct or indirect Subsidiaries of Wyndham U.S. Sub Parent and Oreo Parent (together with Wyndham U.S. Sub Parent and Oreo Parent, collectively, the “Wyndham Subsidiaries”) accurately reflect all corporate, limited liability company or other similar action taken by its members or other equityholders, managers, directors or other governing body and committees, as applicable. To the knowledge of Holdings, the copies of the record books of each of the Wyndham Subsidiaries, as delivered to the Initial Purchasers or Subsequent Purchasers, as applicable, are correct and complete copies of the originals of such documents.

(b)          The record books of all the Issuer Entities other than the Wyndham Subsidiaries (such Issuer Entities, the “Vacasa Issuer Entities”) accurately reflect all corporate, limited liability company or other similar action taken by its members or other equityholders, managers, directors or other governing body and committees, as applicable. The copies of the records of each of the Vacasa Issuer Entities, as delivered to the Purchasers, are correct and complete copies of the originals of such documents.

(c)         Each Issuer Entity has in place (x) processes that are customary for a similarly situated Person that are designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements, and (ii) in a timely manner accumulate and communicate to the principal executive officer and principal financial officer of Holdings the type of information that would be required to be disclosed in the Financial Statements, and (y) reasonably adequate internal controls to prevent and detect material misrepresentations and fraud.

Section 5.05.        Subsidiaries. Section 5.05 of the Disclosure Schedule contains a true, complete and correct list of each direct and indirect Subsidiary of Holdings. Except as set forth on Section 5.05 of the Disclosure Schedule, Holdings has no Subsidiaries or controlled Affiliates, does not furnish any management services to any Person (other than engagement in real estate sales, HOA management, hotel management and other management services rendered in the ordinary course of business consistent with past practice), and does not otherwise own or control, directly or indirectly, any interest in any other Person or other business entity, nor has Holdings made any commitment or subscribed for the purchase of any such equity or voting interest. Holdings is the beneficial owner of all outstanding Equity Interests of its Subsidiaries free and clear of all Liens other than Permitted Liens.

Section 5.06.        Financial Statements; Working Capital. Holdings has furnished to the Initial Purchasers or the Subsequent Purchasers, as applicable, copies of the following financial statements: (i) OpCo’s (or in the case of the Subsequent Closing, Holdings’) most recently available audited consolidated balance sheet (which, in the case of the Initial Closing, is as of December 31, 2018) (the date of such balance sheet, the “Balance Sheet Date”) and the related audited consolidated statement of income and cash flows for the fiscal year then-ended, and (ii) OpCo’s (or in the case of the Subsequent Closing, Holdings’) most recently available unaudited consolidated balance sheet (which, in the case of the Initial Closing, is as of March 31, 2020) (the date of such balance sheet, the “Base Balance Sheet”) and the related unaudited consolidated statement of income and cash flows for the three (3) month period then ended (the documents in the preceding clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (except that the unaudited Financial Statements may not contain all footnotes required by GAAP) and in accordance with the books and records of OpCo (or, in the case of the Subsequent Closing, Holdings) and present fairly the financial condition and results of operations of OpCo (or, in the case of the Subsequent Closing, Holdings) as of the dates and during the periods indicated therein. To the knowledge of Holdings, since such respective dates there is nothing that would indicate that such Financial Statements are not true and correct as of the date thereof.

Section 5.07.       Valid Issuance of the Note. The Notes, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid, nonassessable and free of restrictions on transfer, other than restrictions imposed under this Agreement and applicable United States state or federal securities laws (including the Securities Act). Assuming the truth and accuracy of the representations and warranties of each applicable Purchaser in ARTICLE IV, the Notes will be issued in compliance with all applicable United States securities laws (including the Securities Act).

Section 5.08.        Security Agreement; Liens. (i) This Agreement, the Guarantee and Collateral Agreement and the other Collateral Documents create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject to Permitted Liens) in all of the Collateral and (ii) all filings, recordings and other actions required to be taken hereunder or under the Guarantee and Collateral Agreement or any other Note Document and that are necessary to establish, preserve and perfect the Collateral Agent’s (for the benefit of the Secured Parties) Lien on and security interest in the Collateral as a legal, valid and enforceable first priority lien and security interest (subject to Permitted Liens) have been duly effected.

Section 5.09.        Use of Proceeds. Holdings shall apply the proceeds of the sale of the Notes solely to fund ongoing operations of the Business and for other general corporate purposes related to the Business.

Section 5.10.        Margin Stock. None of the Issuer Entities owns any margin stock. None of the Issuer Entities is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock. No part of the proceeds from the issuance of the Notes will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

Section 5.11.       Solvency. On the Initial Closing Date or the Subsequent Closing Date, as applicable, after giving effect to the issuance and sale of the D-1 Notes or the D-2 Notes, as applicable, Holdings and its Subsidiaries, on a consolidated basis, will be Solvent.

Section 5.12.       Absence of Undisclosed Liabilities. Except as set forth in Section 5.12 of the Disclosure Schedule, Holdings and the Issuer Entities have not incurred any Indebtedness for money borrowed or incurred any other liabilities or obligation of any nature (whether known or unknown, matured or unmatured, secured or unsecured, fixed or contingent, accrued or unaccrued) (collectively, “Liability”) that is outstanding as of immediately prior to the Initial Closing, other than (i) liabilities listed on the Base Balance Sheet and (ii) trade payables and other Liabilities incurred in the ordinary course of business which are similar in nature and amount to the Liabilities, which arose during the comparable period of time in the immediately preceding fiscal period.

Section 5.13.        Absence of Certain Developments. Since (x) the Balance Sheet Date, the Vacasa Issuer Entities have conducted their businesses only in the ordinary course and (y) since the later of the Balance Sheet Date and October 22, 2019, the Wyndham Subsidiaries have conducted their businesses only in the ordinary course, and, in the case of each of the entities described in the foregoing clauses (x) and (y), except as set forth in Section 5.13 of the Disclosure Schedule, since the applicable date set forth in each of the foregoing clauses (x) and (y) for the Vacasa Issuer Entities and the Wyndham Subsidiaries, respectively, there has not been:

(a)          any Material Adverse Effect on the Issuer Entities;

(b)          except as provided in this Agreement, any amendment of an Issuer Entity’s certificate of incorporation, articles of association, by-laws or comparable organizational documents;

(c)          any Lien with respect to any of its material properties or assets, except Permitted Liens;

(d)          any loans or advances to any Person, other than advances for business expenses in the ordinary course of business;

(e)          any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by an Issuer Entity, involving the payment or receipt of more than $200,000 per year, except transactions in the ordinary course of business;

(f)           any material damage, destruction or loss, whether or not covered by insurance;

(g)          any issuance, grant, delivery or sale, or authorization or proposal of issuance, grant, delivery or sale of, any equity or equity-linked securities of Holdings other than in connection with the Transactions;

(h)          any declaration, setting aside or payment of any dividend by Holdings, or the making of any other Restricted Payment in respect of the equity of any Issuer Entity;

(i)           [reserved];

(j)           any resignation, termination or removal of any officer of an Issuer Entity or other key member of the leadership team of Holdings or material change in the terms and conditions of the employment of any such person;

(k)         any change in accounting methods or practices, collection policies or payment policies of Holdings, or revalued any assets, including the writing down of the value of inventory or writing off, waiving or forgiving, in whole or in part, of any notes or accounts receivable other than changes in accounts receivable in the ordinary course of business consistent with past practice;

(l)           any entry, negotiation, amendment, or extension of a collective bargaining agreement or other agreement with any union or similar organization (a “Union”);

(m)         delayed or postponed the payment of any material accounts payable, commissions or other Liability, or entered into an agreement or negotiation with any party to extend the payment date of any material accounts payable, commissions or any other Liability, or accelerated collection or discount of any material accounts receivable, trade loaning practices or any other promotional sales or discount activity, in each case, except in the ordinary course of business consistent with past practice;

(n)         any material amendment to a Material Contract;

(o)         any change in any Tax election or method of accounting, the settlement of any Tax claim, surrender of the amount of any Tax refund, entry into any agreement (including, without limitation, a closing agreement) with respect to Taxes (other than an agreement entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes), request for any Tax ruling, entry into any Tax sharing or similar agreement or arrangement (other than an agreement or arrangement entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes), the filing of any amended Tax Return or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(p)         any agreement or understanding whether in writing or otherwise, for an Issuer Entity to take any of the actions specified in this Section 5.13.

Section 5.14.        Transactions with Affiliates. Except as set forth in Section 5.14 of the Disclosure Schedule, other than (x) standard employee benefits generally made available to all employees, (y) standard director and officer indemnification agreements in the form provided to Purchasers, and (z) the ownership of Holdings’ equity securities: (a) there are no loans, leases or other agreements or transactions or Liabilities between (i) an Issuer Entity, on the one hand, and (ii) (A) the Founder or any Issuer Entity’s present or former Affiliates, member or other equityholder, director, manager, managing member, officer or employees (the persons and entities referenced in this (A), each, a “Related Party”) (other than loans, leases or other agreements or transactions between Holdings or any of its Subsidiaries), on the other, or (B) to the knowledge of any Issuer Entity, any member of any Related Party’s immediate family, or any other person or entity in which any Related Party or any Related Party’s immediate family has a material equity interest and (b) none of the Related Parties and, to the knowledge of Holdings, none of the persons or entities referenced in the foregoing clause (a)(ii)(B), have any direct or indirect ownership interest in any property or assets (tangible or intangible) used in or necessary for use in the conduct of business by any Issuer Entity, nor do they employ as employees or engage as independent contractors any individuals engaged in the conduct of such business that are not employees of an Issuer Entity. None of the Related Parties, or to the knowledge of Holdings, any member of any Related Party’s immediate family, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor of Holdings, or any organization which has a Material Contract with Holdings.

Section 5.15.        Properties.

(a)          The Issuer Entities have good and valid title to all assets material to its business and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of any and all Liens, except for Permitted Liens. To the knowledge of Holdings, all tangible assets material to the business of the Issuer Entities (excluding Owned Real Property and Leased Real Property) is in good condition and repair (ordinary wear and tear excepted) and, to the knowledge of Holdings, all leases of personal property to which any Issuer Entity is a party afford the Issuer Entities peaceful and undisturbed possession of the subject matter to the lease.

(b)          The real property owned by each Issuer Entity is set forth on Section 5.15(b) of the Disclosure Schedule (the “Owned Real Property”) is all of the real property owned by any Issuer Entity and, except for the Owned Real Property, no Issuer Entity owns or is obligated to purchase any real property.

(1)           Except as set forth on Section 5.15(b) of the Disclosure Schedule, no Issuer Entity has assigned, transferred, conveyed, entered into an agreement or letter of intent to convey, mortgaged, deeded in trust or otherwise encumbered any interest in any Owned Real Property.

(2)            No eminent domain or condemnation Proceeding is pending or, to the knowledge of Holdings, threatened at any Owned Real Property.

(3)           There has been no material destruction, damage or casualty damage with respect to any Owned Real Property that has not, to the knowledge of Holdings, been substantially repaired.

(c)          The Issuer Entities each have valid leasehold interests in all of the real property which it respectively leases (excluding fixed rent agreements that the Issuer Entities from time to time enter into with homeowners for short term rental purposes as part of Holdings’ business) (the “Leased Real Property”), in each case free and clear of any and all Liens, except for Permitted Liens. Set forth on Section 5.15(c) of the Disclosure Schedule is a true and correct list of all leases, subleases or licenses of real property involving a commitment or payment in excess of $200,000 per year to which each Issuer Entity is a party, including the street address, name of the landlord and tenant, excluding any rent agreements or similar arrangements used in connection with the short-term rental business (collectively, the “Real Property Leases”).

(1)           [reserved].

(2)           True, correct and complete copies of all Real Property Leases, together with any Guarantees, extension or other material written notices, estoppel certificates, subordination, non-disturbance and attornment agreements and other similar documentation related thereto with respect to the Leased Real Properties have been made available to the Purchasers.

(3)           Except as set forth on Section 5.15(c) of the Disclosure Schedule, with respect to each Leased Real Property: (i) the Real Property Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect with respect to the applicable Issuer Entity, and, to the knowledge of each Issuer Entity, the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of Holdings, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under such Real Property Lease on the part of the applicable Issuer Entity, nor, to the knowledge of each Issuer Entity, on the part of the other party thereto; and (iii) no Issuer Entity is delinquent in payment of any brokerage commissions or finder’s fees with respect to any Leased Real Property.

(4)            Except as set forth on Section 5.15(c) of the Disclosure Schedule, no Issuer Entity has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease.

(5)            No eminent domain or condemnation Proceeding is pending or, to the knowledge of Holdings, threatened at any Leased Real Property.

(6)            There has been no material destruction, damage or casualty damage with respect to any Leased Real Property that has not, to the knowledge of Holdings, been substantially repaired.

Section 5.16.        Tax Matters.

(a)           Each Issuer Entity has timely filed all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Each Issuer Entity has timely paid or caused to be paid timely all material Taxes required to be paid by it whether disputed or not, except Taxes which are not yet due and payable or have not yet become delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

(b)          None of the Issuer Entities is a party to any Proceeding, nor is any such Proceeding threatened in writing by any Governmental Authority, for the assessment or collection of any material Taxes with respect to any Issuer Entity. No claim for the assessment or collection of any Taxes with respect to any Issuer Entity has been asserted in writing against any Issuer Entity, its members or other owners that has not been settled with all amounts due having been paid. None of the Issuer Entities has waived any statute of limitations in respect of Taxes or been granted any extension of the statute of limitations applicable to any Tax Return or other Tax claim, which waiver or extension is currently in effect.

(c)           Each Issuer Entity (and each of its respective predecessors) has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, including sales and use Taxes. All material Taxes required to be withheld by the Issuer Entities (or any of their respective predecessors) in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been withheld and have been duly and timely paid to the proper Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of such Tax, and none of the Issuer Entities is liable for any material Taxes for failure to comply with such Laws.

(d)           No written claim, or notice of claim, has ever been made by any Governmental Authority in a jurisdiction where any Issuer Entity does not file Tax Returns that such Issuer Entity is or may be subject to taxation by that jurisdiction.

(e)           Each Issuer Entity has made available to the Purchasers true, correct and complete copies of all income and other material Tax Returns requested by the Purchasers, and any ruling requests, private letter rulings, closing agreements, settlement agreements, examination reports, statements of deficiencies and other documents or communications sent or received from a Governmental Authority by such Issuer Entity relating to Taxes.

(f)            None of the Issuer Entities is a party to any Tax allocation, indemnity or sharing arrangement (other than an arrangement entered into the ordinary course of business the primary purpose of which is unrelated to Taxes).

(g)           None of the Issuer Entities has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(h)           At all times during the preceding five (5) years, the gross asset value of OpCo’s assets consisting of United States real property interests (within the meaning of Section 897(c)(1) of the Code) has constituted less than fifty percent (50%) of the gross value of OpCo’s (i) assets which are used or held for use in a trade or business (as determined for purposes of Section 897(c)(2)(B)(iii) of the Code) and, without duplication, and (ii) interests in real property.

(i)            [reserved].

(j)            None of the Issuer Entities (i) has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar Law), as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes) or otherwise.

(k)           [reserved].

(l)            None of the Issuer Entities is subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business in that country.

(m)          [reserved].

(n)           [reserved].

(o)           Each Issuer Entity is in material compliance with all applicable transfer pricing Laws, including the use of an arm’s length or similar amount for related person charges, and the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Issuer Entities. No Governmental Authority has proposed, asserted or otherwise discussed with any Issuer Entity the possibility of a transfer pricing adjustment or failure to comply with any transfer pricing requirements.

Section 5.17.        Certain Contracts and Agreements. Except as set forth in Section 5.17 of the Disclosure Schedule, no Issuer Entity is (i) bound by or (ii) has any continuing obligations (other than continuing indemnification, reimbursement, confidentiality or similar obligations) under:

(a)           any contract or agreement providing for payments (or a commitment to make payments) to or by an Issuer Entity in excess of $200,000 per year;

(b)           any Real Property Lease;

(c)           any license or agreement of any kind relating to the Issuer Entities’ or any Third Party Intellectual Property, proprietary information or Technology other than (i) any intercompany license or agreement between any Issuer Entity and another Issuer Entity, (ii) any Third Party Intellectual Property, proprietary information or Technology that is commercially available to the public, and (iii) any license or agreement the termination of which would not reasonably be expected to result in a Material Adverse Effect;

(d)           except with respect to the Note Documents, any redemption or purchase agreements or other agreements affecting or relating to the securities of the Issuer Entities, including, without limitation, any agreement with the Founder, which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions or any other shareholder or equityholder agreements with respect to the equity of any Issuer Entity;

(e)           any pension, profit sharing, retirement or equity incentive plans;

(f)            any joint venture, partnership, development or supply agreement or other similar agreement which involves a sharing of revenues, profits, losses, costs or other Liabilities by the Issuer Entities with any other Person providing for payments (or a commitment to make payments) to or by an Issuer Entity in excess of $50,000 per year;

(g)           any acquisition, merger or similar agreement;

(h)           any collective bargaining agreement or other contract or agreement with any Union; or

(i)            any employment or individual independent contractor or individual consultant contract or severance arrangement, other than agreements for “at-will” employment or engagement entered into in the ordinary course of business that do not provide for severance payments or other non-statutory liabilities to any Issuer Entity upon termination of employment or engagement.

All such contracts, agreements, leases and instruments listed or requested to be listed in Section 5.17 of the Disclosure Schedule (the “Material Contracts”) are valid and are in full force and effect and constitute legal, valid and binding obligations of the Issuer Entities and, to the knowledge of Holdings, of the other parties thereto, and are enforceable in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity. The Issuer Entities have not received written or, to the knowledge of Holdings, oral notice from any Person that a counterparty to a Material Contract disputes compliance by any Issuer Entity with any provision of any Material Contract or is requesting to terminate, cancel, or otherwise modify in any manner that is materially adverse to any Issuer Entity, any Material Contract. Neither the Issuer Entities nor, to the knowledge of the Issuer, any other Person is in breach of or has received notice of breach of any material provisions of any Material Contract. No party to any Material Contract (other than any Issuer Entity) has any rights of setoff, bankers’ lien or similar rights with respect to any amounts due on any such Material Contract. No Material Contract or Law materially restricts or inhibits the right or ability of an Issuer Entity to conduct its business in the United States or any other jurisdiction in which it currently conducts its business.

Section 5.18.        Intellectual Property and Security.

(a)           The Issuer Entities own or possess sufficient legal rights, title and interest in and to or have adequate rights to use in jurisdictions in which they do business (i) trademarks, service marks, trade names, brands, trade dress and logos, and the goodwill and activities associated therewith; (ii) copyrights, trade secrets, licenses (Software or otherwise), information, processes and similar proprietary rights; and (iii) domain names and social media accounts and handles, along with, as applicable, any and all registrations, applications, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing (collectively, “Intellectual Property”) and all Technology that is, in each case, necessary or material to the Business without any known conflict with, or infringement of, the rights of others.

(b)           Section 5.18(b) of the Disclosure Schedule lists all patents, patent applications, registered domain names, social media accounts, proprietary Software, registered trademarks and service marks, registered copyrights, applications for trademarks, service marks and copyright registrations, and other forms of registered intellectual property and applications therefore, owned by the Issuer Entities (collectively, “Registered Intellectual Property”). Except for any specific exceptions to the Registered Intellectual Property listed on Section 5.18(b) of the Disclosure Schedule, the Registered Intellectual Property is subsisting, valid and, to the knowledge of Holdings, enforceable in all domestic jurisdictions in which the Issuer Entities do business.

(c)           Neither any activity by the Issuer Entities, nor the manufacture, use, importation, offer for sale or sale of any product or service marketed or sold (or proposed to be marketed or sold) by the Issuer Entities infringes or violates (or in the past infringed or violated) the rights of any others in or to any intellectual property rights (“Third Party Intellectual Property”), other than the rights of any person or entity under any patent, or constitutes a misappropriation (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property and, to the knowledge of Holdings, neither any activity by the Issuer Entities, nor the manufacture, use, importation, offer for sale or sale of any product or service marketed or sold (or proposed to be marketed or sold) by the Issuer Entities infringes or violates (or in the past infringed or violated) the rights of any others in or to any patent. The Issuer Entities have not made any charge, complaint, claim, demand, or notice against or to any Person alleging interference or violation of any Intellectual Property owned or purported to be owned by the Issuer Entities, including any invitations to license or request or demand to refrain from using any such Intellectual Property. The Issuer Entities have not received any written communications in the past three (3) years alleging that any Issuer Entity has violated or, by conducting the Issuer Entities’ business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, or other proprietary or intellectual property rights or processes of any other Person. The Issuer Entities are not aware of any violation or infringement by a third party of any of the Intellectual Property owned by any Issuer Entity.

(d)           Except to the extent disclosed on Section 5.18(d) of the Disclosure Schedule, all current and former employees and contractors of the Issuer Entities who have made any material contributions to any Technology material to an Issuer Entity have assigned to such Issuer Entity all of such Person’s respective rights, including Intellectual Property, relating to such Technology.

(e)          Except for agreements with its own employees or consultants, standard end-user license agreements, Off-the-Shelf Software licenses, support/maintenance agreements, agreements entered in the ordinary course of the Issuer Entities’ business and any intercompany license or agreement between any Issuer Entities, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and no Issuer Entity is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. The Issuer Entities have obtained and possesses valid licenses to use all of the material Software programs it utilizes, provides or installs on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Issuer Entities’ business as now conducted and as presently proposed to be conducted. Each employee and consultant has assigned to an Issuer Entity all intellectual property rights he or she owns that are related to the Issuer Entities’ business as now conducted and as presently proposed to be conducted. The Issuer Entities have not embedded any Software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free Software, copyleft or community source code license (such Software, “Open Source Software”) in any of its products generally available or in development or otherwise used Open Source Software in a manner that obligates the Issuer Entities to disclose, make available, offer or deliver the source code of any Software other than such Open Source Software. For the avoidance of doubt, “Open Source Software” includes but is not limited to, any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

(f)           The Issuer Entities will continue to own or have after the Initial Closing, valid rights or licenses as are sufficient to use all of the Intellectual Property and Technology used by the Issuer Entities to the same extent as prior to the Initial Closing. The consummation of the Transactions will not result in the loss or impairment of the Issuer Entities’ rights in any Intellectual Property or Technology and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which any Issuer Entity is a party and pursuant to which the Issuer Entity is authorized or licensed to use any Third Party Intellectual Property.

(g)          The Issuer Entities (i) lawfully own, lease or license all Systems that are used in the operations of the Issuer Entities’ business, which are reasonably sufficient for the immediate and anticipated needs of the Issuer Entities, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Initial Closing. Except as disclosed in Schedule 5.18(g) of the Disclosure Schedule, in the past three years, there has been no failure or other material substandard performance of any System, in each case which has caused a material disruption to any Issuer Entities. No Issuer Entity is, to the knowledge of Holdings, in material breach of any of its contractual obligations or licenses relating to Systems. No Issuer Entity has been subjected to an audit of any kind in connection with any license or other contractual obligation pursuant to which the Issuer Entity holds rights to any third-party Software, nor has received any notice of intent to conduct any such audit.

(h)          The Issuer Entities have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how and other confidential and proprietary information owned by the Issuer Entities or used by the Issuer Entities or their respective service providers in conducting the Issuer Entities’ business as now conducted and as presently proposed to be conducted. Since October 22, 2019, in the case of the Initial Closing, and since the date of the Initial Closing, in the case of the Subsequent Closing, there have been no material outages, interruptions, accesses, material security breaches, corruptions, unauthorized uses, modifications or similar events, in each case, materially impacting the trade secrets, Systems, networks, Software or data of the Issuer Entities.

Section 5.19.        Litigation. Except as described in Section 5.19 of the Disclosure Schedule, there is no (and in the past two years, there has not been any) material action, suit, claim, counterclaim, charge, proceeding, mediation, arbitration, litigation, audit or investigation at law or in equity (collectively, “Proceedings”), by or before, or otherwise involving, any Governmental Authority or other agency pending or, to the knowledge of Holdings, threatened against any Vacasa Issuer Entity or, to the knowledge of Holdings, any Wyndham Subsidiary or affecting the properties or assets of the Vacasa Issuer Entities or, to the knowledge of Holdings, any Wyndham Subsidiary, or, as to matters related to any Vacasa Issuer Entity or, to the knowledge of Holdings, any Wyndham Subsidiary, pending or, to the knowledge of Holdings, threatened by or against any officer, director, manager, managing member or member, employee, independent contractor, or consultant of any Issuer Entity in their respective capacities in such positions or relating to their employment, services or relationship with the Vacasa Issuer Entities or, to the knowledge of Holdings, any Wyndham Subsidiary, and, to the knowledge of Holdings, there is not any reasonable basis for any such Proceeding. There is no material judgement, writ, decree, injunction or other order of any Governmental Authority against any Issuer Entity or any of its assets or properties, or to the knowledge of Holdings, any manager, director, officer or employee of any Issuer Entity (in their capacities as such or relating to their employment, services or relationship with the Issuer Entity).

Section 5.20.        Employee Benefits Programs and Employee Matters.

(a)          Section 5.20(a) of the Disclosure Schedule sets forth each Plan maintained, established, sponsored, contributed to or required to be contributed to by any Issuer Entity or with respect to which any Issuer Entity has or is reasonably expected to have any Liability (each a “OpCo Plan”). With respect to each material OpCo Plan, Holdings has made available to the Purchasers true, accurate and complete copies of each of the following, as applicable: (a) the Plan document together with all amendments thereto and, if the Plan or amendment thereof has not been reduced to writing, a written summary of its material terms, (b) any trust agreement, insurance policy or other funding documents, and amendments thereto, (c) any summary Plan description and any material modifications thereto, (d) the most recent determination, advisory, or opinion letter from the IRS, (e) the most recent financial statements or actuarial report, and (f) any, non-routine notices, letters or other correspondence from any Governmental Authority related to any OpCo Plan received by the Issuer Entities or an Affiliate in the past four years.

(b)           To the knowledge of Holdings, each Wyndham Subsidiary has made all required contributions or payments with respect to each OpCo Plan applicable to such Wyndham Subsidiary. To the knowledge of Holdings, no OpCo Plan applicable to any Wyndham Subsidiary is and no Wyndham Subsidiary nor any other Person or trade or business which would have ever been considered a single employer with any Wyndham Subsidiary under Section 414 of the Code or Section 4001(b) of ERISA or part of the same “Controlled Group” as any Wyndham Subsidiary for purposes of Section 302(d)(3) of ERISA has ever sponsored, maintained, contributed to or has or has had any Liability with respect to (i) any benefit plan which is or has been subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) any “multiple employer plan” subject to Section 413(c) of ERISA, or (v) any benefit plan providing post-employment or post-retirement health or welfare benefits to any current or former officer, director, employee, manager, independent contractor or consultant of any Wyndham Subsidiary (or the dependents or beneficiaries thereof) other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA or as otherwise required by applicable Law at the individual’s sole expense.

(c)           Each Vacasa Issuer Entity has made all required contributions or payments with respect to each OpCo Plan applicable to such Vacasa Issuer Entity. No OpCo Plan with respect to any Vacasa Issuer Entity is and no Vacasa Issuer Entity nor any other Person or trade or business which would have ever been considered a single employer with any Vacasa Issuer Entity under Section 414 of the Code or Section 4001(b) of ERISA or part of the same “Controlled Group” as any Vacasa Issuer Entity for purposes of Section 302(d)(3) of ERISA has ever sponsored, maintained, contributed to or has or has had any Liability with respect to (i) any benefit plan which is or has been subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) any “multiple employer plan” subject to Section 413(c) of ERISA, or (v) any benefit plan providing post-employment or post-retirement health or welfare benefits to any current or former officer, director, employee, manager, independent contractor or consultant of any Vacasa Issuer Entity (or the dependents or beneficiaries thereof) other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA or as otherwise required by applicable Law at the individual’s sole expense.

(d)          Each OpCo Plan has been maintained, operated, established, funded and administered in all material respects in form and operation in accordance with its terms and all applicable Law, including ERISA and the Code. Each OpCo Plan that is intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”) has received a determination, advisory, or opinion letter from the IRS to the effect that such Plan is qualified, and, to the knowledge of Holdings, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Qualified Plan or the ability of Holdings to rely on such determination, advisory or opinion letter or result in material Liability to the Issuer Entities. Each OpCo Plan subject to the laws of any jurisdiction outside of the United States (“Foreign Benefit Plans”) has been maintained, operated, established, funded and administered in all material respects in accordance with all applicable requirements and all applicable Law. If they are intended to qualify for special Tax treatment, the Foreign Benefit Plans meet all requirements for such treatment; and if they are intended to be funded or book-reserved, they are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions. No material Liability exists or reasonably could be imposed upon the assets of the Issuer Entities by reason of such Foreign Benefit Plans other than for benefits due under the terms of such Plan. There is no pending or, to the knowledge of Holdings, threatened Proceeding relating to an OpCo Plan, other than routine claims for benefits.

(e)          The Vacasa Issuer Entities and, to the knowledge of Holdings, the Wyndham Subsidiaries, are, and for the past three (3) years have been, to the knowledge of Holdings, in compliance in all material respects with all applicable Laws then in effect respecting employment, discrimination, harassment, or retaliation in employment, terms and conditions of employment, employee benefits (including compensation of accrued, unused vacation and overtime due and owing), worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of workers as exempt from the requirements of the Fair Labor Standards Act or applicable state or foreign Law), wages, hours, deductions, withholdings, and occupational safety and health and employment practices, including the Immigration Reform and Control Act. The Vacasa Issuer Entities and, to the knowledge of Holdings, the Wyndham Subsidiaries, are not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Vacasa Issuer Entities and, to the knowledge of Holdings, the Wyndham Subsidiaries, have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. There are no pending claims against the Vacasa Issuer Entities or, to the knowledge of Holdings, the Wyndham Subsidiaries, under any workers compensation plan or policy or for long term disability. Except as set forth in Section 5.20(d) of the Disclosure Schedule, there are no controversies pending or, to the knowledge of Holdings, threatened, between the Vacasa Issuer Entities and, to the knowledge of Holdings, any of the Wyndham Subsidiaries, and any of their respective employees, independent contractors, consultant or applicants which have or would reasonably be expected to result in a Proceeding before any Governmental Authority, and no such Proceeding has been pending at any time in the past three (3) years with respect to any Vacasa Issuer Entity or, to the knowledge of Holdings, any Wyndham Subsidiary.

(f)           No Issuer Entity is a party to or bound by any collective bargaining agreement or other contract or work agreements with a Union, no such contract is being negotiated by an Issuer Entity, and no employee of an Issuer Entity is represented by a Union. To the knowledge of Holdings, there are no activities or Proceedings of any Union to organize the employees of any Issuer Entity, and there have been no such activities or Proceedings in the past three (3) years with respect to any Vacasa Issuer Entity or, to the knowledge of Holdings, with respect to any Wyndham Subsidiary. There is no labor dispute, strike, picketing, slowdown, lockout or work stoppage against the Issuer Entities pending or, to the knowledge of Holdings, threatened, and there have been no such troubles in the past three (3) years with respect to any Vacasa Issuer Entity or, to the knowledge of Holdings, with respect to any Wyndham Subsidiary. To the knowledge of Holdings, no Issuer Entity has committed any unfair labor practice in connection with the conduct of its business, and except as set forth in Section 5.20(e) of the Disclosure Schedule, there is no charge or complaint against any Issuer Entity by the National Labor Relations Board or any comparable Governmental Authority pending or, to the knowledge of Holdings, threatened. Except as set forth in Section 5.20(e) of the Disclosure Schedule, in the past three (3) years, there has not been any Proceeding relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of an Vacasa Issuer Entity or, to the knowledge of Holdings, any Wyndham Subsidiary, relating to the foregoing, in each case involving any current or former senior manager of an Vacasa Issuer Entity or, to the knowledge of Holdings, any Wyndham Subsidiary, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matter, nor has any such Proceeding, settlement or other arrangement been threatened, in each case, with respect to any Vacasa Issuer Entity or, to the knowledge of Holdings, any Wyndham Subsidiary. To the knowledge of Holdings, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with an Issuer Entity within the twelve (12) month period following the date hereof. The Issuer Entities have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Issuer Entities, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any Transaction Documents or any of the Transactions.

Section 5.21.       Compliance with Applicable Laws. Each Issuer Entity, and, to the knowledge of Holdings, each of their respective members, managers, directors, officers, employees and agents (when acting for or on behalf of such Issuer Entities) is in compliance with all applicable Laws and is in compliance with and has obtained all material permits and licenses necessary for the conduct of its business in all material respects, and, to the knowledge of Holdings, no Proceeding has been filed, commenced or threatened alleging any failure so to comply. The Issuer Entities are not in default with respect to any material judgment, order, writ, injunction, decree, demand or assessment issued by any court or any Governmental Authority relating to the business or affairs of the Issuer Entities or the Transactions. The Issuer Entities have not received any written or, to the knowledge of Holdings, oral notice asserting any material violation, defaults or failures on the part of any Issuer Entity to comply with applicable Law from any Governmental Authority or other Person.

Section 5.22.        No “Bad Actor” Disqualification. The Issuer Entities have exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined herein) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the knowledge of Holdings, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Issuer Entities have complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Issuer Entities; any predecessor or affiliate of Holdings; any director, executive officer, other officer participating in the offering, general partner or managing member of Holdings; any beneficial owner of 20% or more of Holdings’ outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with Holdings in any capacity at the time of the issuance and sale of the Notes; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the issuance and sale of the Notes (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

Section 5.23.         Insurance. Section 5.23 of the Disclosure Schedule sets forth a list of each of the insurance policies maintained by or on behalf of any Issuer Entity. The policies listed in Section 5.23 of the Disclosure Schedule are in full force and effect and no notice of default, cancellation or non-renewal with respect to any such policy has been received by any Issuer Entity.

Section 5.24.         No Bribery and Anti-Money Laundering. To the knowledge of Holdings after due inquiry, no Issuer Entity, its Affiliates or their respective directors, officers, agents or employees or any other authorized Person acting for or on behalf of an Issuer Entity or in connection with the operation of its business has, directly or indirectly, (i) offered, promised, provided, made, paid or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person in violation of any Law, rule or regulation, regardless of form, whether in money, property or services, or any other thing of value; (ii) offered, promised, provided, made, or paid any contributions, directly or indirectly, to a domestic or foreign government official (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization, or any political party or candidate for political office) in violation of any Law, rule or regulation in order to assist an Issuer Entity or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person; or (iii) otherwise has violated any Anti-Bribery Laws or Anti-Money Laundering Laws.

Section 5.25.         Patriot Act. Each Issuer Entity is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Issuer Entity, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Holdings has implemented and maintains in effect policies and procedures addressing Anti-Bribery Laws and Anti-Money Laundering Laws.

Section 5.26.         Investment Company Act Matters. Holdings is not and, with respect to any Closing, after giving effect to the offer and sale of Notes at such Closing and the application of the proceeds thereof as permitted hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940.

Section 5.27.         No Sanctions. No Issuer Entity, its Affiliates or their respective directors, officers, agents or employees, or any other authorized Person acting for or on behalf of an Issuer Entity is a Sanctioned Person nor, to the knowledge of Holdings, has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor, to the knowledge of Holdings, has otherwise violated Sanctions. No proceeds of any Note issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Bribery Laws or Anti-Money Laundering Laws by such Issuer Entity, any Purchaser, or other individual or entity participating in the Transactions contemplated herein.

Section 5.28.         Waiver of Right of First Offer. Each of the Persons entitled to the benefit of the right of first offer set forth in Section 3 of that certain Investor Rights Agreement, dated as of October 22, 2019, by and among Holdings, the Founder, and the Persons set forth on Schedule A thereto, to the extent not participating in the Initial Closing as an Initial Purchaser, has waived its rights under Section 3 of such Agreement with respect to the Transactions.

ARTICLE VI

CONDITIONS

Section 6.01.         Initial Purchaser Closing Conditions. No Initial Purchaser shall be obligated to purchase any Notes at the Initial Closing unless the following conditions shall have been satisfied or waived by such Initial Purchaser:

(a)          Representations and Warranties. On and as of the Initial Closing Date each of the representations and warranties made by or on behalf of any Issuer Entity contained in this Agreement and the other Note Documents shall be true and correct in all material respects as of the Initial Closing Date, in each case, except for any representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such earlier date.

(b)          No Default. No Default or Event of Default shall exist immediately after giving effect to the issuance and sale of the D-1 Notes on the Initial Closing Date.

(c)           Filings, Registrations and Recordings. Except to the extent of any actions set forth on Schedule C or in Section 7.13, each document (including any Uniform Commercial Code financing statement and any stock (or equivalent) certificates, securities or promissory notes) required by this Agreement, the Guarantee and Collateral Agreement or any other Note Document to be filed, registered, recorded and/or delivered in order to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in and Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested (or, in the case of stock (or equivalent) certificates, securities or promissory notes, delivered to the Collateral Agent, to the extent required by the terms of the Note Documents), and the Collateral Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, Tax or expense relating thereto.

(d)           Holding Company Reorganization. The Reorganization shall have been consummated.

(e)            Delivery of Documents. The Administrative Agent and the Initial Purchasers shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Initial Purchasers:

(1)            Note Documents. Duly executed and delivered copies of this Agreement, the Guarantee and Collateral Agreement, the Notes and each other Note Document to which any Note Party is a party.

(2)            A&R Organizational Documents of Holdings. Each of (i) the Amended and Restated LLC Agreement, (ii) the Investor Rights Agreement and (iii) the ROFR and Co-Sale Agreement, duly executed and delivered by the parties thereto.

(3)            Secretary’s Certificate. A certificate of a duly authorized officer of each Note Party, certifying (i) that copies of each such Note Party’s Organizational Documents (including, in the case of Holdings, the Amended and Restated LLC Agreement, the Investor Rights Agreement and the ROFR and Co-Sale Agreement), which shall be attached thereto (and, in the case of the certificates or articles of incorporation, organization or formation, as applicable, certified as of the recent date by the applicable Governmental Authority), are true and complete, and in full force and effect as of the Initial Closing Date, without amendment except as included therewith and attached to such certificate; (ii) as to the incumbency and signature of the officers of each such Note Party authorized to execute this Agreement and the other Transaction Documents to which it is a party; (iii) that the resolutions of the board of directors, board of managers, managing member, members or other equivalent governing body, as applicable, of each such Note Party approving and authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, copies of which shall be attached thereto, are true and complete, and in full force and effect as of the Initial Closing Date, without amendment except as included therewith and attached to such certificate; and (iv) the good standing of each such Note Party in such Note Party’s jurisdiction of incorporation, organization or formation and attaching reasonably recent good standing certificates. For the avoidance of doubt, the Initial Purchasers may conclusively rely on this certificate until they are otherwise notified by the applicable Note Party in writing.

(4)            CFO’s Certificate. A certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings certifying that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(5)            Officer’s Certificate. A certificate from a duly authorized officer of Holdings certifying that the conditions set forth in Section 6.01(a), Section 6.01(b), Section 6.01(c), and Section 6.01(d) have been satisfied.

(6)            Legal Opinions. Executed legal opinions of (a) Wilson Sonsini Goodrich & Rosati P.C., as special counsel to the Note Parties, and (b) Holland & Knight LLP, as special counsel to ResortQuest Northwest Florida, LLC (collectively, the “Legal Opinions”), in each case, in form and substance satisfactory to the Administrative Agent and the Initial Purchasers, which shall cover such matters incident to the Transactions, the D-1 Notes, and the other Note Documents as the Administrative Agent and the Initial Purchasers may reasonably require, and Holdings hereby authorizes and directs such counsel to deliver such opinions.

(f)            Fees, Expenses, Etc. Prior to or substantially concurrently with the issuance of the D-1 Notes on the Initial Closing Date, Holdings shall have paid or reimbursed (or shall have caused to be paid or reimbursed) all fees and expenses required to be paid or reimbursed by Holdings pursuant to Section 13.02 to the extent such expenses have been invoiced prior to the Initial Closing Date and all fees required by the Agency Fee Letter.

(g)            KYC; Information. Holdings shall have delivered to the Administrative Agent or the Initial Purchasers (i) all documentation and other information about Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested prior to the Initial Closing Date, and (ii) such other information or documents as the Administrative Agent or the Initial Purchasers or their respective counsel shall have reasonably requested.

Section 6.02.          Subsequent Purchaser Closing Conditions. No Subsequent Purchaser shall be obligated to purchase any D-2 Notes at the Subsequent Closing unless the following conditions shall have been satisfied or waived by such Subsequent Purchaser:

(a)            Representations and Warranties. On and as of the Subsequent Closing Date, each of the representations and warranties made by or on behalf of any Issuer Entity contained in this Agreement and the other Note Documents shall, in each case, be true and correct in all material respects as if made on and as of such date except as set forth in the correspondingly numbered subsection of the Subsequent Closing Date Disclosure Schedule (provided that any item disclosed in any subsection of a Subsequent Closing Date Disclosure Schedule shall be deemed disclosed against any other representation or warranty to the extent the relevance of such disclosure to such other representation or warranty is reasonably apparent on the face of such disclosure), except, in each case, those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects as of such earlier date.

(b)           No Default. No Default or Event of Default shall exist immediately after giving effect to the issuance and sale of the D-2 Notes on the Subsequent Closing Date.

(c)            Delivery of Documents. The Administrative Agent and such Subsequent Purchaser shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent and such Subsequent Purchaser:

(1)            Definitive Documents. Duly executed and delivered copies of this Agreement, the Guarantee and Collateral Agreement, such Purchaser’s D-2 Note, and each other Note Document (other than the Note of any other Purchaser) to which any Note Party is a party.

(2)            Secretary’s Certificate. A certificate of a duly authorized officer of each Note Party, certifying (i) that copies of such Note Party’s Organizational Documents, which shall be attached thereto (and, in the case of the certificates or articles of incorporation, organization or formation, as applicable, certified as of a recent date by the applicable Governmental Authority), are true and complete, and in full force and effect as of the Subsequent Closing Date, without amendment except as included therewith and attached to such certificate; (ii) the incumbency and signature of the officers of such Note Party authorized to execute this Agreement and the other Note Documents to which it is a party; (iii) that the resolutions of the board of directors, board of managers, managing member, members or other equivalent governing body, as applicable, of such Note Party approving and authorizing the execution, delivery and performance of the Note Documents to which it is a party, copies of which shall be attached thereto, are true and complete, and in full force and effect as of the Subsequent Closing Date, without amendment except as included therewith and attached to such certificate; and (iv) the good standing of each such Note Party in such Note Party’s jurisdiction of incorporation, organization or formation and attaching good standing certificates as of a reasonably recent date. For the avoidance of doubt, the Purchasers may conclusively rely on this certificate until they are otherwise notified by the applicable Note Party in writing.

(3)            CFO’s Certificate. A certificate from the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings certifying that Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(4)            Officer’s Certificate. A certificate from a duly authorized officer of Holdings certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(5)            Legal Opinions. Executed legal opinions of (a) Wilson Sonsini Goodrich & Rosati P.C., as special counsel to the Note Parties, and (b) Holland & Knight LLP, as special counsel to ResortQuest Northwest Florida, LLC (collectively, the “Legal Opinions”), in each case, in form and substance satisfactory to the Administrative Agent and the Subsequent Purchasers, which shall cover such matters incident to the Transactions, the Subsequent Notes, the other Note Documents as the Administrative Agent and the Subsequent Purchasers may reasonably require, and Holdings hereby authorizes and directs such counsel to deliver such opinions.

(d)           Fees, Expenses, Etc. In connection with the Subsequent Closing, prior to or substantially concurrently with the issuance of the D-2 Notes on the Subsequent Closing Date, Holdings shall have paid or reimbursed (or shall have caused to be paid or reimbursed) all fees and expenses required to be paid or reimbursed by Holdings pursuant to Section 13.02 to the extent such fees and expenses have been invoiced prior to the Subsequent Closing Date.

(e)            Information. Holdings shall have delivered to the Administrative Agent or such Subsequent Purchaser such other information or documents as the Administrative Agent or such Subsequent Purchaser or his, her or its respective counsel shall have reasonably requested.

For purposes of determining compliance with the conditions specified in Sections 6.01 and Section 6.02, each Purchaser shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Purchaser, as applicable, unless the Administrative Agent shall have received written notice from such Purchaser, as applicable, prior to the proposed Closing Date, specifying its objection thereto.

ARTICLE VII

AFFIRMATIVE COVENANTS

Holdings covenants and agrees for the benefit of the Agents and the Holders that after the Initial Closing and so long as any Notes remain outstanding:

Section 7.01.      Corporate Existence. Except to the extent permitted by this Agreement (including, without limitation, Section 8.06), Holdings shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its and their respective corporate existence, in accordance with its and their respective Organizational Documents.

Section 7.02.          Financial Statements. Holdings shall furnish to the Administrative Agent (for delivery to the Holders):

(a)            as soon as available and in no event later than thirty (30) days (or, with respect to any month ending in fiscal year 2020, forty-five (45) days) after the last day of each fiscal month of Holdings, Holdings’ unaudited consolidated balance sheet as of the end of such fiscal month, and the related unaudited consolidated statement of income and cash flows for such month, in each case, prepared in accordance with GAAP and in accordance with the books and records of the Issuer and setting forth in comparative form figures for the corresponding period in the preceding fiscal year, which shall be certified by an authorized officer of the Issuer to the effect that such financial statements satisfy the requirements set forth herein and present fairly in all material respects the financial condition, results of operations and other information reflected therein (subject to normal year-end audit adjustments and the absence of footnotes);

(b)            as soon as available and in no event later than thirty (30) days (or, with respect to fiscal quarters ending in fiscal year 2020, forty-five (45) days) after the last day of each of the first, second and third fiscal quarters of Holdings, Holdings’ unaudited consolidated balance sheet as of the end of such fiscal quarter, and the related unaudited consolidated statement of income and cash flows for the quarter then ended, in each case, prepared in accordance with GAAP and in accordance with the books and records of Holdings and setting forth in comparative form figures for the corresponding period in the preceding fiscal year, which shall be certified by an authorized officer of Holdings to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and other information reflected therein (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)            as soon as available and in no event later than one hundred and twenty (120) days (or, with respect to the fiscal year of Holdings ended December 31, 2020, only, one hundred and eighty (180) days) after the end of each fiscal year of Holdings (beginning with the fiscal year ending December 31, 2020), Holdings’ audited consolidated balance sheet as of the end of such fiscal year, and the related statements of income and cash flows, and statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital of Holdings for such fiscal year (and setting forth in comparative form figures for the corresponding period in the preceding fiscal year), in each case, prepared in accordance with GAAP and in reasonable detail and reported upon without qualification, exception or explanatory paragraph (other than with respect to any “going concern” or like qualification or explanatory paragraph) by KPMG, or another certified public accountant of equivalent recognized national standing selected by Holdings.

Section 7.03.          Notices of Default; Other Notices. Holdings shall promptly, and in any event within five (5) Business Days after an officer becomes aware of the occurrence or existence of (i) any Default or Event of Default under this Agreement, (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, or (iii) any threatened (in writing) or existing Proceeding with respect to any Issuer Entity or affecting Issuer Entity or any of its assets, in either case, that is material to Holdings and its Subsidiaries, taken as a whole, in each case, provide written notice to the Administrative Agent (for delivery to each Holder) specifying the nature and period of existence thereof and what actions Holdings is taking or proposes to take with respect thereto. In addition, Holdings shall provide notice to the Administrative Agent (for delivery to each Holder) at least ten (10) Business Days in advance of the effective date of any Change of Control or IPO, which notice shall indicate the anticipated timing of such event and shall include, in the case of an IPO, the offering document, and in the case of a Change of Control, the definitive agreements governing such transaction (or, in either case, the then most current drafts thereof).

Section 7.04.          Books and Records; Inspection and Audit Rights. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each other Note Party to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Leased Real Property and Owned Real Property during normal business hours subject to the terms of the applicable leases and the reasonable security measures of the Note Parties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants (provided that Holdings shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

Section 7.05.          Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business (excluding properties rented to customers as part of Holdings’ short-term rental business) in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.06.          Insurance. Holdings will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Holdings will furnish to the Administrative Agent or any Holder, upon its request, information in reasonable detail as to the insurance so maintained.

Section 7.07.          D-2 Notes. In the event that, following the Initial Closing, the Board determines in its good faith business judgment that the Issuer Entities (a) shall require additional equity or debt financing (other than Indebtedness expressly permitted by Section 8.01) to meet ongoing operational or liquidity needs and (b) that other financing is (i) not available from an unaffiliated third party, (ii) is only available from an unaffiliated third party on terms that the Board deems less desirable than D-2 Notes, or (iii) is not available from an unaffiliated third party within a time period that would meet such operational or liquidity needs, Holdings shall offer (a “D-2 Notes Offer”) to the Holders a right to purchase D-2 Notes in an aggregate principal amount of up to $108,063,436.00, determined by Holdings in its sole discretion. Following any D-2 Notes Offer, the Holders shall have the right (which right shall be assignable by any Holder to, and thereafter exercisable by, his, her or its transferees, successors, assigns and its or their Affiliates and beneficial interest holders, such as limited partners, members or any other Person having beneficial ownership of such Holder (each, a “Permitted Assign”)) but not the obligation, to purchase, in accordance with this Section 7.07 and Section 2.02(b) and the other applicable terms and conditions of this Agreement, such D-2 Notes in accordance with their D-2 Shares as set forth on Schedule E. In connection with any such offering of D-2 Notes:

(a)            Holdings shall provide each Holder with notice of such offering of D-2 Notes by delivering to the Administrative Agent (for distribution to the Holders) a notice indicating Holdings’ intent to issue D-2 Notes, the maximum aggregate principal amount of the D-2 Notes to be issued (which shall not exceed $108,063,436.00) (the “Offer Amount”) and each Holder’s D-2 Share of such Offer Amount (the “D-2 Notes Offer Notice” and, the date on which the D-2 Notes Offer Notice is delivered by the Administrative Agent to the Holders, the “Offer Date”). To the extent that any Holder (or its Permitted Assign(s)) desires to purchase D-2 Notes, such Holder (or its Permitted Assign(s)) shall, no later than five (5) Business Days following the Offer Date (the “Offer Period”), submit to Holdings a notice (a “D-2 Notes Exercise Notice”) of its intention to purchase such D-2 Notes (which notice shall be for any Holder other than the Silver Lake Holder, subject to satisfaction or waiver of the conditions set forth in Section 6.02 with respect to the Subsequent Closing, irrevocable five (5) Business Days following delivery of the Subsequent Closing Date Disclosure Schedule in respect of the Subsequent Closing to such Person (the “Irrevocability Date”)), which D-2 Notes Exercise Notice shall indicate the maximum amount of D-2 Notes, up to such Holder’s D-2 Share, which such Holder (or its Permitted Assign(s)) is committing to purchase.

(b)            To the extent that any Holder (or its Permitted Assign(s)) does not timely deliver a D-2 Notes Exercise Notice, does not elect to purchase such Holder’s full D-2 Share of the D-2 Notes offered in the D-2 Notes Offer Notice or validly revokes its D-2 Notes Exercise Notice prior to the Irrevocability Date (any such Holder, a “Declining Holder”), Holdings shall, promptly (and in event within five (5) Business Days) following the expiration of the Offer Period, or, with respect to any revocation, the date of such revocation, send notice thereof (the “Declined Offer Notice”) to the Silver Lake Holder. The Silver Lake Holder (or its Permitted Assigns) shall have an additional option to purchase all or any part of the balance of any remaining amount of the D-2 Notes offered in the D-2 Notes Offer Notice as set forth in the Declined Offer Notice (the “Unsubscribed D-2 Notes”) by delivering notice to Holdings (a “D-2 Notes Undersubscription Election Notice”) within 5 Business Days of delivery of the Declined Offer Notice, which D-2 Notes Undersubscription Election Notice shall specify that portion of the Unsubscribed D-2 Notes that the Silver Lake Holder (or its Permitted Assigns) agrees to purchase. Any remaining Unsubscribed D-2 Notes may be offered by Holdings to any Holder that is not a Declining Holder and any other Person approved by Holdings and the Requisite Holders. Other than Board approval, no consent of any other Person, other than each Subsequent Purchaser electing to purchase D-2 Notes, shall be required in connection with the issuance of the Additional Notes in accordance with the terms of this Section 7.07. Each of Holdings, the Administrative Agent and each Holder and Subsequent Purchaser agrees, at Holdings expense and reasonable request, to make such amendments to this Agreement and the other Transaction Documents and to execute and deliver any other agreements, documents or instruments in order to effectuate any such issuance and sale of such D-2 Notes.

(c)            Consummation of the purchase and sale of D-2 Notes shall occur subject to satisfaction or waiver of the conditions set forth in Section 6.02 in accordance with Section 2.02(b).

Section 7.08.          [Reserved].

Section 7.09.          Payment of Obligations. Holdings will, and will cause each Issuer Entity to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Issuer Entity, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.10.          Compliance with Laws. Holdings will, and will cause each other Issuer Entity to, comply with all applicable Laws, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

Section 7.11.          Mortgages. In the event that any Note Party owns or, after the Initial Closing Date, acquires any Material Real Property (or if any Material Real Property is owned by any Subsidiary of Holdings on or after the time it becomes a Note Party pursuant to Section 7.12, below), Holdings shall, or shall cause the applicable Note Party to, execute and deliver to the Collateral Agent, within one hundred and twenty (120) days (or such later date reasonably acceptable to the Requisite Holders) after the Initial Closing Date, the date of acquisition thereof or the date of the joinder of the Subsidiary owning such Material Real Property as a Guarantor under and pursuant to the Note Documents, as applicable, a Mortgage, shall pay all taxes, costs, and expenses incurred by the Collateral Agent in recording such mortgage or deed of trust, and shall supply to the Collateral Agent, upon the Requisite Holders’ reasonable written request for any of the following and at Holdings’ cost and expense: a Phase I environmental site assessment, evidence of property and hazard insurance policies, and such other customary instruments, documents, and certificates reasonably required by the Collateral Agent or the Requisite Holders for the issuance and recordation of the Mortgages (which shall, for the avoidance of doubt, not include surveys, title insurance, or legal opinions).

Section 7.12.          Further Assurances. Holdings shall promptly inform the Administrative Agent of the creation or acquisition of any direct or indirect Subsidiary and cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) not in existence on the date hereof to execute a counterpart to this Agreement, and cause each such Subsidiary (other than any Excluded Subsidiary) to pledge its assets pursuant to the Guarantee and Collateral Agreement (subject to any limitations set forth therein). From and after the Initial Closing, Holdings shall, and shall cause each Note Party to, take such action as is reasonably required by the Collateral Agent or the Requisite Holders to grant or perfect a Security Interest in any assets of such Person (other than any Excluded Subsidiary).

Section 7.13.          Post-Closing Matters. Holdings will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule C within the time period prescribed therefor on such schedule (as such time period may be extended from time to time with the consent of the Collateral Agent (acting at the instruction of the Requisite Holders)).

Section 7.14.          Tax Matters. It is intended that the Reorganization be disregarded from a U.S. federal income tax perspective and that Holdings shall be a continuation of Vacasa, LLC as a partnership for U.S. federal income tax purposes, and no Party shall (and Holdings shall cause each of its Subsidiaries not to) take any contrary tax position except upon a contrary final determination by an applicable taxing authority.

ARTICLE VIII

NEGATIVE COVENANTS

Holdings covenants and agrees for the benefit of the Agents and the Holders that after the Initial Closing and so long as any Note remains outstanding:

Section 8.01.          Indebtedness. Holdings shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, incur, create, assume, guarantee or otherwise become liable for any Indebtedness, other than:

(a)            (i) Indebtedness of the Issuer Entities existing as of the Closing Date and set forth in Section 8.01 of the Initial Closing Date Disclosure Schedule and (ii) refinancings, renewals, extensions, or replacements of any Indebtedness described in clause (i) so long as the principal amount of such Indebtedness is not increased (except by an amount equal to the sum of (A) the amount of all accrued and unpaid interest on such Indebtedness being refinanced, renewed, extended or replaced, (B) the amount of any premiums (including tender premiums), make-whole amounts or penalties on such Indebtedness being refinanced, renewed, extended or replaced, (C) the amount of all fees (including any exit consent fees) on such Indebtedness being refinanced, renewed, extended or replaced, (D) the amount of all fees (including arrangement, commitment, structuring, underwriting, ticking, amendment, closing and other similar fees), commissions, costs, expenses and other amounts associated with such new Indebtedness and (E) the amount of all original issue discount and upfront fees associated with such new Indebtedness);

(b)           the Note Obligations;

(c)            trade debt incurred in the ordinary course of business;

(d)            Indebtedness of any Issuer Entity with respect to Finance Lease Obligations and purchase money Indebtedness in an aggregate principal amount at any time outstanding not to exceed $3,000,000, in each case determined at the time of incurrence, the proceeds of which are used to finance the acquisition, construction, lease or improvement of fixed or capital assets; provided that (i) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently or within 180 days after the acquisition, construction, lease or improvement of the asset financed and (ii) any such Indebtedness is secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness or proceeds thereof and related property (and any improvements, accessions or proceeds in respect thereof and assets fixed or appurtenant thereto);

(e)            (i) Indebtedness of a Person or Indebtedness attaching solely to assets of a Person that, in either case, becomes a Subsidiary of Holdings, or Indebtedness attaching solely to assets that are acquired by any Issuer Entity, in each case after the Closing Date; provided that (A) such Indebtedness existed at the time such Person became a Subsidiary of Holdings or at the time such assets were acquired and, in each case, was not created in anticipation or contemplation thereof, (B) such Indebtedness is not guaranteed by any Issuer Entity (other than by any Person that becomes a Subsidiary of Holdings in connection with the foregoing and its Subsidiaries) and (C) the aggregate principal amount of such Indebtedness when taken together with all other Indebtedness incurred pursuant to this clause (e) at any time outstanding, in the aggregate at any date of determination, does not exceed $10,000,000 and (ii) refinancings, renewals, extensions, or replacements of any Indebtedness described in clause (i) so long as the principal amount of such Indebtedness is not increased (except by an amount equal to the sum of (A) the amount of all accrued and unpaid interest on such Indebtedness being refinanced, renewed, extended or replaced, (B) the amount of any premiums (including tender premiums), make-whole amounts or penalties on such Indebtedness being refinanced, renewed, extended or replaced, (C) the amount of all fees (including any exit consent fees) on such Indebtedness being refinanced, renewed, extended or replaced, (D) the amount of all fees (including arrangement, commitment, structuring, underwriting, ticking, amendment, closing and other similar fees), commissions, costs, expenses and other amounts associated with such new Indebtedness and (E) the amount of all original issue discount and upfront fees associated with such new Indebtedness);

(f)            Indebtedness incurred by any Issuer Entity in the form of indemnification, incentive, non-compete, consulting, adjustment of purchase price, deferred purchase price obligations or similar obligations (including “earn-outs”, seller notes, or similar obligations in connection with acquisitions), or guarantees of the performance of any Issuer Entity with respect to such Indebtedness (both before and after liability associated therewith becomes fixed), in each case, pursuant to any agreement entered into in connection with acquisitions or other Investments permitted by this Agreement (including Permitted Acquisitions) in an aggregate amount not to exceed, together with all such Indebtedness incurred pursuant to this clause (f), $40,000,000 at any time outstanding;

(g)           Indebtedness pursuant to any guaranties, performance, surety, statutory, appeal or similar bonds or other similar obligations, in each case, incurred in the ordinary course of business or any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) or tenant improvement loans, in each case, incurred in the ordinary course of business;

(h)           guaranties of the obligations of suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners of any Issuer Entity, in each case, incurred in the ordinary course of business;

(i)             Indebtedness owing in connection with deferred compensation or stock compensation to employees of any Issuer Entity, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(j)             Indebtedness owing to any unaffiliated insurance company in connection with the financing of insurance premiums in the ordinary course of business;

(k)            customer deposits and advance payments received in the ordinary course of business and consistent with industry practice from customers for goods and services purchased in the ordinary course of business and consistent with industry practice;

(l)             [reserved];

(m)           Indebtedness in respect of Interest Rate Agreements or Currency Agreements;

(n)           [reserved];

(o)           Indebtedness in respect of cash management services, foreign exchange services, merchant services, business credit card services, check cashing services, netting services, overdraft protections and other like services;

(p)           Indebtedness issued in connection with the repurchase, retirement or redemption for value of Equity Interests (including related stock appreciation rights or similar securities) of Holdings or any direct or indirect parent of Holdings (including Equity Interests of any management equity vehicle owning Equity Interests of Holdings) held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of Holdings or any of its Subsidiaries (or their estates, heirs, family members, spouses or former spouses or other permitted transferees) pursuant to and in accordance with the terms of any management equity plan or stock option plan or any other management or employee benefit plan; provided that such Indebtedness is expressly subordinated to the Notes, has no amortization or cash interest, and has a maturity date that occurs at least six months following the Maturity Date;

(q)           Indebtedness to the extent constituting an Investment permitted by Section 8.05; provided, that if any such Indebtedness owed by a non-Note Party to a Note Party is evidenced by a promissory note, such promissory note shall be pledged and delivered to the Collateral Agent in accordance with the terms of the Note Documents;

(r)            any guaranty of any Issuer Entity’s obligations under real property leases, subleases, licenses or other agreements for the use of real property, in each case in the ordinary course of business; and

(s)           additional Indebtedness of Holdings or any of its Subsidiaries in an aggregate principal amount that, when taken together with all other Indebtedness incurred pursuant to this clause (s) and then outstanding, does not exceed $5,000,000.

For purposes of determining compliance with this Section 8.01: (i) the accrual of interest, (ii) the accrual or payment of premiums, fees, expenses and charges, (iii) the accretion or amortization of original issue discount, and (iv) increases or decreases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, on or with respect to any Indebtedness that was otherwise permitted pursuant to this Section 8.01, will be regarded for purposes of calculating the amount of Indebtedness incurred thereunder.

Section 8.02.          Liens. Holdings shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, create, incur or assume any Lien on any of their respective assets or properties, or any income or profits therefrom, other than (each of the following, collectively, the “Permitted Liens”):

(a)            Liens created under the Collateral Documents in favor of the Collateral Agent for the benefit of the Secured Parties;

(b)           pledges, deposits or other Liens securing obligations under worker’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) incurred in the ordinary course of business;

(c)            Liens imposed by Law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, vendor’s and mechanics’ Liens, in each case arising in the ordinary course of business and which (x) relate to sums not yet delinquent and subject to penalties for nonpayment, (y) do not in the aggregate materially impair the use thereof, or (z) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Issuer Entity in accordance with GAAP;

(d)           Liens for Taxes, assessments or other governmental charges (x) not yet delinquent and subject to penalties for nonpayment, (y) that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or (z) to the extent that such Taxes, assessments or other governmental charges do not exceed $100,000 in the aggregate;

(e)            Liens existing on the Initial Closing Date and set forth on Section 8.02(e) of the Initial Closing Date Disclosure Schedule and any modification, replacement, extension or renewal of any such Lien upon or in the same property subject thereto and the modification, replacement, extension, renewal or refinancing of the obligations secured or benefited by such Liens (so long as the principal amount of such obligations is not increased (except by an amount equal to the sum of (A) the amount of all accrued and unpaid interest on such obligations being modified, replaced, extended, renewed or refinanced, (B) the amount of any premiums (including tender premiums), make-whole amounts or penalties on such obligations being modified, replaced, extended, renewed or refinanced, (C) the amount of all fees (including any exit consent fees) on such obligations being modified, replaced, extended, renewed or refinanced, (D) the amount of all fees (including arrangement, commitment, structuring, underwriting, ticking, amendment, closing and other similar fees), commissions, costs, expenses and other amounts associated with such new obligations and (E) the amount of all original issue discount and upfront fees associated with such new obligations)); provided that such modified, replaced, extended or renewed Lien does not extend to any additional property other than the property covered by such Lien;

(f)            Liens securing Indebtedness or other obligations of any Note Party owing to any other Note Party;

(g)           Liens securing Indebtedness incurred pursuant to Section 8.01(d);

(h)           Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations not constituting Indebtedness on specific items of inventory or other goods arising in the ordinary course of business, or under bankers’ acceptances or trade letters of credit issued or created for the account of any Person to support such accounts payable or similar trade obligations, in any case to facilitate the purchase, shipment or storage of such inventory or other goods, in each case, in the ordinary course of business;

(i)             Liens arising from precautionary Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by any Issuer Entity in the ordinary course of business or arising from equipment or other materials which are not owned by any Issuer Entity located on the premises of the Issuer Entity (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business;

(j)            deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or utility providers;

(k)            Liens solely on the assets of Issuer Entities that are not Note Parties and securing only the obligations of such Issuer Entities that are not Note Parties;

(l)            (i) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of any Issuer Entity to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Issuer Entity or (c) relating to purchase orders and other agreements entered into with customers of any Issuer Entity in the ordinary course of business and (ii) Liens securing cash management obligations (that do not constitute Indebtedness) and obligations in respect of cash management and related services (including automated clearinghouse of funds, treasury, depository, overdraft, electronic funds transfer, cash pooling, controlled disbursements and other cash management arrangements), commercial credit card and merchant card services, credit or debit cards, stored value cards and purchase cards and the processing of related sales or receipts, and E-payables and comparable services, in each case, incurred in the ordinary course of business;

(m)           Liens of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection;

(n)            Liens on assets acquired, or on assets of a Person that is acquired, securing Indebtedness permitted pursuant to Section 8.01(e) (provided that (i) solely with respect to Indebtedness incurred pursuant to Section 8.01(e)(i), such Liens were existing at the time of such acquisition and were not created in anticipation or contemplation of such acquisition and (ii) such Liens do not extend to property not subject to such Liens at the time of such acquisition (other than improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property));

(o)            Liens solely on any cash earnest money deposits made by any Issuer Entity pursuant to any letter of intent or purchase agreement entered into in connection with any Investment permitted hereunder;

(p)           deposits to secure the performance of (i) tenders, bids, trade contracts, governmental contracts, performance and return-of-money bonds and other similar contracts (other than obligations for the payment of Indebtedness for borrowed money) and (ii) leases, subleases, statutory obligations, surety, stay, judgment and appeal bonds, performance bonds and other obligations of a like nature (including reimbursement obligations in respect of letters of credit supporting such obligations), in each case incurred in the ordinary course of business;

(q)           survey exceptions, encumbrances, ground leases, easements, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone, cable television lines and other similar utility lines, gas and oil pipelines and other similar purposes, reservations of rights, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not and will not in the aggregate materially adversely interfere with the use of the applicable property in the ordinary conduct of the business of any Issuer Entity;

(r)            any zoning or similar land use restrictions or rights reserved to or vested in any governmental office or agency, including without limitation, site plan agreements, development agreements and contractual zoning agreements, to control or regulate the use of any real property;

(s)           Liens securing Indebtedness incurred pursuant to Section 8.01(f) in an aggregate principal amount not in excess of $5,000,000;

(t)            [reserved];

(u)           any interest or title of a lessor, licensor, sublessor, or sublicensor not prohibited hereunder or any Liens on such interest or title;

(v)           leases, licenses, subleases or sublicenses (and covenants not to assert) granted to others in the ordinary course of business or consistent with past practice which do not (x) interfere in any material respect with the business of the Issuer Entities, taken as a whole or (y) secure any Indebtedness provided that any such license or sub-license is non-exclusive;

(w)          Liens arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Issuer Entity in the ordinary course of business permitted by this Agreement, purchase orders and other agreements entered into with customers of any Issuer Entity in the ordinary course of business;

(x)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(y)            judgment Liens not constituting an Event of Default under Section 9.06;

(z)            Statutory, contractual and common law Liens of landlords under leases to which Holdings or any of its Subsidiaries is a party; and

(aa)          Liens securing obligations, including Indebtedness, in an aggregate amount that, when taken together with all other obligations secured by Liens incurred pursuant to this clause (aa) and then outstanding, does not to exceed, on the date such Liens are granted, $1,000,000.

Section 8.03.          Limitation on Restricted Payments. Holdings shall not, and shall cause each of its Subsidiaries not to, pay, make or declare any Restricted Payment, other than:

(a)           Tax Distributions;

(b)           Any Restricted Payment made to (i) purchase, retire or redeem for value Equity Interests (including related stock appreciation rights or similar securities) of Holdings or any direct or indirect parent of Holdings (including Equity Interests of any management equity vehicle owning Equity Interests of Holdings) held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of Holdings or any of its Subsidiaries (or their estates, heirs, family members, trusts, spouses or former spouses or other permitted transferees) pursuant to and in accordance with the terms of any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement or (ii) repay the outstanding balance of any note issued in redemption of any such Equity Interests pursuant to and in accordance with the terms of such plan; provided, however that the Restricted Payments made pursuant to this clause (b) do not exceed the sum of (A) $2,000,000 in any fiscal year of Holdings, (B) the aggregate amount, if any, of Restricted Payments permitted to be made, but not made, pursuant to the foregoing clause (A) during the immediately preceding fiscal year of Holdings, and (C) the amount of any cash bonuses or other compensation otherwise payable to any future, present or former employee, officer, director, manager, consultant or independent contractor of Holdings or any of its Subsidiaries that are foregone in return for the redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings;

(c)            Restricted Payments (i) to Holdings or any other Issuer Entity that is a wholly-owned Subsidiary of Holdings and (ii) in the case of any Subsidiary of Holdings that is not a wholly-owned Subsidiary, to each owner of Equity Interests of such Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests in such Subsidiary;

(d)            Cashless repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants, settlements or vesting if such stock represents a portion of the exercise price thereof;

(e)            Restricted Payments made in the form of Equity Interests that do not constitute Disqualified Equity Interests or from the proceeds of, or in exchange for, any substantially contemporaneous issuance of Equity Interests of Holdings that do not constitute Disqualified Equity Interests;

(f)            Payments in lieu of the issuance of fractional shares of Equity Interests and repurchases of fractional shares of Equity Interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests or arising out of stock dividends, splits or business combinations;

(g)           Restricted Payments in connection with any Permitted Acquisition consisting of the receipt or return to any Issuer Entity of Equity Interests of Holdings or any direct or indirect parent of Holdings constituting a portion of the purchase price consideration in settlement of indemnification claims; and

(h)           So long as no Event of Default has occurred and is continuing at such time or would result from the making of such Restricted Payment, Restricted Payments in an aggregate amount not to exceed $3,000,000.

For purposes of determining compliance with this Section 8.03, (i) the payment of any Restricted Payment within sixty (60) days after the date of declaration thereof shall be permitted if at the date of declaration such payment would have complied with the provisions of this Agreement and (ii) the amount set forth in Section 8.03(h) (without duplication) may, in lieu of Restricted Payments, be utilized by any Issuer Entity to make or hold any Investments.

Section 8.04.          Transactions with Affiliates. Holdings shall not, and shall cause each of its Subsidiaries not to, enter into or participate in any agreements or transactions of any kind with any Affiliate of Holdings or such Subsidiary, except agreements or transactions (in each case) with terms that are, taken as a whole, not materially less favorable to Holdings or such Subsidiary, as the case may be, than those that might be obtained on an arms-length basis and which (a) do not violate or otherwise conflict with any of the terms of any of the Note Documents, and (b) are disclosed on the books, accounts and records of Holdings or any such Subsidiary to the extent required under GAAP; provided that the foregoing restriction will not apply to:

(a)            any transaction between or among any of the Note Parties or any of their Subsidiaries (or any Person that becomes a Subsidiary as a result of such transaction) to the extent expressly permitted by this Agreement (without giving effect to this Section 8.04);

(b)           customary indemnities provided to and reasonable and customary fees and expense reimbursement paid to, any employees, managers or directors (or the equivalent) of any Issuer Entity in the ordinary course of business;

(c)            (i) customary compensation and benefits and indemnification arrangements (including the payment of bonuses and other deferred compensation) for directors, officers and other employees of any Issuer Entity entered into in the ordinary course of business or approved by the board of directors, member, managers or other governing body of such Issuer Entity, (ii) employment and severance agreements between any Issuer Entity and any employees, officers or directors of any Issuer Entity, entered in the ordinary course of business, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting of stockholder rights or registration rights approved by the Board; and (iv) payments or loans (or cancellation of loans) to officers, directors and employees that are approved by the Board, subject to the limitations set forth in Section 8.05;

(d)           transactions described in Schedule 8.04 of the Initial Closing Date Disclosure Schedule in existence on the Closing Date;

(e)           the existence of, or the performance of obligations under the terms of agreements entered into in connection with a Permitted Acquisition or other Investment permitted by Section 8.05 (including payments of earnouts and other similar payments);

(f)            to the extent otherwise expressly permitted by this Agreement, transactions contemplated by the Organizational Documents of Holdings (including the Amended and Restated LLC Agreement, the Investor Rights Agreement and the ROFR and Co-Sale Agreement) as in effect on the date thereof and as such Organizational Documents may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner that is no less favorable to Holdings, taken as a whole, as the Organizational Documents as in effect on the date hereof; and

(g)           Restricted Payments expressly permitted by Section 8.03, Investments expressly permitted by Sections 8.05(a), (f), or (g), Indebtedness expressly permitted by Sections 8.01(a), (b), (i), (p), or (r).

Section 8.05.          Investments. Holdings shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, make or hold any Investment, other than (each of following, collectively, the “Permitted Investments”):

(a)            (i) Investments existing on the Initial Closing Date set forth on Section 8.05 of the Initial Closing Date Disclosure Schedule hereto;

(b)           Investments in cash and cash equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions, in each case, in the ordinary course of business;

(d)            advances made in connection with purchases of goods or services in the ordinary course of business;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or expenses, or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, or performance, lease, utility, or other similar deposits, in each case, arising in the ordinary course of business;

(f)            advances of payroll payments or other advances of salaries or compensation to officers, managers, members of management and employees, in each case, in the ordinary course of business and consistent with past practice;

(g)           (i) advances, loans or extensions of credit by any Issuer Entity in compliance with applicable laws to officers, directors, and employees of any Issuer Entity and consultants and independent contractors, in each case, for reasonable and customary travel, entertainment or relocation, out-of-pocket or other business-related expenses, (ii) loans by any Issuer Entity in compliance with applicable laws to officers, directors, and employees of any Issuer Entity the proceeds of which are used to pay taxes owed in connection with the vesting of Equity Interests of any Issuer Entity, (iii) advances, loans or extensions of credit by any Issuer Entity to officers, directors, and employees of any Issuer Entity for any other purpose in an aggregate amount at any date of determination not to exceed $1,000,000, and (iv) advances, loans or extensions of credit by any Issuer Entity to homeowners or lessees that are counterparties to management or similar contracts entered into in the ordinary course of business by any Issuer Entity and the proceeds of which are used for the improvement of any properties subject to such management or similar contracts; provided that the aggregate amount of such loans made pursuant to this clause (iv) does not at any time exceed $5,000,000;

(h)           Investments of any Person that becomes a Subsidiary on or after the Initial Closing Date; provided that (i) such Investments exist at the time such Person is acquired and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary (it being understood and agreed, for the avoidance of doubt, that any consideration paid by a Note Party in connection with a Permitted Acquisition that may be allocable, directly or indirectly, to existing Investments in Persons that are not Note Parties (as determined in good faith by Holdings at the time of closing such Investment and without taking into account purchase accounting adjustments) will not be permitted or “grandfathered” under this clause (h));

(i)             bank deposits and deposit accounts in the ordinary course of business;

(j)             Investments made as a result of the receipt of non-cash consideration from a disposition made in compliance with Section 8.06;

(k)            [reserved];

(l)             so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments made by any Issuer Entity in exchange for Equity Interests or with the proceeds of any substantially contemporaneous issuance of Equity Interests (in each case, other than Disqualified Equity Interests) of Holdings, in each case to the extent not otherwise used under this Agreement;

(m)           Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, account debtors or the issuer of such Investment or an Affiliate thereof, (ii) received in satisfaction of judgments against any other Person or (iii) received as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes of any Issuer Entity with Persons who are not Affiliates;

(n)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(o)           to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or rights under licenses or leases, in each case in the ordinary course of business;

(p)           Investments made in reliance on clause (ii) of the last paragraph of Section 8.03;

(q)           Investments, if any, made to effect the Transactions;

(r)            [reserved];

(s)            Permitted Acquisitions;

(t)            Investments arising under Interest Rate Agreements or Currency Agreements;

(u)           [reserved];

(v)           Investments by (i) any Note Party in another Note Party (ii) any Issuer Entity that is not a Note Party in any other Issuer Entity that is not a Note Party or in any Note Party or (iii) any Note Party in any Issuer Entity that is not a Note Party in an aggregate amount not to exceed $25,000,000 at any time outstanding pursuant to this clause (v)(iii); provided, that, notwithstanding the foregoing, the aggregate amount of Investments in Domestic Subsidiaries that are not Note Parties made pursuant to this clause (v)(iii) shall not exceed $10,000,000 at any time; and

(w)           Investments that do not exceed, when taken together with all other Investments made pursuant to this clause (w) at any time outstanding, in the aggregate at any date of determination, $5,000,000.

Section 8.06.          Merger, Consolidation, Acquisition and Sale of Assets.

(a)            Holdings shall not, and shall cause each of its Subsidiaries not to, merge into or consolidate or amalgamate with any other Person, or permit any Person to merge into or consolidate with it, or liquidate or dissolve, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to or in favor of any Person, except:

(1)            any merger, consolidation or amalgamation with (A) Holdings; provided that Holdings shall be the continuing or surviving Person or (B) one or more other Issuer Entities; provided that when any Note Party is merging, consolidating or amalgamating with any other Issuer Entity, the continuing or surviving Person shall be a Note Party;

(2)            any merger or consolidation the sole purpose of which is to reincorporate or reorganize (i) a Note Party in another jurisdiction in the United States or (ii) a non-Note Party in another jurisdiction; provided, in each case, that (A) a Change of Control does not result therefrom, (B) in the case of clause (i), the surviving Person is a Note Party and (C) the requirements set forth in Section 8.07 shall be satisfied, to the extent applicable; and

(3)            the liquidation or dissolution of any Subsidiary of Holdings if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries, provided that (i) a Change of Control does not result therefrom and (ii) the Person who receives the assets of any such dissolving or liquidated Subsidiary that is a Note Party shall be a Note Party.

(b)           Holdings will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset (each, a “Disposition”), including any Equity Interest owned by it, other than (each of the following, collectively, the “Permitted Dispositions”):

(1)            the sale of finished inventory in the ordinary course of business;

(2)            the sale or other disposal of obsolete or unnecessary personal property in the ordinary course of business and otherwise in compliance with this Agreement;

(3)            to the extent constituting a Disposition, the making of Permitted Investments;

(4)            the granting or incurrence of Permitted Liens (including, without limitation, any lease, sublease, license or grant of access rights or other interest in real property in the ordinary course of business);

(5)            the Disposition by any Issuer Entity of all or any part of its business, property or assets to Holdings or any other Subsidiary of Holdings; provided that any such Disposition by a Note Party to a non-Note Party must be treated as an Investment and, accordingly, be permitted by Section 8.05.

(6)            leases (as lessee), subleases (as sublessee), licenses (as licensee) or sublicences (as sublicensee) of any real or personal property of any Issuer Entity so long as any such lease or license does not result in the creation of any Finance Lease Obligations with respect to any Issuer Entity except to the extent permitted by Section 8.01(d);

(7)            Dispositions of cash equivalents for the fair market value thereof (as determined by Holdings in good faith);

(8)            Dispositions of past due accounts receivable in connection with the write-down or compromise thereof in the ordinary course of business;

(9)           [reserved];

(10)          Dispositions of property in connection with sale and lease-back transactions entered into in connection with the incurrence of Indebtedness permitted to be incurred pursuant to Section 8.01(d);

(11)          other Dispositions in an aggregate amount not to exceed $5,000,000 when taken together with all other Dispositions made pursuant to this clause (11); and

(12)          other Dispositions in an aggregate amount not to exceed, when taken together with all other Dispositions made pursuant to this clause (11), $10,000,000; provided that (i) the consideration received for such assets is in an amount at least equal to the fair market value thereof (determined in good faith by Holdings) and (ii) no less than 75% of which will paid in cash or cash equivalents; provided, further that for the purposes of this clause (ii), each of the following shall be deemed to be cash (A) any liabilities (as shown on Holdings’ (or any direct or indirect parent of Holdings’) most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings (or any direct or indirect parent of Holdings) and its Subsidiaries, other than liabilities that are by their terms are subordinated to the payment in cash of the Note Obligations, that are assumed by the transferee with respect to the applicable Disposition or otherwise terminated or cancelled in connection with such Disposition and for which the Issuer Entities shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by any Issuer Entity from such transferee or in connection with such Disposition (including earnouts and similar obligations) that are converted by any Issuer Entity into cash or cash equivalents, or by their terms are required to be satisfied for cash or cash equivalents (to the extent of the cash or cash equivalents received), in each case, within 180 days following the closing of such Disposition, (C) Indebtedness of any Subsidiary that ceases to be a Subsidiary as a result of such Disposition (other than intercompany debt owed to any other Issuer Entity that will remain an Issuer Entity after such Disposition), to the extent that each of the Issuer Entities are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition; and (D) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as reasonably determined by Holdings in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of $2,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; provided, further that Holdings and its Subsidiaries may not sell all or substantially all of their assets, taken as a whole, to any Person in reliance on this clause (12);

Section 8.07.          Changes in Name, Jurisdiction, Etc. Holdings shall not, and shall cause each of the other Note Parties not to, without at least 10 Business Days’ prior written notice to the Administrative Agent, (i) change its jurisdiction of organization, (ii) change its organizational type or (iii) change its legal name.

Section 8.08.          Permitted Business. Holdings shall not, and shall cause each of its Subsidiaries not to, engage in any business or activities other than those relating to the Business, without the prior consent of the Requisite Holders.

Section 8.09.          Operating Agreement. Holdings shall not amend any of its Organizational Documents (including the Amended and Restated LLC Agreement, the Investor Rights Agreement or the ROFR and Co-Sale Agreement) in any manner that is (or could reasonably be expected to be) adverse to the interests of the Holders, taken as a whole and in their capacity as such, without the prior consent of the Requisite Holders.

Section 8.10.        Negative Pledge. Holdings shall not, and shall cause each of its Subsidiaries not to, enter into any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (other than the Note Documents), in each case, that limits the ability (i) of any Subsidiary to make Restricted Payments to a Note Party or to otherwise transfer property to any Note Party, (ii) of any Subsidiary (other than Excluded Subsidiaries) to Guarantee the Indebtedness of any Note Party hereunder, or (iii) of any Note Party to create, incur, assume or suffer to exist the Liens under the Note Documents on property of such Person, in each case, other than:

(a)         restrictions that exist on the Initial Closing Date and set forth in Section 8.10 of the Initial Closing Date Disclosure Schedule and, to the extent such restrictions are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such restrictions and is otherwise permitted by this Agreement;

(b)            restrictions applicable to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Disposition;

(c)          (i) restrictions by reason of customary provisions contained in leases, subleases, licenses, sublicenses, contracts or agreements for the sale or disposition of assets (including equity securities of any Issuer Entity) permitted hereunder and other similar agreements to the extent entry into such leases, subleases, licenses, sublicenses or other agreements are not otherwise prohibited hereunder and (ii) customary provisions restricting assignment of any agreement of a type not specified in the foregoing clause (i);

(d)         restrictions under any subordination or intercreditor agreement reasonably acceptable to the Administrative Agent and the Requisite Holders with respect to Indebtedness permitted under Section 8.01;

(e)            restrictions applicable to non-Note Parties pursuant to Indebtedness permitted under Section 8.01 and restrictions applicable to non-Note Parties or the assets of non-Note Parties (including Equity Interests held by non-Note Parties) in agreements related to Investments permitted by Section 8.05;

(f)            restrictions on Persons or property at the time such Person or property is acquired; provided that such restrictions were existing at the time of such acquisition and were not created in anticipation or contemplation thereof and are limited to the Person or property so acquired (and any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto);

(g)          restrictions on assets financed or acquired pursuant to Section 8.01(d) (to the extent such restrictions were not created in contemplation of such acquisition of assets and do not extend to any assets other than such assets so acquired except to the extent permitted by Section 8.01(d));

(h)          restrictions imposed by reason of any applicable Laws, rules, regulations or orders or required by any Governmental Authority having jurisdiction over any Issuer Entity;

(i)            restrictions imposed by any agreement governing Indebtedness entered into after the Initial Closing Date and permitted under Section 8.01 that are, taken as a whole, in the good faith judgment of Holdings, not materially more restrictive with respect to Holdings or its Subsidiaries than customary market terms for Indebtedness of such type (and are, when taken as a whole, no more restrictive in any material respect than the restrictions contained in this Agreement), so long as Holdings shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereby or to provide security required under any Note Documents;

(j)          restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests permitted under this Agreement;

(k)          (i) restrictions on cash or other deposits or customary net worth provisions under contracts entered into in the ordinary course of business and restrictions that arise in connection with cash or other deposits permitted hereunder and agreements entered into in connection therewith;

(l)         customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is permitted by Section 8.02 and such restrictions or conditions relate only to the specific asset subject to such Lien (and any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.10; and

(m)         any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 8.11.      Passive Holding Company Covenant. Holdings shall not engage in any business activities, hold any material assets or incur any Indebtedness other than each of the following and any activities incidental thereto: (i) acting as a holding company and transactions incidental thereto, (ii) entering into the Note Documents and the Transactions required herein or permitted herein to be performed by Holdings, (iii) entering into the agreements related to, consummating the Transactions, and performing its obligations with respect to the Transactions or any Note Documents; (iv) receiving and distributing the dividends, distributions and other payments permitted to be made to or by Holdings and permitted by Section 8.03 hereof, (v) owning the Equity Interests of OpCo (and no other Equity Interests) and activities incidental thereto, (vi) the maintenance of its legal existence and good standing (including the ability to incur fees, costs and expenses relating to such maintenance); (vii) any issuance or sale of its Equity Interests (including any public offering) not prohibited hereby; (viii) the making of contributions to the capital of its direct Subsidiaries or extension of credit to its Subsidiaries to the extent otherwise permitted hereby; (ix) [reserved]; (x) if applicable, participating in tax, accounting and other administrative matters as a member of the group of Holdings and its consolidated Subsidiaries (including, without limitation, preparing and filing tax returns required by law, including tax returns filed on a consolidated basis with or including one or more of its Subsidiaries) and (xi) providing indemnification and reimbursement to officers, directors, consultants and other employees.

ARTICLE IX

EVENTS OF DEFAULT

If one or more of the following events (herein referred to as “Events of Default”) shall occur and be continuing:

Section 9.01.      Payment Default. Holdings shall fail to pay (i) any principal in respect of any Note when the same becomes due and payable, whether upon maturity, acceleration or otherwise, or (ii) any interest, fee, premium or any other amount due hereunder within 5 Business Days after the due date; or

Section 9.02.    Cross Default. Any default or event of default shall have occurred and be continuing under any Indebtedness (or Guarantee) (other than under the Note Documents) of any Issuer Entity with a principal amount in excess of $25,000,000 individually or in the aggregate beyond any applicable grace period or waiver or extension thereof, if the maturity of or any payment with respect thereto may be accelerated or demanded due to such default or event of default; or

Section 9.03.      Covenants. Any Issuer Entity shall fail to perform or observe (a) any covenant, agreement or condition contained in Sections 7.01, 7.02, 7.03, 7.06 or ARTICLE VIII hereof or (b) any other covenant, agreement or condition contained in this Agreement (other than those described in clause (a)) or the Collateral Documents or any other Note Document and, in the case of this clause (b) only, such failure shall continue unremedied for more than 10 Business Days after receipt by Holdings of written notice of such default from the Administrative Agent; or

Section 9.04.      Involuntary Bankruptcy, Appointment of Receiver, etc. A proceeding or case shall be commenced, without the application or consent of any Issuer Entity in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of any of their debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of any of their or of all or any substantial part of their assets, or (iii) similar relief in respect of any of them, under any Law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other Law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect), against any Issuer Entity; or action under the laws of the jurisdiction of incorporation or organization of any Issuer Entity similar to any of the foregoing shall be taken with respect any Issuer Entity and shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

Section 9.05.     Voluntary Bankruptcy, Appointment of Receiver, etc. Any Issuer Entity shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any Law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other Law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or other Law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, (viii) fail to be Solvent, or (ix) pass any Board resolution or take any corporate action for the purpose of effecting any of the foregoing; or

Section 9.06.     Judgments and Attachments. Judgments or orders for the payment of money shall be entered against any Issuer Entity by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Issuer Entity (to the extent not covered by insurance or third-party indemnities (as to which a solvent and unaffiliated insurance company or indemnitor has been notified of such judgment and not denied coverage)), that in the aggregate exceed $5,000,000 in value and such judgments, orders, warrants or process shall continue undischarged, unvacated, unbonded, or unstayed for 60 consecutive days; or

Section 9.07.     Change in Control or IPO. There occurs any Change of Control or IPO; or

Section 9.08.     Liens; Collateral Documents. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Issuer Entity in writing not to be (in each case, other than pursuant to the terms of any Collateral Document), a valid and perfected Lien on any material portion of the Collateral in which a valid and perfected Lien is required pursuant to the terms of the Note Documents, except (i) as a result of the satisfaction in full of all Note Obligations (other than unasserted contingent obligations), (ii) as a result of the release of any Collateral in accordance with the terms hereof or of any other Note Document, or (iii) as a result of any actions taken by or on behalf of the Collateral Agent or any Holder or the failure of the Collateral Agent or any Holder to take any action within its control (provided that nothing in this Section 9.08 shall be deemed to impose any duties on any Agent disclaimed by Article XII); or

Section 9.09.        Representations and Warranties. Any representation or warranty made by or on behalf of any Issuer Entity contained in this Agreement or any other Note Document or any instrument or certificate furnished with respect thereto shall prove to have been incorrect in any material respect (or, if already qualified by materiality, in all respects) when made or deemed made;

THEN, the Requisite Holders (or the Administrative Agent, acting at the direction of the Requisite Holders) may, by written notice to Holdings, (i) declare the unpaid principal amount of all outstanding Notes, all interest accrued, uncapitalized and unpaid thereon, and all other Note Obligations to be immediately due and payable (including, without limitation, the Applicable Premium pursuant to Section 3.02(b) hereof), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings; and (ii) exercise all rights and remedies available to it under the Note Documents or applicable law; provided that upon the occurrence of an Event of Default pursuant to Sections 9.04 or 9.05, the unpaid principal amount of all outstanding Notes and all interest and other amounts as aforesaid (including the Applicable Premium) shall automatically become due and payable, in each case without further act of the Administrative Agent or any Holder.

ARTICLE X

TRANSFER OF THE NOTES

Section 10.01.      Restrictions on Transfer. Subject to compliance with Section 10.02, Section 10.03, and, except in the case of Permitted Transfers, Section 10.04, the Notes shall be freely transferrable; provided, that without the prior consent of the Board, no Note may be Transferred to any Person identified on Schedule D and such Person’s Subsidiaries (each, a “Prohibited Transferee”), and any such Transfer without the prior approval of the Board shall be null and void, ab initio.

Section 10.02.     Restricted Securities. Each Holder acknowledges that the Notes have not been registered, and Holdings is not obligated to register the Notes or any Conversion Security, under the Securities Act and each may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. Before any proposed Transfer of any Note, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, each Holder shall give notice to Holdings of such Holder’s intention to effect such a Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail and, if requested by Holdings, shall be accompanied at such Holder’s expense, by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to Holdings, addressed to Holdings, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed Transfer of such Note without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Holdings to the effect that the proposed Transfer of such Note may be effected without registration under the Securities Act, whereupon the Holder shall be entitled to Transfer such Note in accordance with the terms of the notice given by such Holder to Holdings. Holdings will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which a Holder distributes a Note to an Affiliate of such Holder for no or for nominal consideration; provided, that each transferee agrees in writing to be subject to the terms of this ARTICLE X.

Section 10.03.      Requirements for Transfer. No Transfer of any Note shall be effected unless, in addition to the other requirements of this ARTICLE X, such Transfer complies with each of the following provisions:

(a)          Prior Notice. The Holder delivers notice to Holdings and the Administrative Agent least ten (10) Business Days in advance.

(b)          Securities Law Compliance. Either (i) the Note is registered under the Securities Act and the rules and regulations thereunder, any applicable state securities laws and the laws of any other applicable jurisdiction or (ii) Holdings and its counsel determine that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any other applicable jurisdiction.

(c)          Assignment. Such Holder and its prospective Transferee (the “Prospective Transferee”) execute, acknowledge and deliver to the Administrative Agent and Holdings (i) a written Assignment Agreement in the form attached hereto as Exhibit I (an “Assignment Agreement”), pursuant to which the Transferor assigns its Note(s), in whole or in part, together with a proportionate share of other assignable rights and obligations as a Holder of such Note(s) (or portion thereof) hereunder, and such Prospective Transferee agrees to be bound by the terms and conditions of this Agreement and the other Note Documents applicable to a “Holder” as if a party thereto, with respect the Note(s) or portion thereof assigned, together with, (i) except in connection with any Permitted Transfer, an assignment fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to reduce or waive such fee), (ii) an IRS Form W-9 or applicable IRS Form W-8 and any other tax forms required by Section 3.05(g)(ii), and (iii) an administrative questionnaire in the form supplied by the Administrative Agent.

Section 10.04.       Right of First Refusal.

(a)            Subject to the terms of this Section 10.04, each Holder hereby unconditionally grants to each other Holder a right of first refusal (“ROFR”) (which right shall be assignable by each Holder to its Permitted Assigns) to purchase all or any portion of any Note that such Holder may propose to Transfer (other than in any Permitted Transfer) (a “Proposed Transfer”), at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)           In connection with any Proposed Transfer, the Holder with the intention of effecting such Proposed Transfer (the “Transferring Holder”) must deliver a notice (a “Proposed Transfer Notice”) in accordance with Section 13.01 hereof to each other Holder no later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including the aggregate purchase price, the portion of the Note(s) to be Transferred (the “Assigned Interest”) and the identity of the Prospective Transferee). Each Holder (or its Permitted Assign(s)) may elect to purchase up to such Holder’s pro rata share (based on relative outstanding Note Obligations Amount then held by such Holder) (such Holder’s “Pro Rata Share”) of the Assigned Interest by delivering a notice (a “Participating Holder Notice”) to the Transferring Holder in accordance with Section 13.01 to that effect within thirty (30) days (the “Participating Holder Notice Period”) after delivery of the Proposed Transfer Notice.

(c)            To the extent that any Holder (or its Permitted Assign(s)) does not timely deliver a Participating Holder Notice or does not elect to purchase such Holder’s full Pro Rata Share of the Assigned Interest, the Transferring Holder shall, immediately following the expiration of the Participating Holder Notice Period send notice thereof (the “Undersubscription Notice”) to each Holder (or its permitted Assign(s)) who, together with its Permitted Assign(s), shall have fully exercised such Holder’s rights to purchase the Notes in accordance with clause (b), above (each, a “Fully Exercising Holder”). Each such Fully Exercising Holder (or its Permitted Assigns) shall have an additional option to purchase all or any part of the balance of any further remaining amount of the Assigned Interest (the “Unsubscribed Interest”), which Unsubscribed Interest, if oversubscribed, shall be allocated among Fully Exercising Holders (and their Permitted Assigns) in accordance with each Holder’s Pro Rata Share, by delivering notice to the Transferring Holder (an “Undersubscription Election Notice”) within ten (10) days of delivery of the Undersubscription Notice, which Undersubscription Election Notice shall specify that portion of the Unsubscribed Interest that such Fully Exercising Holder (or its Permitted Assign(s)) agrees to purchase.

(d)            The consummation of the purchase of any Assigned Interest by any applicable Holder shall take place, and all payments from any applicable Holder shall have been delivered to the selling Holder by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice, which date may be extended for up to an additional six months in the event regulatory clearances have not yet been obtained or any preclusive decrees, orders or Laws have not yet been removed or lifted.

Section 10.05.      Register. Holdings shall establish and maintain a register (the “Register”) setting forth the name and address of each Holder, the dates and amount of any payment of principal and stated interest on the Notes and the unpaid principal and stated interest amounts owed to each Holder. The entries in the Register shall be conclusive, absent manifest error, and all parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder (and the owner of amount owing to it as reflected in the Register) for all purposes of this Agreement, notwithstanding notice to the contrary. Holdings shall promptly record any Transfer of any Note in accordance with the provisions of this ARTICLE X by the Holders in the Register, and no such Transfer shall be effective unless and until reflected in the Register. Holdings shall provide written notice to the Administrative Agent of the recordation of such Transfer in the Register within three (3) Business Days after such recordation (provided that any failure to do so shall not constitute a Default or Event of Default hereunder). The Administrative Agent shall not be deemed to have notice or knowledge of any Transfer of any Note until its receipt of written notice from Holdings of the recordation of such Transfer in accordance with this Section 10.05. The Administrative Agent shall be entitled to conclusively rely (without further inquiry) upon the Register maintained by Holdings, including, without limitation, for purposes of distributing payments to the Holders and determining the Requisite Holders. This provision shall be construed so that the Note is at all times maintained in “registered form” within the meaning of the Code and the United States Treasury Regulations promulgated thereunder. In the event of any partial Transfer of a Note, Holdings shall, at its expense, upon request of any transferor, deliver in exchange for any Note, substitute Notes evidencing, on the one hand, the portion of the Note not so Transferred to the transferor and, on the other, the portion of the Note Transferred to the transferee, which such Notes shall otherwise be in the same form, and dated the same date as the Note surrendered. The Register shall be available for inspection by the Agents and any Holder (with respect to the Note Obligations held by such Holder), at any reasonable time and from time to time upon reasonable prior notice.

Section 10.06.        Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to Holdings of the mutilation, destruction, loss or theft of a Note and the ownership thereof (which may include, for the avoidance of doubt, an affidavit from the Holder thereof to such effect), Holdings shall, upon the written request of the applicable Holder, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen; and the Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Note being replaced has been mutilated, it shall be surrendered to Holdings; and if such replaced Note has been destroyed, lost or stolen, such Holder shall furnish Holdings with an indemnity in writing to save it harmless in respect of such replaced Note.

ARTICLE XI

INDEMNIFICATION

Section 11.01.          Indemnification. In addition to the payment of expenses pursuant to Section 13.02, whether or not the Transactions shall be consummated, Holdings (as “Indemnitor”) agrees to indemnify, pay and hold harmless each of the Agents and the Purchasers, each of the Holders and each of their respective officers, directors, members, partners, Affiliates, employees, advisors, agents and representatives (collectively called the “Indemnitees”) from and against any and all Liability, loss, Tax, damage, claims, obligations, deficiencies, demands, judgments, interest, fines, penalties, suits, actions, causes of action, assessments, awards, together with all costs and expenses related thereto (including reasonable and documented out-of-pocket legal fees and expenses) (“Losses”), relating to or arising from any Proceeding commenced or threatened (excluding claims among Indemnitees and, with the exception of claims arising out of otherwise indemnifiable matters (e.g., actions to enforce the indemnification rights provided hereunder), excluding claims between Holdings and an Indemnitee; provided that the foregoing exclusions shall not apply to any of the Agents or their Indemnitees in their capacity as such), whether or not any such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against any such Indemnitee seeking indemnification hereunder, in any manner relating to or arising out of this Agreement, the Notes, the other Note Documents (including, without limitation, the existence or exercise of any rights with respect to the Collateral in accordance with the Collateral Documents), any Purchaser’s agreement to purchase a Note or the use or intended use of any of the proceeds thereof by Holdings, or any environmental Liabilities related in any way to any Issuer Entity (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities (i) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) other than with respect to any of the Agents or their Indemnitees in their capacity as such, are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the bad faith or any material breach of the obligations of that Indemnitee under this Agreement or any other Note Documents, or (iii) constitute special, indirect, consequential or punitive damages (other than those claimed by a third party) relating to this Agreement or any other Note Document or arising out of activities in connection herewith or therewith. The Note Parties, taken as a whole, shall be responsible hereunder for the advancement of fees and expenses of only one counsel for each similarly situated group of affected Indemnitees in connection with Indemnified Liabilities arising out of the same facts or circumstances and, if reasonably necessary or advisable, a single local or foreign counsel to the Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local or foreign counsel in each applicable jurisdiction, in each case, to each similarly situated group of affected Indemnitees; provided that in all circumstances the Agents shall be entitled to engage separate primary counsel and if reasonably necessary or advisable, a separate local or foreign counsel in each relevant jurisdiction. Other than with respect to the Agents and their Indemnitees in their capacity as such, the Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnitee, there are one or more material defenses available to the Indemnitee which are not available to the Indemnitor; provided, further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 11.01 that is effected without its prior written consent, which consent shall not be unreasonably withheld. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable because it is violative of any Law or public policy, Holdings shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Notwithstanding anything to the contrary herein, the Note Parties shall not be liable for any settlement of a claim in respect of which indemnification could have been sought by an Indemnitee under this Section 11.01 if such settlement is effected without the written consent of the Note Parties (which consent shall not be unreasonably withheld or delayed); provided, that this sentence shall not apply for the Agents or their Indemnitees in their capacity as such. If the Note Parties have reimbursed any Indemnitee for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination that the Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 11.01, then such Indemnitee shall promptly refund such amount. This Article XI shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE XII

THE AGENTs

Section 12.01.        Appointment and Authorization of Agents.

(a)            Each of the Holders, on behalf of itself and its applicable Affiliates in their respective capacities as such, as applicable, hereby irrevocably appoint Wilmington Savings Fund Society, FSB (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Note Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Note Documents, together with such actions and powers as are reasonably incidental thereto.

(b)            Each of the Holders, on behalf of itself and its applicable Affiliates in their respective capacities as such, as applicable, hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Holder for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Note Parties to secure any of the Note Obligations, together with such powers and discretion as are reasonably incidental thereto, in each case, subject to the terms of this Article XII.

(c)            The provisions of this Article XII are solely for the benefit of the Agents and the other Secured Parties, and no Issuer Entity has rights as a third party beneficiary of any of such provisions.

Section 12.02.        Rights as a Purchaser or Holder. Any Person serving as an Agent hereunder shall, if such Person is also a Purchaser or Holder hereunder, have the same rights and powers in its capacity as a Purchaser or Holder as any other Purchaser or Holder, and may exercise the same as though it were not an Agent, and the term “Purchaser” or “Purchasers” and “Holder” or “Holders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Purchaser or Holder, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Note Party or any Subsidiary of any Note Party or other Affiliate thereof as if it were not an Agent hereunder. Each Holder acknowledges that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Note Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Note Party or such Affiliate) and acknowledges that no Agent shall be under any obligation to provide such information to them.

Section 12.03.        Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Note Documents. Without limiting the generality of the foregoing:

(a)            no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Note Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)            no Agent shall have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Note Documents and which such Agent is required to exercise in writing as directed by the Requisite Holders (or such other number or percentage of the Holders as is necessary, or as such Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 13.03); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose such Agent to liability or that is contrary to any Note Document or applicable Law or (ii) be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency, reorganization, or relief of debtors; provided, further, that if any Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by such Agent) by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that any Agent may seek clarification or further direction from the Requisite Holders prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided;

(c)            except as expressly set forth in the Note Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable to the Holders or any other Secured Party for any action taken or not taken by it (i) with the consent or at the request of the Requisite Holders (or such other number or percentage of the Holders as is necessary, or as such Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 13.03) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (which shall not include any action taken or omitted to be taken in accordance with clause (i), for which such Agent shall have no liability);

(d)            no Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdings or any Holder and such written notice is clearly identified as a “notice of default”, and no Agent shall be responsible or liable for or have any duty to ascertain or inquire into or monitor (i) any recital, statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Note Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Note Document, the use of proceeds of the Notes, or the occurrence of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectibility or sufficiency of any Note Document or any other agreement, instrument or document, (v) the creation, preservation perfection, maintenance or continuation of perfection, or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral or to assure that the Liens granted to the Collateral Agent pursuant to any Note Document have been or will continue to be properly or sufficiently or lawfully created, perfected or enforced or are entitled to any particular priority, (vi) whether the Collateral exists, is owned by any Issuer Entity, is cared for, protected, or insured or has been encumbered, or meets the eligibility criteria applicable in respect thereof, (vii) the satisfaction of any condition set forth in ARTICLE VI or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (viii) any property, book or record of any Note Party or any Affiliate thereof, or (ix) the financial condition or business affairs of any Issuer Entity or any other Person liable for the payment of any Note Obligations;

(e)            no Agent shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any duties or in the exercise of any rights or powers hereunder;

(f)            no Agent shall have any liability arising from confirmations of the amount of outstanding Notes or any component amounts thereof;

(g)            no Agent shall have any duty, responsibility or liability to monitor or enforce actions or provisions in respect of Prohibited Transferees, or otherwise take (or omit to take) any action with respect thereto;

(h)            no Agent shall be responsible or liable for any failure or delay in the performance of its obligations under any Note Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; and

(i)            with respect to any determination, designation, or judgment to be made by an Agent in any Note Document, such Agent shall be entitled to request that the Requisite Holders (or such other number or percentage of the Holders as is necessary, or as such Agent believes in good faith shall be necessary, under the relevant circumstances as provided in Section 13.03) make or confirm such determination, designation, or judgment.

Section 12.04.        Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any of the other Note Documents, Holdings, the Agents and each Secured Party agree that:

(a)            (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees made pursuant to the Note Documents; it being understood that any right to realize upon the Collateral or enforce any Guarantees made pursuant to the Note Documents against any Note Party pursuant hereto or pursuant to any other Note Document may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Note Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition and (B) the Collateral Agent or any Holder may be the purchaser or licensor of all or any portion of such Collateral at any such disposition; and

(b)            Each Secured Party agrees that the Collateral Agent may in its sole discretion, but is under no obligation to, credit bid any part of the Note Obligations or to purchase or retain or acquire any portion of the Collateral. No Agent shall be required to take title to any Collateral in its own name without its prior written consent.

Section 12.05.        Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, orders, request, certificate, consent, statement, instrument, letter, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) that it believes to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Holdings), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.06.        Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more co-agents, sub-agents, and attorneys-in-fact appointed by it. Each Agent and any such co-agent, sub-agent, or attorney-in-fact may perform any and all of their respective duties and exercise their respective rights and powers through their respective officers, directors, members, partners, Affiliates, employees, advisors, agents and representatives (the “Agent Related Parties”). All provisions of Article XI, this Article XII and Section 13.02 and all other rights, privileges, protections, immunities, and indemnities granted to the Agents hereunder and under the other Note Documents shall apply to any such co-agent, sub-agent, or attorney-in-fact and to the Agent Related Parties of the Agents and any such co-agent, sub-agent, or attorney-in-fact. No Agent shall be responsible for the negligence or misconduct of any such co-agents, sub-agents and attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such co-agents, sub-agents and attorneys-in-fact.

Section 12.07.        Successor Agent.

(a)            Any Agent may resign at any time by giving 30 days’ prior written notice to the Holders and Holdings; provided that if no successor Agent is appointed in accordance with the terms set forth below within such 30-day period, such Agent’s resignation shall not be effective until the earlier to occur of (x) the date of the appointment of the successor Agent or (y) the date that is specified in such notice (which shall be no earlier than 30 days after the date thereof) (or such later date as such resigning Agent may agree). Upon receipt of any such notice of resignation, the Requisite Holders shall have the right, with the consent of Holdings (not to be unreasonably withheld, conditioned or delayed), to appoint a successor Agent which shall be a Purchaser, Holder or a commercial bank, trust company or other Person with offices in the US having combined capital and surplus in excess of $50,000,000; provided that during the existence and continuation of an Event of Default under Section 9.01 or Sections 9.04 or 9.05, no consent of Holdings shall be required. If no successor has been appointed as provided above and accepted such appointment within thirty (30) days after such resigning Agent gives notice of its resignation, then such resigning Agent may (but shall not be obligated to), on behalf of the Holders, appoint a successor Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of Holdings (not to be unreasonably withheld, conditioned or delayed)); provided that if such resigning Agent notifies Holdings and the Holders that no qualifying Person has accepted such appointment, then, in each case, such resignation shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph (unless such resigning Agent shall have agreed in its sole discretion to extend the effectiveness of its resignation) and (i) the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents (except that in the case of any collateral security held by the Collateral Agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Note Obligations, the resigning Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through such resigning Agent shall instead be made by or to each Holder (and each Holder will cooperate with Holdings to enable Holdings to take such actions), until such time as the Requisite Holders appoint a successor Agent, as provided above in this Section 12.07(a).

(b)            Without limiting the foregoing, the Requisite Holders may at any time, with the consent of Holdings (not to be unreasonably withheld, conditioned or delayed), remove any Agent, upon 30 days’ prior written notice to such Agent and Holdings; provided that if no successor Agent is appointed in accordance with the terms set forth below within such 30-day period, such Agent’s removal shall not be effective until the earlier to occur of (x) the date of the appointment of the successor Agent or (y) the date that is specified in such notice (which shall be no earlier than 30 days after the date thereof). Upon such Agent’s receipt of any such notice of removal, the Requisite Holders shall have the right, with the consent of Holdings (not to be unreasonably withheld, conditioned or delayed), to appoint a successor Agent which shall be a Purchaser, Holder or a commercial bank, trust company or other Person with offices in the US having combined capital and surplus in excess of $50,000,000; provided that during the existence and continuation of an Event of Default under Section 9.01 or Sections 9.04 or 9.05, no consent of Holdings shall be required. If no successor has been appointed as provided above and accepted such appointment within thirty (30) days after receipt of such notice of removal, then, in each case, such removal shall nonetheless become effective in accordance with the provisos to the first two sentences in this paragraph and (i) the removed Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents (except that in the case of any collateral security held by the Collateral Agent for the Secured Parties for purposes of maintaining the perfection of the Lien on the Collateral securing the Note Obligations, the resigning Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through such removed Agent shall instead be made by or to each Holder (and each Holder will cooperate with Holdings to enable Holdings to take such actions), until such time as the Requisite Holders appoint a successor Agent, as provided above in this Section 12.07(b).

(c)            Upon the acceptance of its appointment as a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent, as applicable (other than any rights to reimbursement or indemnity payments owed to the resigning or removed Agent), and the resigning or removed Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as expressly provided above in this Section 12.07). The fees payable by Holdings to any successor Agent shall not be greater than those payable to its predecessor unless otherwise expressly agreed in writing between Holdings, such successor Agent and the Requisite Holders. After any Agent’s resignation or removal hereunder, the provisions of Article XI, this Article XII and Section 13.02 and all other rights, privileges, protections, immunities, and indemnities granted to the Agents hereunder and under the other Note Documents shall continue in effect for the benefit of such resigning or removed Agent, its co-agents, sub-agents and attorneys-in-fact and their respective Agent Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as an Agent (including for this purpose holding any collateral security following the resignation of the Collateral Agent).

Section 12.08.        Non-Reliance on Agents. Each Holder acknowledges that it has, independently and without reliance upon any Agent, any Agent Related Party or any other Holder or any other Holder’s Related Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder acknowledges that it will, independently and without reliance upon any Agent, any Agent Related Party or any other Holder or any other Holder’s Related Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Note Document or related agreement or any document furnished hereunder or thereunder. Each Holder acknowledges that none of the Agents or their Agent Related Parties have made any representation or warranty to it, and that no act by the Agents or their Agent Related Parties hereinafter taken shall be deemed to constitute any representation or warranty by the Agents or their Agent Related Parties to any Holder. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Administrative Agent herein, no Agent shall have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Note Parties or any of their respective Affiliates which may come into the possession of such Agent or any of its Agent Related Parties.

Section 12.09.        Collateral and Guarantee Matters. Each Holder hereby agrees (and each Holder to the extent not a party hereto shall, by the acceptance of a Note, be deemed to agree) that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or the Requisite Holders in accordance with the provisions of this Agreement or the other Note Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Requisite Holders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Holders. Each of the Administrative Agent and the Collateral Agent is hereby authorized on behalf of all of the Holders, without the necessity of any notice to or further consent from any Holder, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and Liens upon the Collateral granted pursuant to the Collateral Documents. Each of the Holders hereby consents to, and irrevocably authorizes and directs each of the Administrative Agent and the Collateral Agent:

(a)            to enter into and sign for and on behalf of the Holders as Secured Parties the Collateral Documents for the benefit of the Holders and the other Secured Parties and any Note Document to be executed by the Administrative Agent or the Collateral Agent and set forth on Schedule C hereto;

(b)            to automatically release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Note Document (i) upon termination of this Agreement and payment and/or conversion in full of all Note Obligations (other than contingent indemnification obligations not yet due and payable), (ii) at the time the property subject to such Lien is Disposed of as part of or in connection with any Disposition to any Person that is not a Note Party or that otherwise ceases to constitute Collateral, in each case, in a transaction that is permitted under this Agreement (including pursuant to a valid waiver or consent), (iii) subject to Section 13.03, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Holders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee and Security Agreement pursuant to the terms thereof;

(c)            with the consent of the Requisite Holders, to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Note Document to another Lien (i) permitted to exist on such property pursuant to this Agreement and (ii) permitted by this Agreement to be senior to the Liens of the Secured Parties under the Note Documents; and

(d)            to automatically release any Guarantor from its obligations under the Guarantee and Security Agreement (i) if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, or (ii) upon payment and/or conversion in full of all Note Obligations (other than contingent indemnification obligations not yet due and payable).

If any Agent requests at any time, the Requisite Holders may confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 12.09. In each case as specified in this Section 12.09, such Agent will (and each Holder irrevocably authorizes such Agent to), at Holdings’ expense, execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Note Documents and this Section 12.09; provided, that (1) no Agent shall be required to execute any document or take any action necessary to evidence such release or subordination on terms that, in such Agent’s opinion or the opinion of its counsel, could expose such Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) the Note Parties shall have provided such Agent with such certifications or documents as such Agent shall reasonably request in order to demonstrate that the requested release or subordination is permitted under this Section 12.09.

Section 12.10.        Indemnification of Agents. To the extent that any Agent (or any of its Indemnitees) is not reimbursed and indemnified by Holdings in accordance with and to the extent required by Article XI hereof, the Holders will reimburse and indemnify such Agent (or such Indemnitee) in proportion to their Pro Rata Share for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any of its Indemnitees) in performing its duties hereunder or under any other Note Document or in any way relating to or arising out of this Agreement or any other Note Document; provided that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such Indemnitee’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 12.11.        Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Administrative Agent (irrespective of whether the principal of any Notes shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Note Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Note Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)            and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents hereunder.

Section 12.12.        Posting of Communications.

(a)            Holdings agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Holders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of Holdings and the Holders acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Holder that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of Holdings and the Holders hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            Holdings acknowledges that (a) certain of the Holders may be “public-side” Holders (i.e., Holders that do not wish to receive information of a type that would constitute material non-public information with respect to Holdings or its securities) (each, a “Public Holders”). Holdings agrees that (w) at the request of the Administrative Agent, Communications that are to be made available to Public Holders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” Holdings shall be deemed to have authorized the Agents and the Holders to treat such Communications as not containing any information of a type that would constitute material non-public information with respect to Holdings or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Communications constitute confidential information, they shall be treated as such as set forth in Section 13.12); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Communications shall be deemed “PUBLIC,” unless Holdings notifies the Administrative Agent promptly in writing that any such document contains material non-public information: (1) the Note Documents, and (2) notification of changes in the terms of the Notes.

(d)            Each Public Holder agrees to cause at least one individual at or on behalf of such Public Holder to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Holder or its delegate, in accordance with such Public Holder’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain information of a type that would constitute material non-public information with respect to Holdings or its securities for purposes of United States Federal or state securities laws. In the event that any Public Holder has elected for itself to not access any information disclosed through the Approved Electronic Platform or otherwise, such Public Holder acknowledges that (i) the Agents and other Holders may have access to such information and (ii) neither Holdings nor the Agents or other Holders with access to such information shall have (x) any responsibility for such Public Holder’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Note Documents or (y) any duty to disclose such information to such electing Holder or to use such information on behalf of such electing Holder, and shall not be liable for the failure to so disclose or use such information.

(e)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS AND THE AGENT RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS OR THE AGENT RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE AGENTS OR THE AGENT RELATED PARTIES HAVE ANY LIABILITY TO ANY NOTE PARTY, ANY HOLDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY NOTE PARTY’S OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Note Party pursuant to any Note Document or the transactions contemplated therein which is distributed by any Agent or any Holder by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(f)            Each Holder agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Holder for purposes of the Note Documents. Each Holder agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Holder’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(g)            Each of Holdings and the Holders agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(h)            Nothing herein shall prejudice the right of the Administrative Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

Section 12.13.        Application of Funds. Whenever any amounts received by an Agent under this Agreement or any of the other Note Documents is insufficient to pay in full all amounts due and payable hereunder or thereunder, such amounts shall be applied by such Agent in accordance with the order set forth in Section 5.04 of the Guarantee and Collateral Agreement.

Section 12.14.        Survival. The agreements in Article XI, this Article XII and Section 13.02 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Holder, conversion of the Notes into Conversion Securities, the termination of the Notes or the other Note Documents and the repayment, satisfaction or discharge of all obligations under any Note Document.

ARTICLE XIII

MISCELLANEOUS

Section 13.01.        Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered (i) personally (ii) by certified or registered mail, postage and charges prepaid, return receipt requested, (iii) nationally recognized overnight courier or (iv) e-mail. Such notices, demands and other communications will be delivered or sent to the address indicated below:

If to any Note Party:

c/o Vacasa LLC
850 NW 13th Ave Portland, OR 97209
Attention: Chief Legal Officer
Email: legal@vacasa.com

With a copy to:

Wilson Sonsini Goodrich & Rosati, PC
650 Page Mill Rd.
Palo Alto, CA 94304
Attention: Adam Bloom
Email: ####

With a copy to:

Wilson Sonsini Goodrich & Rosati, PC
650 Page Mill Rd.
Palo Alto, CA 94304
Attention: Dana Hall
Email: ####

If to any Purchaser, at the address set forth on Schedule A attached hereto;

If to any Holder that is not a Purchaser, at the address for such Holder set forth in the Register (which shall be that set forth by such Holder in the Assignment Agreement executed by such Holder); and

If to the Administrative Agent:

WILMINGTON SAVINGS FUND SOCIETY, FSB
500 Delaware Avenue, 11th Floor
Wilmington, DE 19801
Attn:         Geoffrey Lewis
E-mail:      ####

With a copy to (which shall not constitute notice)

ROPES & GRAY LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn:          Mark Somerstein
E-mail:       ####

In each case, or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any such communication shall be deemed delivered for all purposes under this agreement (i) when actually delivered or refused, (ii) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, (iii) two (2) days after being sent by overnight delivery providing receipt of delivery and (iv) the next Business Day if sent by e-mail (provided that if such e-mail is sent by 5:00 p.m., it shall be deemed to have been delivered on the date sent).

Section 13.02.  Expenses.  Holdings shall pay or reimburse on demand each Agent and each Purchaser for all fees and expenses incurred or payable by each Agent and each Purchaser (or the respective Affiliates thereof) in connection with this Agreement and the Transactions (including, without limitation, in connection with the Initial Closing, the reasonable and documented fees and expenses of (i) Ropes & Gray LLP as counsel to Silver Lake and one primary counsel for each of (a) Riverwood Capital Partners II L.P. and any Affiliate thereof and (b) Level Equity Management, LLC and any Affiliate thereof, in the case of each of (a) and (b), an amount not to exceed $25,000 (and, in the case of each of (a) and (b), $50,000 in the aggregate) (ii) one primary counsel and a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the Agents, (iii) a single firm of local counsel and a single firm of regulatory counsel for the Initial Purchasers in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and (iv) in the case of any actual or perceived conflict of interest, one additional counsel and one additional regulatory counsel in each relevant jurisdiction for all such affected Persons), from time to time (a) arising in connection with the negotiation, preparation and execution, and administration of this Agreement or any of the other Note Documents and related instruments and documents to be delivered hereunder or thereunder or arising in connection with any of the Transactions contemplated hereunder, (b) relating to any amendments, waivers, consents, or other modifications pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement or protection of rights in connection with this Agreement or any such Note Document or any collection of any Note, including all such fees and expenses incurred during any workout, restructuring or negotiations in respect of any Note Document. Without duplication of amounts payable under Section 3.05, all transfer taxes, fees and duties under applicable law incurred in connection with the sale at any Closing, conversion and Transfer of any Note under this Agreement will be borne and paid by Holdings and Holdings shall promptly reimburse such Purchasers for any such Tax, fee or duty which any of them is required to pay under applicable Law. Notwithstanding the foregoing, Holdings shall not be responsible for fees and expenses incurred by the Purchasers (or their respective Affiliates) on or prior to the Initial Closing Date, in excess of an aggregate amount equal to $1.5 million.

Section 13.03.  Amendments and Waivers.  This Agreement and the other Note Documents may be amended, modified or waived from time to time, and any Guarantee or Collateral may be released, with the written consent of Holdings and the Requisite Holders (with a copy to the Administrative Agent) (or the Administrative Agent, acting at the direction of the Requisite Holders, and Holdings); provided, that no such amendment, modification, termination or waiver may (i) (a) reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any fees or premium payable hereunder (it being understood that a waiver of any Default or Event of Default shall not constitute a reduction in principal, reduction in the rate of interest or a reduction of any fees or premium payable hereunder) without the written consent of each Holder directly and adversely affected thereby; (b) postpone or extend the maturity of any Note, or any date for the payment of any interest, premium or fees payable hereunder (it being understood that a waiver of any Default or Event of Default shall not constitute a postponement of any maturity date or any date for the payment of any interest, premium or fees payable hereunder), without the written consent of each Holder directly and adversely affected thereby; (c) change any of the provisions of this Section 13.03 or the percentage set forth in the definition of “Requisite Holders” or any other provision of any Note Document specifying the number or percentage of Holders required to waive, amend, modify, or terminate the Note Documents, without the written consent of each Holder; or (d) release all or substantially all the value of the Guarantees or release all or substantially all the Collateral from the Liens granted pursuant to the Collateral Documents without the written consent of each Holder, (ii)(a) amend, modify or waive on behalf of any Purchaser or Holder the rights of such Purchaser or Holder (or its applicable related parties) under any of Article VI (it being understood that any Purchaser may waive any condition in Article VI on its own behalf), Section 7.07 or any defined terms to the extent used therein, (b) amend or modify the agreement so as to impose, on the face of such amendment or modification, any new affirmative obligations on any Purchaser or Holder or (c) amend, modify or waive any provision hereof in a manner that disproportionately affects, on the face of such amendment, modification or waiver, any Holder or Purchaser as compared to any other Holder or Purchaser, in the case of each of (ii)(a), (ii)(b) and (ii)(c), without the prior written consent of each Purchaser and Holder directly and adversely affected thereby or (iii) amend modify or waive on behalf of any Purchaser or Holder the rights of such Purchaser or Holder (or its applicable related parties) under Article X or increase the aggregate principal amount of D-1 Notes or D-2 Notes authorized to be issued hereunder without the prior written approval of each Permitted Holder (so long as such Permitted Holder holds the Notes); provided, that only the consent of the parties to the Agency Fee Letter should be required to amend, modify or supplement the terms thereof, and no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Holders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Note Document. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Holdings in any case shall entitle Holdings to any further notice or demand in similar or other circumstances.

Section 13.04.  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent, any Holder or any Holder in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Note are cumulative to and not exclusive of, any rights or remedies otherwise available.

Section 13.05.  Severability.  If and to the extent that any provision in this Agreement or the Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, the Note or of the other obligations of any Note Party under any of such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

Section 13.06.  Heading.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 13.07. Applicable Law.  THIS AGREEMENT, THE NOTE DOCUMENTS AND ALL CLAIMS ARISING HEREUNDER AND THEREUNDER OR RELATING HERETO OR THERETO, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.08.  Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)         The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any other Note Document or the Transactions may be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, New York, and each of the Parties hereby consents to the jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by Law, service of process on each party may be made by any method for giving such party notice as provided in Section 13.01, and shall be deemed effective service of process on such party.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS.

Section 13.09.  No Consequential Damages.  Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by any Issuer Entity against any Agent or any Holder for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the Transactions or under the other Note Documents, or any act, omission or event occurring in connection therewith. Each Issuer Entity hereby waives, releases and agrees not to sue upon any such claim for any such damages.

Section 13.10.  Counterparts; Effectiveness; Third Party Beneficiaries; Successors and Assigns.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by electronic delivery, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement and the other Note Documents embody the entire agreement among the Parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the Parties hereto, their respective successors and permitted assigns and the Indemnitees any rights or remedies hereunder. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the Parties hereto and the successors and permitted assigns thereof.

Section 13.11.  Non-Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any other Note Document, by its acceptance of the benefits of this Agreement, each of the Parties covenant, agree and acknowledge no Party has any right of recovery under this Agreement or any Note Document, or any claim based on such liabilities, obligations, commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers or general or limited partners of any of the Holders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing, in each case, that is not a Party (collectively, the “Non-Recourse Parties” and each a “Non-Recourse Party”) whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Party against any Non-Recourse Party; by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise.

Section 13.12.  Confidentiality.  Each of the Agents, each Purchaser and each Holder (and each Holder to the extent not a party hereto, by the acceptance of a Note, be deemed to agree) covenants and agrees that it shall not, directly or indirectly, transmit or disclose any information regarding Holdings or its Subsidiaries (“Nonpublic Information”) to any Person and shall not make use of any Nonpublic Information, directly or indirectly, for itself or others, without the prior written consent of Holdings, except for any disclosure that is required by any law, regulation, rule, order, subpoena or regulatory process or requested pursuant to regulatory or legal process or by any governmental authority, regulatory body or agency, stock exchange or self-regulatory organization, in which case such Person shall, except to the extent prohibited by applicable Law or in connection with routine regulatory or self-regulatory examinations (including pursuant to the Right to Financial Privacy Act of 1978), to the extent reasonably practicable, provide Holdings prior written notice of such requirement so that Holdings may, at its expenses, contest such disclosure. Notwithstanding anything contained in this Section 13.12 to the contrary, each such Person shall be permitted to use all Nonpublic Information for purposes of evaluating and monitoring its investment in Holdings and shall be permitted to disclose Nonpublic Information as follows: (i) to its attorneys, auditors, accountants, experts, consultants and other experts, advisors or agents to the extent necessary to obtain their services in connection with the administration of the Note Documents or the monitoring its investment in Holdings; provided, however, that such Person informs such recipient of Nonpublic Information that such information is confidential and directs such Person to maintain the confidentiality of such information; (ii) to any prospective successor Agent or Prospective Transferee (other than, except with the prior written consent of the Board, any Prohibited Transferee), if such prospective successor Agent or Prospective Transferee agrees to be bound by obligations of confidentiality and non-use reasonably equivalent to this Section 13.12 with respect to such Nonpublic Information where the Company is a third party beneficiary of such obligations; (iii) in the case of any such Person that is a private equity fund, sovereign wealth fund, hedge fund or similar financial investor, to any partner (limited or general), member, stockholder or wholly owned subsidiary of, or any prospective investor in, such Person in the ordinary course of business; provided, however, that such holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) disclosure to any rating agency when required or requested by it, (v) disclosures in connection with the enforcement of rights under any Transaction Document, (vi) disclosures to any other Party, (vii) disclosures with the consent of Holdings (viii) disclosures in connection with ordinary-course reporting to regulators, stock exchanges, self-regulatory organizations, investors and prospective investors, and (ix) disclosures to the extent such Nonpublic Information (A) becomes publicly available other than as a result of a breach of this Section 13.12 or (B) becomes available to such Person on a non-confidential basis from a source other than Holdings or any Subsidiary of Holdings or any of their respective Affiliates that is not known by such Person to be subject to confidentiality obligations to Holdings or any Subsidiary of Holdings or their respective Affiliates. Nothing to the contrary contained in this Section 13.12 shall prohibit any Purchasers or Holder from disclosing to the IRS (or other applicable taxing authority) the U.S. federal income tax treatment and/or tax structure of the Issuer Entities or any transactions undertaken by the Issuer Entities in order to comply with the provisions of Treasury Regulations Section 1.6011-4(a). This Section 13.12 shall continue to be binding on each Holder for eighteen months following the date on which such Holder ceases to own any Notes.

Section 13.13.  Patriot Act.  Each Agent and each Holder subject to the Patriot Act hereby notifies Holdings that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings and other information that will allow such Agent and such Holder to identify the Holdings in accordance with the Patriot Act.

Section 13.14.  Survival.  All of the covenants, agreements, representations and warranties contained in this Agreement shall survive the applicable Closing Date and the consummation of the Transactions, and the obligations set forth in Section 3.05 (Tax Matters) shall have the survival period set forth in Section 3.05(j). All obligations relating to indemnification set forth in ARTICLE XI shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

HOLDINGS:

VACASA HOLDINGS LLC

By:	/s/ Jim Grube
Name: Jim Grube
Title: Chief Financial Officer

[Signature Page to Note Purchase Agreement]

PURCHASERS:

“SERIES 2” OF SLP VENICE AGGREGATOR, L.P.

By: SLP V Aggregator GP, L.L.C.
By:	Silver Lake Technology Associates V, L.P.
By:	SLTAV (GP), L.L.C.
By:	Silver Lake Group, L.L.C.

By:	/s/ Joerg Adams
Name: Joerg Adams
Title: Managing Director

[Signature Page to Note Purchase Agreement]

PURCHASERS:

RW Vacasa AIV L.P.

By:	Riverwood Capital II L.P., its general partner
By:	Riverwood Capital GP II Ltd., its general partner

By:	/s/ Jeffrey T. Parks
Name: Jeffrey T. Parks
Title: Director

Riverwood Capital Partners II (Parallel - B) L.P.

By:	Riverwood Capital II L.P., its general partner
By:	Riverwood Capital GP II Ltd., its general partner

By:	/s/ Jeffrey T. Parks
Name: Jeffrey T. Parks
Title: Director

RCP III VACASA AIV L.P.

By: Riverwood Capital III L.P., its general partner

By: Riverwood Capital GP III Ltd., its general partner

By:	/s/ Jeffrey T. Parks
Name: Jeffrey T. Parks
Title: Director

[Signature Page to Note Purchase Agreement]

RIVERWOOD CAPITAL PARTNERS III (PARALLEL - B) L.P.

By: Riverwood Capital III L.P., its general partner

By: Riverwood Capital GP III Ltd., its general partner

By:	/s/ Jeffrey T. Parks
Name: Jeffrey T. Parks
Title: Director

[Signature Page to Note Purchase Agreement]

PURCHASERS:

KEMNAY FUND INVESTORS LLC

By:	/s/ Angle Yee
Name:	Angle Yee
Title:	Authorised Signatory

By:	/s/ Lois A. Jeffers
Name:	Lois A. Jeffers
Title:	Authorised Signatory

[Signature Page to Note Purchase Agreement]

PURCHASERS:

LEGP I VCS, LLC

By:	/s/ Nathan Linn

Name:	Nathan Linn
Title:	Vice President

LEGP II VCS, LLC

By:	/s/ Nathan Linn

Name:	Nathan Linn
Title:	Vice President

LEGP II VCS SPLITTER, L.P.

By: Level Equity Partners II (GP), L.P., its general partner

By: Level Equity Associates II, LLC, its general partner

By:	/s/ Nathan Linn

Name:	Nathan Linn
Title:	Chief Operating Officer

[Signature Page to Note Purchase Agreement]

PURCHASERS:

LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P.

By: Level Equity Partners II (GP), L.P., its general partner

By: Level Equity Associates II, LLC, its general partner

By:	/s/ Nathan Linn
Name: Nathan Linn
Title: Chief Operating Officer

LEVEL EQUITY OPPORTUNITIES FUND 2018, L.P.

By: Level Equity Partners IV (GP), L.P., its general partner

By: Level Equity Associates IV, LLC, its general partner

By:	/s/ Nathan Linn
Name: Nathan Linn
Title: Chief Operating Officer

[Signature Page to Note Purchase Agreement]

PURCHASERS:

LEOF 2015 SPLITTER (VCS), L.P.

By: Level Equity Partners II (GP), L.P., as its general partner

By: Level Equity Associates II, LLC, as its general partner

By:	/s/ Nathan Linn
Name: Nathan Linn
Title: Chief Operating Officer

LEOF 2018 SPLITTER (VCS), L.P.

By: Level Equity Partners IV (GP), L.P., as its general partner

By: Level Equity Associates IV, LLC, as its general partner

By:	/s/ Nathan Linn
Name: Nathan Linn
Title: Chief Operating Officer

LEVEL EQUITY-VCS INVESTORS, LLC

By: Level Equity Management, LLC, its manager

By:	/s/ Nathan Linn
Name: Nathan Linn
Title: Chief Operating Officer

[Signature Page to Note Purchase Agreement]

PURCHASERS:

NSG IV UNBLOCKED AIV, L.P., a Delaware limited partnership

By: NSG IV GP, L.P., its general partner

By: NSG IV GP, LLC, its general partner

By:	/s/ Marc Lederman
Name: Marc Lederman
Title: COO

NSG IV VACASA SUBSIDIARY AIV, L.P., a Delaware limited partnership

By: NSG IV GP, L.P., its general partner

By: NSG IV GP, LLC, its general partner

By:	/s/ Marc Lederman
Name: Marc Lederman
Title: COO

[Signature Page to Note Purchase Agreement]

PURCHASERS:

OHANA HOLDINGS, LLC

By:	/s/ Timothy R. Sarhatt
Name: Timothy R. Sarhatt
Title: Vice President

c/o Comprehensive Financial Management
Attention: Matt Stepan
720 University Avenue, Suite 200
Los Gatos, CA 95032

[Signature Page to Note Purchase Agreement]

PURCHASERS:

AMERICAN BANKERS INSURANCE GROUP, INC.

By:	/s/ Bob Lonergan
Name:	Bob Lonergan
Title:	Vice President

[Signature Page to Note Purchase Agreement]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

WILMINGTON SAVINGS FUND SOCIETY, FSB

By:	/s/ Geoffrey Lewis
Name:	Geoffrey Lewis
Title:	Vice President

[Signature Page to Note Purchase Agreement]

Exhibit A

Form of Note

See attached.

EXHIBIT A

FORM OF NOTE

THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND, IN EACH CASE, IN COMPLIANCE WITH ARTICLE X OF THAT CERTAIN NOTE PURCHASE AGREEMENT DATED AS OF [●], 2020 AMONG HOLDINGS, THE AGENTS (AS DEFINED THEREIN) AND THE PURCHASERS (AS DEFINED THEREIN) (THE “NOTE PURCHASE AGREEMENT”) AND APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE:

PURCHASERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING [NAME AND ADDRESS OF HOLDINGS], ATTENTION: [CHIEF FINANCIAL OFFICER].

VACASA HOLDINGS LLC

SECURED CONVERTIBLE NOTE DUE 2023

N-1

$[●]

Dated: [●]

FOR VALUE RECEIVED, the undersigned, VACASA HOLDINGS LLC, a Delaware limited liability company (“Holdings”), HEREBY PROMISES TO PAY to [●], or its registered assigns (the “Holder”) the sum of [●] ($[●]) on or before [June [●], 2023] // [[●]1] (the “Maturity Date”) as due and payable in accordance with the Note Purchase Agreement, plus interest on the principal amount outstanding from time to time at the interest rate specified in the Note Purchase Agreement and, to the extent required under the Note Purchase Agreement, any other premium thereon.

1 If a D-2 Note, to be three years and one month following the Subsequent Closing Date.

A-1

This Note is a [D-1 Note] // [D-2 Note] and (i) is entitled to the benefits and subject to the terms applicable to [D-1 Notes] // [D-2 Notes] set forth in the Note Purchase Agreement and other Note Documents applicable to it, and (ii) constitutes a Note Obligation under the Note Purchase Agreement and is secured pursuant to the Guarantee and Collateral Agreement and the other Note Documents, as applicable. Capitalized terms used but not defined herein have the meanings provided in the Note Purchase Agreement.

All accrued and unpaid interest on this Note shall be due and payable on the terms and conditions set forth in the Note Purchase Agreement.

This Note is required to be repaid, and may be converted, in each case, upon the occurrence of certain events in accordance with, and subject to, the terms and conditions set forth in the Note Purchase Agreement.

Interest on this Note shall accrue on the outstanding principal amount of this Note in the manner and at the rate or rates per annum determined pursuant to the terms of the Note Purchase Agreement. Payments of principal on this Note are to be made in lawful money of the United States of America in immediately available funds at the times and in the manner described in the Note Purchase Agreement.

Holdings hereby acknowledges and makes this Note a registered obligation for U.S. federal tax purposes. Holdings shall be the registrar for this Note (the “Registrar”) with full power of substitution. In the event the Registrar becomes unable or unwilling to act as registrar under this Note, the Requisite Holders shall designate a successor Registrar. No sale, transfer, hypothecation or assignment of this Note or any interest herein shall be effective for any purpose until it shall be registered on the books of the Registrar to be maintained for such purposes.

This Note and all claims arising hereunder or relating hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

In case of any conflict between this Note and the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall control and govern.

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A-2

In witness whereof, Holdings has caused this Note to be executed and delivered by a duly authorized officer, on the date first above mentioned.

HOLDINGS:

VACASA HOLDINGS LLC

By:

Name:
Title: